                                                                  EXHIBIT 10.14


                                 $1,000,000,000


                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                                     AMONG

                              PAGING NETWORK, INC.
              CERTAIN OF THE SUBSIDIARIES OF PAGING NETWORK, INC.

                           NATIONSBANK OF TEXAS, N.A.
                             as Documentation Agent

                         TORONTO DOMINION (TEXAS), INC.
                            as Administrative Agent

                                      and

                       THE FIRST NATIONAL BANK OF BOSTON
                                      and
                              CHASE SECURITIES INC
                            as Co-Syndication Agents

                           BANK OF AMERICA, ILLINOIS
                               BARCLAYS BANK PLC
                                   CIBC, INC.
              COMPAGNIE FINANCIERE DE CIC ET DE L'UNION EUROPEENNE
                             CORESTATES BANK, N.A.
                        CREDIT LYONNAIS NEW YORK BRANCH
              DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES
                        FIRST STATE BANK OF TEXAS, N.A.
                              FLEET NATIONAL BANK
                               MELLON BANK, N.A.
                         PNC BANK, NATIONAL ASSOCIATION
                              ROYAL BANK OF CANADA
                          as Co-Agents and as Lenders

                                      AND

                                BANK OF MONTREAL
                  FIRST UNION NATIONAL BANK OF NORTH CAROLINA
               MERCANTILE BANK OF ST. LOUIS NATIONAL ASSOCIATION
          THE MITSUBISHI TRUST AND BANKING CORPORATION, CHICAGO BRANCH
                                SOCIETE GENERALE
                        as Lead Managers and as Lenders

                            DATED AS OF JUNE 5,1996

                                 $1,000,000,000
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                              PAGING NETWORK, INC.
              CERTAIN OF THE SUBSIDIARIES OF PAGING NETWORK, INC.

                               TABLE OF CONTENTS

                                   ARTICLE I

                        DEFINITIONS AND FINANCIAL TERMS

1.1.    Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
1.2.    Financial Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19

                                                        Article II

                                          THE REDUCING REVOLVING CREDIT FACILITY

2.1.    Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
2.2.    Advances, Generally   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
2.3.    Borrowing Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
2.4.    Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
2.5.    Interest - Base Rate Advances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
2.6.    Interest - LIBOR Advances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
2.7.    Post-Default Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
2.8.    Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
2.9.    Method of Calculating Interest and Fees   . . . . . . . . . . . . . . . . . . . . . . . . . .     22
2.10.   Interest Recapture  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
2.11.   Place of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
2.12.   Voluntary Principal Payments and Prepayments  . . . . . . . . . . . . . . . . . . . . . . . .     22
2.13.   Mandatory Principal Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
2.14.   Voluntary Reduction or Reduction of the Commitment to Zero  . . . . . . . . . . . . . . . . .     24
2.15.   Mandatory Reduction of Commitment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
2.16.   Offset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
2.17.   Proration of Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
2.18.   Collateral and Collateral Call  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
2.19.   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
2.20.   Formation of New Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28

                                                       ARTICLE III

                                                    LETTERS OF CREDIT

3.1.    Issuance of Letters of Credit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     29
3.2.    Letters of Credit Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     29
3.3.    Reimbursement Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     29
3.4.    Lenders' Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
3.5.    NationsBank's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

4.1.    Conditions Precedent to the Closing Date and the Making of the Initial
        Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
4.2.    Conditions Precedent to All Advances and the Issuance of each Letter of
        Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34

                                                        ARTICLE V

                                        CHANGE IN CIRCUMSTANCES; YIELD PROTECTION

5.1.    Increased Cost  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
5.2.    LIBOR Deposits Unavailable, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
5.3.    Changes in Law Rendering LIBOR Advances Unlawful  . . . . . . . . . . . . . . . . . . . . . .     36
5.4.    Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
5.5.    Discretion of Lenders as to Manner of Funding   . . . . . . . . . . . . . . . . . . . . . . .     37
5.6.    Eurocurrency Reserves   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37

                                                        ARTICLE VI

                                              REPRESENTATIONS AND WARRANTIES

6.1.    Corporate Existence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38
6.2.    Authorization and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38
6.3.    No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38
6.4.    Financial Statements; Material Adverse Change; Solvency   . . . . . . . . . . . . . . . . . .     38
6.5.    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     39
6.6.    Ownership of Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     39
6.7.    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     39
6.8.    Purpose   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     39
6.9.    Compliance with Regulations G, T, U and X   . . . . . . . . . . . . . . . . . . . . . . . . .     39
6.10.   Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
6.11.   Consents and Authorizations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
6.12.   Real Estate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
6.13.   Licenses, Permits. Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
6.14.   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
6.15.   Accuracy of Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41
6.16.   Subordinated Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41
6.17.   ERISA Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41
6.18.   Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     42
6.19.   Absence of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     43
6.20.   Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     43
6.21.   Valid Issuance of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     43
6.22.   Certain Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     43
6.23.   Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     43
6.24.   Patents, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     44

                                  ARTICLE VII

                               GENERAL COVENANTS

7.1.    Access and Inspection   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     44
7.2.    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     44
7.3.    Repair  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     44
7.4.    Taxes and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     44
7.5.    Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     45
7.6.    Purpose   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     46
7.7.    Existence and Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     46
7.8.    Accounting Methods and Financial Records  . . . . . . . . . . . . . . . . . . . . . . . . . .     46
7.9.    Payment of Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     46
7.10.   Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     47
7.11.   Perfection of Security Interests, Expenses and Reimbursement  . . . . . . . . . . . . . . . .     48
7.12.   The Notification Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     48

                                                       ARTICLE VIII

                                                  INFORMATION COVENANTS

8.1.    Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49
8.2.    Copies of Other Reports and Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     50
8.3.    Notice of Litigation, Default and Other Matters   . . . . . . . . . . . . . . . . . . . . . .     51
8.4.    ERISA Reporting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     51

                                                        ARTICLE IX

                                                    NEGATIVE COVENANTS

9.1.    Subordinated Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     53
9.2.    Liquidation, Disposition, Merger and New Subsidiaries   . . . . . . . . . . . . . . . . . . .     53
9.3.    Total Leverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     54
9.4.    Senior Debt to Annualized Operating Cash Flow   . . . . . . . . . . . . . . . . . . . . . . .     54
9.5.    Pro Forma Debt Service Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     54
9.6.    Interest Coverage   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     55
9.7.    Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     55
9.8.    Restricted Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     56
9.9.    Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     56
9.10.   Paging Entities' and Subsidiaries' Stock  . . . . . . . . . . . . . . . . . . . . . . . . . .     58
9.11.   Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     58
9.12.   Loans, Advances, Investments and Guaranties   . . . . . . . . . . . . . . . . . . . . . . . .     58
9.13.   Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     59
9.14.   Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     60
9.15.   Management Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     60
9.16.   Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     60
9.17.   Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     60
9.18.   Compliance with ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     60
9.19.   Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     61

9.20.   Capital Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     61
9.21.   Sale and Leaseback  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     61

                                                        ARTICLE X

                                                    EVENTS OF DEFAULT

10.1.   Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     61
10.2.   Other Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     61
10.3.   Other Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     61
10.4.   Debtor Relief Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     62
10.5.   ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     62
10.6.   Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     63
10.7.   Loan Documents; Collateral; Subordinated Indebtedness   . . . . . . . . . . . . . . . . . . .     63
10.8.   Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     64
10.9.   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     64
10.10.  Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     64
10.11.  Judgments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     65
10.12.  Pledged Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     65
10.13.  RICO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     65

                                                        ARTICLE XI

                                                RELATIONSHIP AMONG LENDERS

11.1.   Agreement Among Lenders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     66
11.2.   Lender Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     69
11.3.   Benefits of Article   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     70

                                                       ARTICLE XII

                                                         GENERAL

12.1.   Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     70
12.2.   Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     70
12.3.   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     73
12.4.   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     73
12.5.   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     73
12.6.   Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     74
12.7.   Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     74
12.8.   Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     74
12.9.   Participation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     75
12.10.  Assignments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     76
12.11.  Dissemination of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     77
12.12.  Tax Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     77
12.13.  Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     79
12.14.  Application of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     80
12.15.  Substitution of Lenders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     80
12.16.  Rate Provision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     80
12.17.  Determination by the Lenders Conclusive and Binding   . . . . . . . . . . . . . . . . . . . .     81

12.18.  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     81
12.19.  Exception to Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     81
12.20.  ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     81
12.21.  GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     81
12.22.  WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     82
12.23.  Survival of Representations and Warranties, etc   . . . . . . . . . . . . . . . . . . . . . .     82
12.24.  Appointment of Notification Agent, Joint and Several Obligations; Senior
        Obligations of PageNet.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     82
12.25.  Amendment, Restatement, Extension, Renewal and Increase   . . . . . . . . . . . . . . . . . .     83

                        TABLE OF SCHEDULES AND EXHIBITS



                                   SCHEDULES


     Schedule 1.1           Existing Letters of Credit
     Schedule 6.5           Litigation
     Schedule 6.6           Liens
     Schedule 6.12          Real Estate Owned
     Schedule 6.21          Subsidiaries and Capital Stock
     Schedule 6.23          Material FCC Licenses
     Schedule 9.9           Existing Indebtedness


                                    EXHIBITS

     Exhibit A              Form of Application for Letter of Credit
     Exhibit B              Form of Assignment and Acceptance Agreement
     Exhibit C              Form of Revolving Loan Note
     Exhibit D              Form of Notice of Assignment
     Exhibit E              Form of Compliance Certificate

                                 $1,000,000,000

                              PAGING NETWORK, INC.
              CERTAIN OF THE SUBSIDIARIES OF PAGING NETWORK, INC.

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

     THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 5, 1996, is entered into among PAGING NETWORK, INC., a Delaware corporation ("PageNet"), the Companies (this and other capitalized terms not otherwise defined shall have the respective meanings set forth in Article I hereof), the Lenders, NATIONSBANK OF TEXAS, N.A., a national banking association (herein in its individual capacity, together with its Affiliates, successors and assigns, sometimes called "NationsBank"), as Documentation Agent, TORONTO DOMINION (TEXAS), INC., a Georgia corporation (herein in its individual capacity, together with its successors and assigns, sometimes called "Toronto Dominion"), as Administrative Agent, THE FIRST NATIONAL BANK OF BOSTON and CHASE SECURITIES INC, as Co-Syndication Agents; and BANK OF AMERICA, ILLINOIS, BARCLAYS BANK PLC, CIBC, INC., COMPAGNIE FINANCIERE DE CIC ET DE L'UNION EUROPEENNE, CORESTATES BANK, N.A., CREDIT LYONNAIS NEW YORK BRANCH, DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, FIRST INTERSTATE BANK OF TEXAS, N.A., FLEET NATIONAL BANK, MELLON BANK, N.A., PNC BANK, NATIONAL ASSOCIATION, ROYAL BANK OF CANADA, as Co-Agents and as Lenders; and BANK OF MONTREAL, FIRST UNION NATIONAL BANK OF NORTH CAROLINA, MERCANTILE BANK OF ST. LOUIS NATIONAL ASSOCIATION, THE MITSUBISHI TRUST AND BANKING CORPORATION, CHICAGO BRANCH, SOCIETE GENERALE, as Lead Managers and as Lenders.

     WHEREAS, PageNet, the Companies and the Original Lenders entered into that certain Amended and Restated Credit Agreement, dated as of May 2, 1995 (as amended through the date hereof, the "Original Credit Agreement");

     WHEREAS, the Paging Entities have requested that the Original Credit Agreement be amended and restated to provide for a $1,000,000,000 credit facility to the Companies from the Lenders, guaranteed by PageNet, the proceeds of which will be used in part to refinance certain indebtedness owed by certain of the Companies to the Original Lenders and for other purposes permitted hereunder, and the Lenders have agreed to amend and restate the Original Credit Agreement to make such loans pursuant to the terms and conditions of this Agreement;

     WHEREAS, the Paging Entities have requested the Lenders to extend credit to the Companies to refinance the Companies' existing credit facilities and the Lenders and the Managing Agents are willing to enter into this Second Amended and Restated Credit Agreement.

     NOW, THEREFORE, in consideration of the undertakings set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                        DEFINITIONS AND FINANCIAL TERMS


     1.1. Definitions. In addition to the terms defined in the Preamble, the Recitals and elsewhere in this Agreement, the following terms shall have the meanings indicated for purposes of this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Administrative Agent" means Toronto Dominion in its capacity as administrative agent for the Lenders pursuant to Article XI hereof, and any successor Administrative Agent appointed pursuant to Article XI hereof.

     "Advance" means an advance made by a Lender to the Companies pursuant to
Article II hereof.

     "Affected Lender" has the meaning assigned thereto in Section 12.15 hereof.

     "Affiliate" of any Person means (i) any director (or Person holding the equivalent position) or officer (or Person holding the equivalent position) of such Person or of any Affiliate of such Person, and (ii) any other Person which, directly or indirectly, controls or is controlled by or under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be

           (a) "controlled by" any other Person if such other Person possesses, directly or indirectly, power (i) to vote 10% or more of the securities having ordinary voting power, or if not having ordinary voting power, having at the time voting power, for the election of directors of such Person; or (ii) to direct or cause the direction of management and policies of such Person whether by contract or otherwise; or

           (b) "controlled by" or "under common control with" such other Person if such other Person is a member of the immediate family of such Person or is the executor, administrator or other personal representative of such Person.

     "Agents" means, collectively, the Administrative Agent and the Documentation Agent.

     "Agreement" means this Second Amended and Restated Credit Agreement, as it may be amended or modified and in effect from time to time.

     "Annualized Operating Cash Flow" means the product of Operating Cash Flow for the most recently ended fiscal quarter multiplied by four.

     "Applicable Environmental Laws" means Applicable Laws pertaining to health or the environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and

Reauthorization Act of 1986 (as amended from time to time, "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended from time to time, "RCRA"), the Texas Water Code, and the Texas Solid Waste Disposal Act.

     "Applicable Law" means (i) in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party and (ii) in respect of contracts made or performed in the State of Texas, "Applicable Law" shall also mean the laws of the United States of America, including, without limiting the foregoing, 12 USC Sections 85 and 86, as amended to the date hereof and as the same may be amended at any time and from time to time hereafter, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of Texas, including, without limitation, Articles 5069-1.04 and 5069-1.07(a), Title 79, Revised Civil Statutes of Texas, 1925, as amended ("Art.1.04"), and any other statute of the State of Texas now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit, provided however, that pursuant to Article 5069-15.10(b), Title 79, Revised Civil Statutes of Texas, 1925, as amended, the Companies and the Lenders agree that the provisions of Chapter 15, Title 79, Revised Civil Statutes of Texas, 1925, as amended, shall not apply to the Revolving Loan hereunder.

     "Applicable Margin" means, (a) with respect to Base Rate Advances, 1.000% per annum and (b) with respect to LIBOR Advances, 2.000% per annum, provided that, if there exists no Event of Default, then the Applicable Margin will be the following per annum percentages applicable in the following situations:



                                      Base Rate           LIBOR
     Applicability                    Percentage          Percentage
     -------------                    ----------          ----------
   (i) If the Total                   1.000%              2.000%
Leverage Ratio is greater
than or equal to 6.00 to 1.00

  (ii) If the Total                   0.750%              1.750%
Leverage Ratio is less
than 6.00 to 1.00
but is greater than or
equal to 5.00 to 1.00

  (iii) If the Total            0.500%              1.500%
Leverage Ratio is less
than 5.00 to 1.00
but is greater than or
equal to 4.00 to 1.00

 (iv) If the Total              0.125%              1.125%
Leverage Ratio is less
than 4.00 to 1.00
but is greater than or
equal to 3.00 to 1.00

 (v) If the Total               0.000%              0.625%
Leverage Ratio is less
than 3.00 to 1.00

The Applicable Margin payable by the Companies on Advances made under the Revolving Loan shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to the performance of the Paging Entities as tested by the Total Leverage Ratio. Except as set forth in the last sentence hereof, any such increase or reduction in the Applicable Margin provided for herein shall be effective three Business Days after receipt by Administrative Agent of the applicable financial statements and corresponding Compliance Certificate. If financial statements and Compliance Certificate of the Paging Entities setting forth the Total Leverage Ratio are not received by the Administrative Agent by the date required pursuant to Sections 8.1(a) or 8.1(b) hereof, the Applicable Margin for Advances made under the Revolving Loan shall be determined as if the Total Leverage Ratio exceeds 6.00 to 1.00 until such time as such financial statements and Compliance Certificate are received. For the final quarter of any fiscal year of the Companies, the Companies may provide the unaudited financial statements of the Paging Entities, subject only to year-end adjustments, for the purpose of adjusting the Applicable Margin.

     "Application" means an application for a Letter of Credit in the form of Exhibit A hereto, as the same may be amended, modified, substituted or replaced from time to time.

     "Art. 1.04" has the meaning ascribed thereto in the definition of Applicable Law.

     "Assignment and Acceptance Agreement" means any agreement substantially in the form of Exhibit B hereto, pursuant to which any Lender assigns any interest in its rights and obligations hereunder (including the Obligations) in accordance with the terms and provisions of Section 12.10 hereof.

     "Authorized Officer" means the President of the Notification Agent, Senior Vice President - Finance and Administration of the Notification Agent, Senior Vice President Operations of the Notification Agent, Vice President - Finance of the Notification Agent or the Controller of the Notification Agent.

     "Base Rate" means, at any time, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the lesser of (a) the Highest Lawful Rate and (b) the sum of the Applicable Margin plus the higher of (i) the rate of interest of the Administrative Agent from time to time as its reference rate in effect at such time for the determination of interest rates for loans of varying maturities in Dollars to U.S. Persons, changing when and as such reference rate changes (such rate may not be the lowest rate offered by the Administrative Agent), and (ii) the Federal Funds Effective Rate in effect at such time plus.50%. Each change in the interest rate on any Base Rate Advance shall take effect on the effective date of any change in the Base Rate. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including, without limitation, the inability or failure of the Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Base Rate shall be a rate per annum equal to the lesser of (A) the Highest Lawful Rate and (B) the sum of the Applicable Margin plus the rate of interest of the Administrative Agent from time to time as its reference rate in effect at such time for the determination of interest rates for loans of varying maturities in Dollars to U.S. Persons, changing when and as such reference rate changes (such rate may not be the lowest rate offered the Administrative Agent), until the circumstances giving rise to such inability no longer exist. The Administrative Agent shall furnish the Notification Agent with its calculation for any period in which the Base Rate is not determined by reference to the rate of interest set forth in clause (i) above, demonstrating that use of another rate to calculate the Base Rate is appropriate, which demonstration shall be conclusive absent manifest error.

     "Base Rate Advance" means any borrowing which bears interest at a rate determined with reference to the Base Rate.

     "Business Day" means any day (other than Saturday) on which banks are open for business in New York, New York, Boston, Massachusetts and Dallas, Texas and, with respect to LIBOR Advances, on which dealings in foreign currencies and exchange may be carried on by the Lenders in the London interbank eurodollar market.

     "Capital Expenditures" means the aggregate amount of all purchases or acquisitions of items considered to be capital items under GAAP, and in any event shall include the aggregate amount of items leased or acquired under Capitalized Leases at the cost of the item, and the acquisition of realty, tools, equipment, and fixed assets, and any deferred costs associated with any of the foregoing (excluding deferred lease payments under Capitalized Leases). Capital Expenditures are reduced by the net book value of pagers sold, which had been reflected in prior periods' Capital Expenditures and recorded as equipment on the balance sheet.

     "Capitalized Lease" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person, prepared in accordance with GAAP.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person, prepared in accordance with GAAP.

     "Capital Stock" means, as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock of any Person that is a corporation and each class of partnership interests (including without limitation, general, limited and preference units) in any Person that is a partnership.

     "Cash Equivalents" means Investments in (i) certificates of deposit and other interest bearing deposits or accounts with U.S. and Canadian commercial banks having a combined capital and surplus of at least $100,000,000, which mature within one year from the date of Investment, (ii) deposits with U.S. and Canadian commercial banks, which deposits are fully insured by the Federal Deposit Insurance Corporation and mature within one year from the date of Investment, (iii) obligations issued or unconditionally guaranteed by the U.S. government, or issued by an agency thereof and backed by the full faith and credit of the United States of America, which obligations mature within one year from the date of Investment, (iv) direct obligations issued by any State of the United States of America or political subdivision thereof, which mature within one year from the date of Investment and have the highest rating obtainable from Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc. or Moody's Investors Service, Inc. on the date of Investment, or (v) commercial paper (other than commercial paper issued by or on behalf of any Paging Entity) which has the highest rating obtainable from Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc. or Moody's Investors Service, Inc. on the date of Investment.

     "Change of Control" shall be deemed to have occurred (a) if such event has occurred under any definition or provision (or similar definition or provision) in any documentation relating to any Subordinated Indebtedness, or (b) in the event that either (i) any Person or any Persons acting together which would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act Of 1934, as amended (the "Exchange Act"), or any successor provision thereto, together with any Affiliates or Related Persons thereof, shall beneficially own (as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto) at least 50% of the aggregate voting power of all classes of Voting Stock of PageNet; or (ii) any Company shall be less than 100% owned and controlled (directly or indirectly) by PageNet; or (iii) any Person or Group, together with any Affiliates or Related Persons thereof, shall succeed in having sufficient of its or their nominees elected to the Board of Directors of PageNet such that such nominees, when added to any existing director remaining on the Board of Directors of PageNet after such election who is an Affiliate or Related Person of such Group, shall constitute a majority of the Board of Directors of PageNet; provided, however, that clause
(iii) above shall not apply to any Person or Group, or Affiliates or Related Persons thereof, who shall have succeeded on or prior to the Closing Date in electing directors who constitute a majority of the Board of Directors of PageNet.

     "Chase" means Chase Securities Inc, a Delaware corporation.

     "Closing Date" means the date of this Agreement.

     "Co-Agents" means Bank of America, Illinois, Barclays Bank PLC, CIBC, INC., Compagnie Financiere de CIC et de L'Union Europeenne, CoreStates Bank, N.A., Credit Lyonnais New York Branch, Dresdner Bank AG, New York and Grand Cayman Branches, First Interstate Bank of Texas, N.A., Fleet National Bank, Mellon Bank, N.A., PNC Bank, National Association, Royal Bank of Canada, as Co-Agents and as Lenders.

     "Co-Syndication Agents" means The First National Bank of Boston and Chase, as Co-Syndication Agents.

     "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "Collateral" means all Property on or in which a Lien is granted to the Documentation Agent, for the benefit of the Managing Agents and the Lenders, pursuant to this Agreement or any of the Security Documents or any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.

     "Commitment" means, with respect to the Revolving Loan, $1,000,000,000 (which such amount includes the $25,000,000 Letter of Credit Commitment), or such reduced amount as may be determined pursuant to Section 2.14 or Section
2.15 hereof.

     "Communications Act" means, collectively, the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder, as from time to time in effect.

     "Company" and "Companies" means Paging Network Finance Corp., Paging Network Equipment Company, Inc., Paging Network of Alaska, Inc., Paging Network of America, Inc., Paging Network of Arizona, Inc., Paging Network of Atlanta, Inc., Paging Network of Colorado, Inc., Paging Network of Dallas/ Fort Worth, Inc., Paging Network of Florida, Inc., Paging Network of Hartford/Springfield, Inc., Paging Network of Hawaii, Inc., Paging Network of Illinois, Inc., Paging Network of Kansas City, Inc., Paging Network of Las Vegas, Inc., Paging Network of Los Angeles, Inc., Paging Network of Louisiana, Inc., Paging Network of Massachusetts, Inc., Paging Network of Michigan, Inc., Paging Network of Minnesota, Inc., Paging Network of New Jersey, Inc., Paging Network of New Mexico, Inc., Paging Network of New York, Inc., Paging Network of North Carolina, Inc., Paging Network of Northern California, Inc., Paging Network of Ohio, Inc., Paging Network of Oklahoma, Inc., Paging Network of Omaha, Inc., Paging Network of Oregon, Inc., Paging Network of Orlando, Inc., Paging Network of Philadelphia, Inc., Paging Network of San Antonio, Inc., Paging Network of San Francisco, Inc., Paging Network Services, Inc., Paging Network of Tennessee, Inc., Paging Network of Utah, Inc., Paging Network of Virginia, Inc. (Delaware Corp.), Paging Network of Virginia, Inc. (Virginia Corp.), Paging Network of Washington, Inc., Paging Network of Westchester, Inc., Paging Network of West Texas, Inc., Paging Network - Atlantic Region, Inc., Paging Network - Central Region, Inc., Paging Network - Northeastern Region, Inc., Paging Network - Northwestern Region, Inc., Paging Network - Southern Region, Inc., Paging Network - Southeastern Region, Inc., Paging Network - Southwestern Region, Inc.,

Paging Network Satellite Company, Inc., and any other wholly-owned direct or indirect Restricted Subsidiary of PageNet that becomes a party to this Agreement in accordance with the terms of Section 2.20 hereof and Section 9.12(e) hereof

     "Compliance Certificate" means a compliance certificate in the form of Exhibit E hereto.

     "Controlled Group" means, as to any Person on any date of determination, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) which are under common control with such Person and which, together with such Person, are treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code; provided, however, that the Paging Entities shall be deemed to be members of the Companies' Controlled Group, and Paging Entities and any other entities (whether incorporated or not incorporated) which are under common control with the Paging Entities and which, together with the Paging Entities are treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code, shall be deemed to be members of the Companies' Controlled Group on and after the Closing Date.

     "Default" means an Event of Default and/or any of the events specified in
Article X hereof, regardless of whether there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event an Event of Default.

     "Documentation Agent" means NationsBank in its capacity as documentation agent and collateral agent for the Lenders pursuant to Article XI hereof and not in its individual capacity as a Lender, and any successor Documentation Agent appointed pursuant to Article XI hereof.

     "Dollar(s)" and the sign "$" means lawful money of the United States of America.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulation promulgated thereunder.

     "ERISA Event" means, with respect to the Paging Entities and each member of their Controlled Group, (a) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under regulations issued under Section 4043 of ERISA), (b) the withdrawal of any such Person or any member of its Controlled Group from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) the failure to make required contributions which could result in the imposition of a lien under Section 412 of the Code or Section 302 of ERISA, or (f) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability under Title IV of ERISA other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

     "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D.

     "Eurocurrency Reserve Percentage" means, with respect to an Interest Period, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D for determining the actual reserve requirement incurred by any Lender (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

     "Event of Default" means any of the events described in Article X hereof, provided that any requirement for notice or lapse of time has been satisfied.

     "FCC" means the Federal Communications Commission or any other regulatory body which succeeds to the functions of the Federal Communications Commission.

     "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Dallas, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     "Fee Letters" means each of those certain letters from the Companies to the Managing Agents (or any combination thereof), or to any of the other Lenders (or any combination thereof), setting forth fees to be paid in connection with the Revolving Loan and this Agreement, as each such fee letter may be amended, substituted, restated, extended, renewed or increased.

     "GAAP" means generally accepted accounting principles as in effect on December 31, 1995 in the United States, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with that used in preparation of the financial statements of the Paging Entities for the year ended December 31, 1995. The requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

     "Guarantors" means PageNet and any other Person executing a Guaranty of the Obligations of the Companies to the Lenders.

     "Guaranty" of a Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor or such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract and shall include without limitation, the contingent liability of such Person in connection with any application for a letter of credit.

     "Highest Lawful Rate" means at the particular time in question the maximum rate of interest which, under Applicable Law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Notification Agent or any Company. For purposes of determining the Highest Lawful Rate under Applicable Law, the applicable rate ceiling shall be (i) the indicated rate ceiling described in and computed in accordance with the provisions of Section (a)(1) of Art. 1.04; or (ii) provided notice is given as required in Section (h)(1) of Art. 1.04, either the annualized ceiling or quarterly ceiling computed pursuant to Section (d) of Art. 1.04; provided, however, that at any time the indicated rate ceiling, the annualized ceiling or the quarterly ceiling, as applicable, shall be less than 18% per annum or more than 24% per annum, the provisions of Sections (b) (1) and (2) of Art. 1.04 shall control for purposes of such determination, as applicable.

     "Indebtedness" of a Person means such Person's (a) obligations for borrowed money, and obligations to reimburse drawings under letters of credit,
(b) obligations representing the deferred purchase price of services or property other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade, (c) obligations, whether or not assumed, secured by Liens (other than Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, arising in the ordinary course of business which secure payment of obligations not more than 60 days past due) or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other similar instruments, (e) Capitalized Lease Obligations, and (f) obligations pursuant to any Guaranty, except for obligations of PageNet pursuant to Guaranties of its Restricted Subsidiaries' Indebtedness or obligations (but only to the extent duplicative) and obligations pursuant to performance bonds and surety bonds.

     "Indemnified Matters" has the meaning ascribed thereto in Section 7.10 hereof.

     "Indemnitees" has the meaning ascribed thereto in Section 7.10 hereof.

     "Institutional Affiliate" means the holding company of any Lender, or any wholly-owned direct or indirect subsidiary or branch of such holding company or principal office of such Lender.

     "Interbank Rate" means, with respect to a LIBOR Advance for the relevant Interest Period, the average of the rates of interest per annum (rounded upwards, if necessary, to the next 1/100 of 1%), as determined by the Administrative Agent, at which Dollar deposits in immediately available funds are offered by each Managing Agent two Business Days prior to the beginning of such Interest Period to major banks in the London interbank eurodollar market as at or about 11:00 a.m., London time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal to the amount of such Managing Agent's portion of the LIBOR Advance to be outstanding during such Interest Period.

     "Interest Hedge Agreement" means any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross- currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, as the same may be amended or modified and in effect from time to time, and any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

     "Interest Period" means, with respect to any LIBOR Advance, a period of one, two, three or six months (or nine or twelve months if each Lender deems such Interest Period to be available), commencing on a Business Day selected by the Notification Agent pursuant to Section 2.3 hereof. Such Interest Period shall end on the day in the appropriate succeeding calendar month which corresponds numerically to the beginning day of such Interest Period, provided, however, that if there is no such numerically corresponding day in such appropriate succeeding month, such Interest Period shall end on the last Business Day of such succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if the next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day.

     "Investment" of a Person means any loan, advance, extension of credit (excluding accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, notes, debentures or other securities of any other Person made by such Person.

     "Lead Managers" means Bank of Montreal, First Union National Bank of North Carolina, Mercantile Bank of St. Louis National Association, The Mitsubishi Trust and Banking Corporation, Chicago Branch, Societe Generale, as Lead Managers and as Lenders.

     "Lenders" means the institutions and entities not constituting a Paging Entity listed on the signature pages of this Agreement and their respective successors and assigns in accordance with Section 12.8 of this Agreement, including, without limitation, the Administrative Agent, the Documentation Agent, the Co-Syndication Agents, the Managing Agents, the Co-Agents and the Lead Managers.

     "Letters of Credit" means irrevocable standby letters of credit issued by NationsBank and set forth on Schedule 1.01 hereto, or issued subsequent to the Closing Date pursuant to Section 3.1 hereof, in form satisfactory to NationsBank, and any amendments, modifications, substitutions, extensions, renewals, or replacements thereof.

     "Letter of Credit Commitment" means $25,000,000, provided that, the Letter of Credit Commitment may not at any time exceed the amount of the Commitment in effect from time to time.

     "LIBOR Advance" means any borrowing which bears interest at the LIBO Rate.

     "LIBO Rate" means a rate per annum equal to the lesser of the (a) Highest Lawful Rate and (b) the sum of the Interbank Rate plus the Applicable Margin.

     "Lien" means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor's interest under a Capitalized Lease or analogous instrument, in, of or on any Person's assets or properties in favor of any other Person.

     "Loan Documents" means this Agreement, the Notes, the Applications, the Letters of Credit, any Assignment and Acceptance Agreement, the Security Documents, documents relating to or evidencing the Collateral, all Fee Letters, any Interest Hedge Agreement executed by any Paging Entity and any Lender or any Institutional Affiliate, any other fee letter executed by any Paging Entity in favor of any Lender or Institutional Affiliate, any certificates delivered by any Paging Entity, any Restricted Subsidiary or any Guarantor or other Person on behalf of any Paging Entity from time to time, and any other documents, instruments and agreements executed or delivered from time to time in connection herewith or therewith, and any and all amendments, restatements, modifications, substitutions and extensions of any thereof.

     "Majority Lenders" means the Lenders in the aggregate obligated hereunder to make Advances under the Revolving Loan aggregating at least 66-2/3% of the Commitment, or if the Commitment shall have been reduced to zero pursuant to this Agreement, Lenders in the aggregate holding Total Outstandings evidencing at least 66-2/3% of the aggregate outstanding principal amount of the aggregate Total Outstandings. For purposes of this definition, each Lender shall be deemed to hold an amount equal to its Revolving Loan Specified Percentage of all outstanding Letters of Credit.

     "Management Fee" means any fee paid or payable by any Paging Entity to any Person that is not an employee or officer of such Paging Entity to compensate such Person for the management services provided by such Person to any Paging Entity (specifically excluding directors fees payable to members of the Board of Directors of PageNet for sitting on the Board).

     "Managing Agents" means Toronto Dominion, NationsBank, The First National Bank of Boston and Chemical Bank, each in its capacity as one of the managing agents under this Agreement and not in its individual capacity as a Lender, and their respective successors.

     "Material Adverse Effect" means any act or circumstance or event that (a) causes a Default or Event of Default, (b) otherwise could reasonably be expected to (i) be material and adverse to the continued operation of Paging Entities taken as a whole, or (ii) reduce any fiscal year's net income or increase any fiscal year's net loss of the Paging Entities by the greater of

(A) 15% of Operating Cash Flow for the most recently completed fiscal year and
(B) $25,000,000 or (c) in any manner whatsoever does or could reasonably be expected to materially and adversely affect the validity or enforceability of any of the Loan Documents.

     "Maturity Date" means the earlier of December 31, 2004, or any earlier date the Revolving Loan becomes due and payable (whether by acceleration, repayment, prepayment, scheduled reduction, installment payment, reduction of the Commitment to zero or otherwise).

     "Maximum Amount" means the maximum amount of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations.

     "Multiemployer Plan" means, as to any Person, at any time, a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which such Person or any member of its Controlled Group is making, or is obligated to make, contributions or has made, or been obligated to make, contributions.

     "NationsBank" has the meaning set forth in the Preamble.

     "Net Asset Sales Proceeds" means the gross proceeds received by any Paging Entity in connection with or as a result of any disposition, transfer or other conveyance of any Property of any Paging Entity, minus the sum of (a) reasonable out-of-pocket costs and expenses incurred by any such Paging Entity in connection with such disposition payable to Persons not constituting an Affiliate of any Paging Entity plus (b) taxes estimated by an officer of PageNet and approved by two Authorized Officers to be paid or payable by such Paging Entity as a direct result of such disposition, taking into account all net operating losses and other tax benefits available to the Paging Entities, if any, provided, however, that if, after the payment of all taxes with respect to such disposition, (x) the amount of estimated taxes, if any, exceeded the tax amount actually paid in cash in respect of such disposition or (y) the amount reserved, if any, exceeded the actual associated liabilities in respect of such disposition, the aggregate amount of such excess shall be immediately payable, pursuant to the terms of this Agreement, as Net Asset Sale Proceeds.

     "Non-Affected Lender" has the meaning assigned thereto in Section 12.15 hereof.

     "Notes" means the Companies' Revolving Loan Notes, with appropriate insertions, and any amendments, modifications, substitutions, extensions, renewals or replacements thereof.

     "Notice of Assignment" has the meaning set forth in Section 12.10(b) hereof.

     "Notification Agent" means Paging Network Finance Corp., a Delaware corporation, or other Paging Entity designated by each of the Companies to be the Notification Agent upon notice to the Managing Agents and the Lenders in accordance with the terms of Section 12.2 hereof.

     "Obligations" means, as of any date of determination, (a) all obligations of any nature (whether matured or unmatured, fixed or contingent) of the Paging Entities to the Lenders and/or any Institutional Affiliates under the Loan Documents, as they may be amended, increased, substituted or replaced from time to time (including, without limitation, unpaid principal of, and accrued and unpaid interest on, the Notes (including post-petition interest, whether or not it constitutes an allowed claim), all outstanding reimbursement obligations of the Paging Entities in respect of Letters of Credit, all contingent obligations of the Paging Entities under all Letters of Credit, all accrued and unpaid fees, and all other obligations (including but not limited to those under Sections 5.4, 7.10 and 12.3 hereof) of the Paging Entities to the Agents and the Lenders, or any of them, arising under the Loan Documents), (b) all obligations of any nature of the Paging Entities or any of them to any Lender or Institutional Affiliate in connection with any Interest Hedge Agreement, and (c) all obligations of the Paging Entities or any of them for losses, damages, expenses or any other liabilities of any kind that any Lender may suffer by reason of a breach by any Paging Entity of any obligation, covenant, or undertaking with respect to any Loan Document.

     "Operating Cash Flow" means, for any period of determination, the Paging Entities' consolidated pre-tax net income or loss, plus depreciation expense, amortization expense, Total Interest Expense, extraordinary loss and losses and non-cash charges, if any, minus extraordinary income and gains and non-cash income, if any.

     "Original Credit Agreement" has the meaning ascribed thereto in the Preamble hereof.

     "Original Lenders" means NationsBank of Texas, N.A., The Toronto-Dominion Bank, The First National Bank of Boston, Bank of Hawaii, Barclays Bank PLC, CIBC,Inc., Compagnie Financiere de CIC et de L'Union Europeenne, CoreStates Bank, N.A., Mellon Bank, N.A., PNC Bank, National Association, Royal Bank of Canada, ABN AMRO Bank N.V., Bank of America, Illinois, Credit Lyonnais New York Branch, Dresdner Bank AG, New York and Grand Cayman Branches, First Interstate Bank of Texas, N.A., First Union National Bank of North Carolina, Natwest Bank N.A., Shawmut Bank Connecticut, N.A., Societe Generale, The Bank of California, N.A., Bank of Ireland - Grand Cayman Branch, Bank of Montreal, Banque Paribas, Banque Francaise du Commerce Exterieur, The Daiwa Bank, Limited, First Hawaiian Bank, The First National Bank of Maryland, The Fuji Bank, Limited, Hibernia National Bank, Morgan Guaranty Trust Company of New York, The Long-Term Credit Bank of Japan, Limited, New York Branch, The Mitsubishi Trust and Banking Corporation, Chicago Branch, National Bank of Canada, Society National Bank, The Sumitomo Bank, Ltd. (Houston Agency), Crescent\Mach I Partners, L.P., Senior Debt Portfolio, Massachusetts Mutual Life Insurance Co., Merrill Lynch Senior Floating Rate Fund, Inc., Merrill Lynch Prime Rate Portfolio, Falcon 94, Limited, Pearl Street, L.P. and CHL High Yield Loan Portfolio.

     "PageNet" means Paging Network, Inc., a Delaware corporation.

     "Paging Entities" means PageNet, the Companies, any Subsidiary of PageNet or any Company, any Guarantor, and any other Person obligated under any Loan Document from time to time, but specifically excluding all Unrestricted Subsidiaries.

     "Participant" has the meaning set forth in Section 12.9(a) hereof.

     "Payment Date" means as to any Base Rate Advance, fees and any mandatory Commitment reduction pursuant to Section 2.15 hereof, each Quarterly Date, and as to any LIBOR Advance, the last Business Day of each Interest Period with respect thereto and, if such Interest Period is in excess of three months, each three month anniversary date thereafter occurring during each such Interest Period; provided that, after the Maturity Date, "Payment Date" means the earlier of each Quarterly Date or demand by the Administrative Agent or the Documentation Agent.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Person" means any corporation or division thereof, natural person, firm, joint venture, limited liability company, partnership, trust, unincorporated organization, enterprise, entity, tribunal, government or any department or agency of any government.

     "Plan" means an employee pension benefit plan as defined in Section 3(2) of ERISA (including a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained for the employees of the Paging Entities or any member of their Controlled Group.

     "Pledge Agreement" has the meaning set forth in Section 2.18(a) of this Agreement.

     "Pledged Stock" means stock pledged by PageNet and the Companies from time to time under the Pledge Agreements, or pledged by any Person from time to time, constituting Collateral and securing any portion of the Obligations.

     "Preferred Stock" means preferred stock to be issued by PageNet on terms and conditions and subject to documentation reasonably acceptable to the Majority Lenders.

     "Pro Forma Debt Service" means, with respect to the Paging Entities, for any period, the sum of (a) Total Interest Expense excluding amortization of debt issuance costs, and (b) required principal payments on Indebtedness and mandatory redemptions on Preferred Stock, provided that, the Paging Entities and the Lenders agree to use the weighted average of the applicable interest rates in effect on such date of determination for all Indebtedness subject to a floating rate.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Purchaser" has the meaning set forth in Section 12.10(a) hereof.

     "Quarterly Date" means the last Business Day of each March, June, September and December, beginning with the first such date after the Closing Date and ending on the date the Commitment has been reduced to zero and the Total Outstandings and all Obligations have been paid in full.

     "RCCC" has the meaning set forth in Section 6.11 hereof.

     "RCCS" has the meaning set forth in Section 6.11 hereof.

     "Refinancing Advance" means an Advance that is used to pay the principal amount of an existing Advance at the end of its Interest Period and which, after giving effect to such application, does not result in an increase in the aggregate amount of outstanding Advances.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto), as in effect from time to time or any successor thereto.

     "Related Person" of any Person means, without limitation, any other Person owning (a) 5% or more of the outstanding common stock of such Person or (b) 5% or more of the Voting Stock of such Person.

     "Reportable Event" has the meaning set forth in Title IV of ERISA.

     "Restricted Payments" has the meaning set forth in Section 9.8 hereof.

     "Restricted Subsidiary" means each Subsidiary of PageNet and the Companies that is not an Unrestricted Subsidiary.

     "Revolver Outstandings" means the sum of (a) the aggregate outstanding Advances under the Revolving Loan, plus (b) all accrued and unpaid interest on the aggregate outstanding Advances under the Revolving Loan, plus (c) the aggregate face amount of all outstanding Letters of Credit, plus (d) (without duplication) all outstanding reimbursement obligations of the Paging Entities in respect of all Letters of Credit, and all accrued and unpaid interest thereon.

     "Revolving Loan" means that certain revolving credit loan described in
Section 2.1 hereof.

     "Revolving Loan Notes" means those certain promissory notes evidencing Advances under the Revolving Loan, executed by the Companies payable to each Lender obligated to make Advances under the Revolving Loan, as such notes may be amended, extended, replaced, modified, substituted or renewed from time to time.

     "Revolving Loan Specified Percentage" means, as to any Lender, the percentage indicated beside its name on the signature pages hereof as its Revolving Loan Specified Percentage, or as adjusted or specified in any Assignment and Acceptance Agreement, or any amendment to this Agreement.

     "SEC" means the Securities and Exchange Commission or any regulatory body that succeeds to the functions of the Securities and Exchange Commission.

     "Security Documents" means the Pledge Agreement, guaranties executed by the Guarantors, security agreements executed by the Paging Entities, confirmation agreements, UCC-1 and UCC-3 financing statements and any other documents executed or delivered in connection therewith, and any other documents and instruments executed or delivered by any Person from time to time securing the Obligations, as any and all such documents and instruments listed above may be amended, restated, extended, substituted or replaced from time to time.

     " Senior Debt" means the Paging Entities' aggregate outstanding amount of total Indebtedness outstanding from time to time, except amounts outstanding with respect to Subordinated Indebtedness.

     "Solvent" means, with respect to any Person, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (d) such Person is not engaged or about to engage in a business for which the remaining assets of the Person are unreasonably small in relation to the business.

     "Special Counsel" means Donohoe, Jameson & Carroll, P.C., or such other law firm designated by the Documentation Agent.

     "Subordinated Indebtedness" means (a) those certain 10.125% Senior Subordinated Notes due August 1, 2007 of PageNet, in an aggregate principal amount of $400,000,000, (b) the unsecured public debt of PageNet issued from time to time which is subordinated to the Obligations as permitted under
Section 9.9(d) hereof, (c) those certain 8.875% Senior Subordinated Notes due February 1, 2006 of PageNet, in an aggregate principal amount of $300,000,000,
(d) those certain 11.75% Senior Subordinated Notes due May 15, 2002 of PageNet, in an aggregate principal amount of $200,000,000, and (e) other debt securities from time to time issued in accordance with the terms of Section 9.9(d) hereof.

     "Subsidiary" means any Person, more than 50% of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by PageNet or by one or more of its Subsidiaries or by PageNet and one or more of its Subsidiaries, or any voluntary association, joint stock company, voting trust or similar organization which is so owned or controlled.

     "Substantial Portion" means, with respect to the Property of the Paging Entities, Property, the income from which produces more than 10% of the Paging Entities' Operating Cash Flow, as would be shown in the most recent consolidated financial statements of the Paging Entities furnished to the Lenders in accordance with Section 8.1 hereof.

     "Super-Majority Lenders" means the Lenders in the aggregate having at least 90% of the Commitment or, if the Commitment shall have been terminated pursuant to this Agreement, holding Total Outstandings evidencing at least 90% of the aggregate outstanding principal amount of the Total Outstandings. For purposes of this definition, each Lender shall be deemed to hold an amount equal to its Revolving Loan Specified Percentage of all outstanding Letters of Credit.

     "Toronto Dominion" has the meaning set forth in the Preamble.

     "Total Debt" means the Paging Entities' aggregate outstanding amount of total Indebtedness from time to time.

     "Total Interest Expense" means, for the Paging Entities on a consolidated basis (without duplication), for any period of determination, the aggregate amount of the sum of (a) interest expense on Total Debt of the Paging Entities during such period as determined in accordance with GAAP, plus (b) cash dividends or other cash payments on Preferred Stock of PageNet during such period as determined in accordance with GAAP, plus (c) amortized costs and expenses of the Paging Entities in connection with interest rate caps or swaps or other interest rate protection arrangements during such period plus (d) fees paid by the Paging Entities in accordance with the provisions of Sections 2.8(a) and 3.2 of this Agreement during such period to the extent not already included in interest expense.

     "Total Leverage Ratio" means the ratio, for the most recent fiscal quarter during the period of determination, of (a) Total Debt as of the end of such period, to (b) Annualized Operating Cash Flow for such period.

     "Total Outstandings" means the sum of (a) the Revolver Outstandings, plus
(b) (without duplication) all other unpaid Obligations owing to any Agent or any Lender.

     "Transferee" has the meaning set forth in Section 12.11 hereof.

     "Unrestricted Subsidiaries" means Paging Network Canadian Holdings, Inc., Paging Network of Canada Inc., Paging Network International, Inc., Paging Network International N.V., PageNet de Argentina, S.A., Paging Network (UK), Limited, and (a) after prior written notice to each Managing Agent and the Lenders, any Subsidiary (other than any Subsidiary that is a Company) acquired or invested in by PageNet after the Closing Date in accordance with the terms of Section 9.12(f) hereof and designated as an Unrestricted Subsidiary in such notice, and (b) any Subsidiary of PageNet designated by PageNet as an Unrestricted Subsidiary with the prior written consent of each Lender.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     1.2. Financial Terms. Unless otherwise defined or the context otherwise requires, all financial and accounting terms shall be defined under GAAP.

                                   ARTICLE II

                     THE REDUCING REVOLVING CREDIT FACILITY

     Subject to the terms and conditions of this Agreement, each Lender, severally but not jointly, agrees:

     2.1. Advances. Each Lender severally agrees, subject to the terms and conditions hereinafter set forth, to make Advances under the Revolving Loan to the Companies from the Closing Date until the Maturity Date in an aggregate outstanding amount not to exceed, at any time outstanding such Lender's Revolving Loan Specified Percentage of the Commitment. Each Advance under the Revolving Loan shall be either a Base Rate Advance or a LIBOR Advance, as specified in the related notice of conversion or request for Advance, as applicable; provided that, after the occurrence and during the continuance of any Event of Default, LIBOR Advances shall not be available to the Companies. Subject to Sections 2.2 and 2.3 and the other terms and conditions of this Agreement, the Companies may convert a Base Rate Advance made under the Revolving Loan to a LIBOR Advance at any time after the Closing Date. All Advances made under this Section 2.1 shall be made in accordance with Sections
2.2 and 2.3 below. Subject to Section 4.1 and Section 4.2 hereof, the Companies may borrow, repay, and reborrow Advances under the Revolving Loan in accordance with this Agreement. Notwithstanding anything herein to the contrary, at no time shall the Advances outstanding under the Revolving Loan, together with all outstanding Letters of Credit issued pursuant to Article III hereof exceed in the aggregate an amount equal to the Commitment.

     2.2. Advances, Generally. Base Rate Advances and LIBOR Advances are available under the Revolving Loan, as selected by the Notification Agent in accordance with the terms of Section 2.3 below. Base Rate Advances and LIBOR Advances may be outstanding at the same time, but no more than 12 LIBOR Advances may be outstanding under the Revolving Loan at any time. As to any LIBOR Advances, each Lender may, if it so elects, fulfill its commitment by causing a foreign branch or Affiliate to make such Advance, provided that in such event such Advance shall be deemed for the purposes of this Agreement to have been made by such Lender and the obligation of the Companies to repay such Advance shall nevertheless be to such Lender and shall be deemed held by the Lender, to the extent of such Advance, for the account of such branch or Affiliate.

     2.3.  Borrowing Procedures.

     (a) The Notification Agent on behalf of the Companies shall give the Administrative Agent at least (i) three Business Days prior telephonic notice (prior to 10:00 a.m., Dallas time, for any day to be counted as a Business Day) (promptly confined by telecopy) of each Advance which is to be a LIBOR Advance, or (ii) one Business Day prior telephonic notice (prior to 10:00 a.m. Dallas time, for any day to be counted as a Business Day) (promptly confirmed by telecopy) of each Advance which is to be a Base Rate Advance, each specifying
(A) the borrowing date (which day shall be a Business Day), (B) the amount and type of Advance, (C) whether such Advance is an Advance made under the Revolving Loan or a Refinancing Advance made under the Revolving Loan, and (D) if such Advance is to be a LIBOR Advance, the initial Interest Period for such Advance, and the Administrative Agent shall promptly advise each Lender thereof. Each Base Rate Advance shall be in a minimum aggregate amount of $500,000 or an integral multiple of $250,000. Each LIBOR Advance shall be in a minimum amount of $10,000,000 or a greater integral multiple of $100,000. No Advance shall have an Interest Period which extends beyond the Maturity Date.

           (b) Not later than 12:00 p.m., New York time, on the date of a proposed borrowing of any Advance, each Lender shall provide the Administrative Agent at its principal office in New York with immediately available funds covering such Lender's Revolving Loan Specified Percentage of any borrowing that is not a Refinancing Advance and the Administrative Agent shall pay over such funds to the Notification Agent upon the Administrative Agent's receipt of the documents required under Article IV hereof with respect to such Advance.

           (c) If at least three Business Days prior to the end of an Interest Period for an outstanding LIBOR Advance, the Notification Agent fails to select a new loan option, then, subject to Section 2.13 hereof, such LIBOR Advance shall be converted to a Base Rate Advance on and after the last day of such Interest Period until paid or until the effective date of any new loan option with respect thereto selected by the Notification Agent in accordance with the terms of this Agreement. If at the end of an Interest Period for an outstanding LIBOR Advance an Event of Default has occurred and is continuing, then each such LIBOR Advance shall be converted to a Base Rate Advance for LIBOR Advances under the Revolving Loan, on and after the last day of such Interest Period until paid or until the effective date of any new loan option with respect thereto selected by the Notification Agent in accordance with the terms of this Agreement. So long as there exists no Event of Default or Default at such time, an outstanding Base Rate Advance may be converted to a LIBOR Advance at any time subject to the notice provisions of Section 2.3(a) hereof. The Notification Agent shall select Interest Periods with respect to LIBOR Advances so that it is not necessary to pay a LIBOR Advance prior to the last day of the applicable Interest Period in order to make a mandatory principal payment required to be made pursuant to Section 2.13 hereof. If any Interest Period includes a Payment Date in respect of any mandatory Commitment reduction pursuant to Section 2.15 hereof or repayment or prepayment pursuant to Section
2.12 and Section 2.13 hereof, (i) the principal amount of the Advances to be repaid on such date shall have an Interest Period ending on such date (and the Companies shall pay all costs associated therewith in accordance with the terms of Section 5.4 hereof), and (ii) the remainder of any of the Advances shall have an Interest Period as shall have been selected by the Notification Agent pursuant to Section 2.3(a) above.

     2.4. Notes. The Revolving Loan shall be evidenced by Notes in the form of Exhibit C hereto, each of which shall be dated the date hereof and made payable to the order of each Lender making any portion of the Revolving Loan. All Advances made by the Lenders to the Companies pursuant to this Agreement and all payments of principal shall be evidenced by each Lender in its records, or, at such Lender's option, on the schedule attached to its respective

Notes, which records or schedule shall be rebuttable presumptive evidence of the subject matter thereof.

     2.5. Interest - Base Rate Advances. The unpaid principal amount of the Base Rate Advances shall bear interest prior to maturity at a rate per annum equal to the Base Rate. Interest on Base Rate Advances prior to maturity shall be payable on each Payment Date commencing on the first such date to occur after the Closing Date and continuing until the Total Outstandings and Obligations have been paid in full and the Commitment has been reduced to zero.

     2.6. Interest - LIBOR Advances. The unpaid principal amount of the LIBOR Advances shall bear interest prior to maturity at a rate per annum equal to the LIBO Rate in effect for each Interest Period as determined for such Interest Period. Interest on LIBOR Advances prior to maturity shall be payable on each Payment Date commencing on the first such date to occur after the Closing Date and continuing until the Total Outstandings and Obligations have been paid in full and the Commitment has been reduced to zero.

     2.7. Post-Default Interest. Subject to Section 12.16 hereof, after the occurrence and during the existence of an Event of Default, the Total Outstandings shall accrue interest, and the Companies shall pay to the Lenders interest on such amounts until the date of payment in full of Total Outstandings, at a rate per annum which is equal to the lesser of the (a) Highest Lawful Rate or (b) the greater of (i) 2% plus the rates otherwise applicable to the Total Outstandings, or (ii) 3% plus the Base Rate from time to time in effect, provided that, after the Maturity Date the interest rate shall never be less than the lesser of the Highest Lawful Rate and 3% in excess of the Base Rate in effect at maturity. Interest under this Section 2.7 shall be payable on the earlier of each Payment Date and demand by the Lenders. Interest after the Maturity Date shall be payable on demand.

     2.8.  Fees.

           (a) Subject to Section 12.16 hereof, the Companies agree to pay to the Administrative Agent on behalf of the Lenders, in accordance with their Revolving Loan Specified Percentages, a commitment fee of 0.375% per annum on the daily average of the unused amount of the Commitment during the period commencing on the Closing Date and ending on the Maturity Date, provided that, on such Quarterly Date as the Total Leverage Ratio is less than 4.50 to 1.00, the commitment fee shall be reduced to 0.250% per annum. The commitment fee shall be due and payable as it accrues on each Payment Date during the term of this Agreement, commencing on the first such date to occur after the Closing Date and ending on the Maturity Date. All accrued and unpaid fees shall be due and payable on the Maturity Date. Subject to Section 12.16 hereof, once paid, all such fees shall be non-refundable.

           (b) Subject to Section 12.16 hereof, the Companies shall pay such fees to the Managing Agents and the Lenders as are set forth in the Fee Letters.

     2.9. Method of Calculating Interest and Fees. Interest on Base Rate Advances shall be computed for actual days elapsed on the basis of a year consisting of 365, or when appropriate 366, days. Interest on LIBOR Advances, any and all fees hereunder and the Federal Funds Effective Rate owed by any Lender, subject to Section 12.16 hereof, shall be computed for actual days elapsed on the basis of a year consisting of 360 days and paid for actual days elapsed.

     2.10. Interest Recapture. If at any time the applicable rate of interest under this Agreement on any portion of the Obligations (the "Designated Rate") exceeds the Highest Lawful Rate, the rate of interest on any Advance shall be limited to the Highest Lawful Rate, but any subsequent reductions in the Designated Rate shall not reduce the rate of interest thereon below the Highest Lawful Rate until the total amount of interest paid and accrued thereon equals the amount of interest which would have accrued thereon if the Designated Rate had at all times been in effect. In the event that at maturity (stated or by acceleration or otherwise), or at final payment of the Obligations, the total amount of interest paid and accrued is less than the amount of interest which would have accrued if the Designated Rate had at all times been in effect, then, at such time and to the extent permitted by law, the Companies shall pay to the Lenders an amount equal to the difference between (i) the lesser of the amount of interest which would have accrued if the Designated Rate had at au times been in effect and the amount of interest which would have accrued if the Highest Lawful Rate had at all times been in effect, and (ii) the amount of interest actually paid on the Obligations.

     2.11. Place of Payment. All payments hereunder (including payments with respect to the Notes, but subject to the provisions of Article III hereof) shall be made without set-off or counterclaim and shall be made in immediately available funds by the Notification Agent on behalf of the Companies to the Administrative Agent, and, prior to an Event of Default and except as otherwise specifically provided in this Agreement, for the account of the Lenders ratably in accordance with each Lender's Revolving Loan Specified Percentage. All such payments shall be made to the Administrative Agent, prior to 12:00 p.m., New York time, at its offices or at such other place as may be designated by the Administrative Agent to the Notification Agent in writing. The Administrative Agent shall promptly remit in immediately available funds to each Lender its share of all such payments received by the Administrative Agent for the account of such Lender. Any payment received after 2:00 p.m., New York time, shall be deemed received on the next Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a date other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest or any fees. The Companies hereby authorize the Administrative Agent to credit the proceeds of each Advance to the depository account of the Notification Agent as specified by the Notification Agent in writing from time to time.

     2.12. Voluntary Principal Payments and Prepayments. The Companies may from time to time pay all outstanding Base Rate Advances, or, in a minimum aggregate amount of $500,000 or any integral multiple thereof, any portion of the outstanding Base Rate Advances, upon same day notice by 10:00 a.m., Dallas time (telephonic notice to be followed by written confirmation) to the Administrative Agent (and the Administrative Agent shall promptly advise each Lender thereof) without penalty or premium. Subject to
Section 5.4 hereof, the Companies may from time to time pay all outstanding LIBOR Advances, or, in a minimum aggregate amount of $500,000, or a greater integral multiple of $100,000, any portion of the outstanding LIBOR Advances, upon two Business Days notice by 10:00 a.m., Dallas time (telephonic notice to be followed by written confirmation), to the Administrative Agent (and the Administrative Agent shall promptly advise each Lender thereof), but in no event shall the Companies pay any portion of any LIBOR Advance which would result in such remaining outstanding LIBOR Advance being more than zero and less than $10,000,000 in the aggregate. Unless otherwise designated by the Notification Agent, all voluntary payments and prepayments shall be applied first to Base Rate Advances outstanding under the Revolving Loan and then LIBOR Advances outstanding under the Revolving Loan. Any amounts prepaid on the Revolving Loan under this Section 2.12 shall reduce the Advances outstanding under the Revolving Loan and, subject to compliance with all terms and provisions of this Agreement (including without limitation, Article IV hereof) may be reborrowed.

     2.13. Mandatory Principal Payments.

     (a) The Revolving Loan and Other Obligations. Subject to Section 5.4 hereof, on any date that the aggregate outstanding Advances under the Revolving Loan, together with the face amounts of all Letters of Credit issued pursuant to Article III hereof, exceed the Commitment (as reduced by any event described in Sections 2.14 or 2.15 hereof), the Companies shall immediately make a mandatory principal payment and pay or prepay the Revolving Loan Notes in the amount necessary to reduce the aggregate outstandings Advances under the Revolving Loan to an amount equal to or less than the Commitment as so reduced, provided that, except as required pursuant to Section 2.13(b) and Section 2.13(c) below, no prepayment of an Advance or any portion of the Revolving Loan shall be made other than on the last day of an Interest Period therefor, and accrued commitment fees, all other fees, interest and amounts owed under
Section 5.4 hereof shall be due and payable concurrently therewith. Notwithstanding any other provision in this Agreement or in the other Loan Documents, the Commitment shall be reduced to zero on the Maturity Date and all. Total Outstandings and other outstanding Obligations hereunder shall be due and payable in full on the Maturity Date.

     (b) Sale of Properties. If any Paging Entity sells or disposes of any Property or assets (except sales and dispositions permitted in accordance with the terms of Section 9.14(a), (b) and (c) hereof), then, to the extent the Net Asset Sale Proceeds of all such sales in the aggregate over the term of this Agreement exceed $5,000,000, the Companies shall, on the closing date of such sale, make a mandatory prepayment on the Notes in an amount equal to 100% of the Net Asset Sale Proceeds in excess of such amount from such disposition. All mandatory prepayments shall be applied to Base Rate Advances outstanding under the Revolving Loan and then LIBOR Advances outstanding under the Revolving Loan.

     (c) Change of Control. Not less than 20 Business Days prior to the consummation of any transaction that would cause a Change in Control, the Notification Agent shall notify (a "Change in Control Notice") the Agents and each Lender of such expected transaction, including within such Change in Control Notice the expected closing date of such transaction. Unless an earlier date is otherwise agreed upon between the Companies, the Agents and the Lenders, the Companies shall repay on the date of the closing of the transaction, all of the Obligations (whereupon the Commitment shall be terminated), and shall comply with the provisions of Section 3.3(b) hereof with respect to outstanding Letters of Credit.

     (d) Mandatory Payments and Prepayments, Generally. No payment or prepayment under Sections 2.13(b) and (c) shall relieve or defer the obligation of the Companies to repay the Obligations as a result of the mandatory commitment reduction set forth in Section 2.15 hereof

     2.14. Voluntary Reduction or Reduction of the Commitment to Zero. Subject to the provisions of Section 2.15 hereof, the Companies may from time to time, prior to the Maturity Date, upon at least three Business Days' prior written notice received by the Agents (and the Administrative Agent shall promptly advise each Lender thereof) permanently reduce the amount of the Commitment (such reduction to be made among the Lenders according to their Revolving Loan Specified Percentage of the Commitment). Any such reduction shall be in an amount of $5,000,000 or an integral multiple thereof. No such voluntary reduction will relieve the Companies of their obligations under Section 2.15 hereof, provided however that, each voluntary reduction in the Commitment made in accordance with the terms of this Section 2.14 will reduce each quarterly reduction in the Commitment required by Section 2.15(a) below on a pro rata basis. The Companies may at any time on like notice from the Notification Agent permanently and irrevocably reduce the Commitment to zero upon payment in full of the outstanding Notes and other Obligations of the Companies hereunder.

     2.15. Mandatory Reduction of Commitment.

     (a) Scheduled Commitment Reductions. Commencing June 30, 2001, the aggregate Commitment shall be automatically and permanently reduced (without regard to any previous reductions or terminations thereof pursuant to Section
2.14 or other provisions of this Section 2.15, provided however, that any voluntary reduction in the Commitment made in accordance with the terms of
Section 2.14 above will reduce the mandatory reductions in the Commitment required by this Section 2.15(a) pro rata over the remaining dates of reduction) by an amount equal to the amount set forth below opposite each such Payment Date set forth below (such reduction to be applied pro rata among the Lenders according to their respective Revolving Loan Specified Percentage of the Commitment) until the Commitment is zero, provided that the Commitment shall be reduced to zero on the Maturity Date:

           Payment Date                        Amount of Reduction
           ------------                        -------------------
           June 30, 2001                       $  50,000,000.00
           September 30, 2001                  s  50,000,000.00
           December 31, 2001                   $  50,000,000.00

     March 31, 2002              $ 50,000,000.00
     June 30, 2002               $ 50,000,000.00
     September 30, 2002          $ 50,000,000.00
     December 31, 2002           $ 50,000,000.00

     March 31, 2003              $ 62,500,000.00
     June 30, 2003               $ 62,500,000.00
     September 30, 2003          $ 62,500,000.00
     December 31, 2003           $ 62,500,000.00

     March 31, 2004              $100,000,000.00
     June 30, 2004               $100,000,000.00
     September 30, 2004          $100,000,000.00
     December 31, 2004           $100,000,000.00 - the Commitment shall be zero.

     (b) Change of Control. Not less than 20 Business Days prior to the consummation of any transaction that would cause a Change in Control, the Notification Agent shall notify (a "Change in Control Notice") the Agents and each Lender of such expected transaction, including within such Change in Control Notice the expected closing date of such transaction. Unless an earlier date is otherwise agreed upon between the Companies, the Agents and the Lenders, the aggregate Commitment shall be reduced to zero simultaneously with the closing of such transaction and the Companies shall repay at such time all of the Obligations and shall comply with the provisions of Section 3.3(b) hereof with respect to outstanding Letters of Credit.

     2.16. Offset. In addition to and not in limitation of all rights of offset that any Lender or other holder of any part of the Obligation may have under Applicable Law, each Lender or other holder of any part of the Obligation shall, upon the occurrence and during the existence of any Event of Default described in Article X hereof (or Default under Section 10.4 hereof) and with the consent of the Managing Agents, have the right to appropriate and apply to the payment of such Obligations any and all balances, credits, deposits, accounts or moneys of the Paging Entities then or thereafter with such Lender or other holder.

     2.17. Proration of Payments. If any Lender or other holder of any part of the Obligation shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of any part of the Obligation in excess of its ratable share (as determined in accordance with Section 12.14 hereof) of payments and other recoveries obtained by all Lenders or other holders on account of the Obligations then held by them, such Lender or other holder shall purchase from the other Lenders or holders such participation in the Obligations held by them as shall be necessary to cause such purchasing Lender or other holder to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Paging Entities agree that any Lender so purchasing a participation from the other Lenders under Section 12.9 hereof or this Section 2.17 may exercise all its rights of payment, including the right of set-off, with respect to such participation as fully as if such Lender were the direct creditor of the Paging Entities in the amount of such participation.

     2.18. Collateral and Collateral Call.

     (a) Collateral. Payment of the Obligations is secured on a pari-passu basis by (a) a first perfected security interest in all of the capital stock of the Companies and each of their Restricted Subsidiaries, whether now existing or hereafter acquired, pursuant to that certain Amended and Restated Pledge Agreement, dated as of the date hereof, between PageNet, the Companies and the Documentation Agent (as the same may be further amended or modified from time to time, herein called the "Pledge Agreement"), (b) a first perfected security interest in all of the tangible and intangible assets of PageNet, the Companies and the Restricted Subsidiaries, whether now existing or hereafter acquired, including, without limitation, the accounts, equipment, inventory and general intangibles of PageNet, the Companies and the Restricted Subsidiaries of the Companies, provided that real Property (both leasehold and fee owned), motor vehicles, fixtures, intellectual property that does not constitute tradenames and trademarks, deposit accounts, other bank accounts and chattel paper of PageNet and the Companies shall not, on the Closing Date, be included in Collateral, and (c) a Guaranty of the Obligations by PageNet, each Company and each Restricted Subsidiary of the Companies, whether now existing or hereafter acquired. PageNet and the Companies agree that they will execute and deliver, or cause to be executed and delivered, such documents as the Documentation Agent may from time to time request to create and perfect a first Lien for the benefit of the Agents and the Lenders in the Collateral.

     (b) Collateral Call. PageNet and the Companies agree, and agree to cause any other Person owning any interest in any Company or any Restricted Subsidiary now or hereafter from time to time to immediately pledge such interest to secure the Obligation, pursuant to a pledge agreement substantially in the form of the Pledge Agreement. PageNet and the Companies agree to, and agree to cause the Restricted Subsidiaries from time to time to, grant the Documentation Agent on behalf of the Agents and the Lenders from time to time at the request of the Agents, or the Agents at the request of the Majority Lenders, a Lien on any of the Property of PageNet and/or any Company or any Restricted Subsidiary not already constituting Collateral. In that regard, PageNet and the Companies shall, and shall cause the Restricted Subsidiaries to, use best efforts to assist the Documentation Agent and the Lenders in creating and perfecting a first Lien, for the benefit of Documentation Agent on behalf of the Agents and the Lenders securing the Obligation in any such Property of PageNet, the Companies and their Restricted Subsidiaries, including, without limitation, providing the Documentation Agent with title commitments, appraisals, surveys (with flood plain certification), mortgagee title insurance, evidence of insurance including flood hazard insurance, environmental audits, UCC-11 searches, Tax and Lien searches, recorded real estate documents, intellectual property documentation and registration and other similar types of documents, consents, authorizations, licenses instruments and agreements relating to all Property of PageNet, the Companies and the Restricted Subsidiaries as reasonably requested by the Documentation Agent from time to time.

     2.19. Taxes.

     (a) Any and all payments by PageNet and/or the Companies hereunder shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges and withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent and the Documentation Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent or the Documentation Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent or the Documentation Agent, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) the Companies shall make such deductions and (z) the Companies shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

     (b) In addition, the Companies agree to pay any and all stamp and documentary taxes and any and all other excise and property taxes, charges and similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

     (c) The Paging Entities will indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.19) paid by such Lender or the Administrative Agent or the Documentation Agent (as the case may be) and all liabilities (including penalties, additions to tax, interest and reasonable expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted, other than penalties, additions to tax, interest and expenses arising as a result of gross negligence on the part of such Lender or the Administrative Agent or the Documentation Agent, provided, however, that the Paging Entities shall have no obligation to indemnify such Lender or the Administrative Agent unless and until such Lender or the Administrative Agent shall have delivered to the Notification Agent a certificate setting forth in reasonable detail the basis of the Paging Entities' obligation to indemnify such Lender or the Administrative Agent pursuant to this Section 2.19. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

     (d) Within 30 days after the date of any payment of Taxes, the Notification Agent on behalf of the Companies will furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder, the Notification Agent on behalf of the Companies will furnish to the Administrative

Agent a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Administrative Agent, in either case stating that such payment is exempt from or not subject to Taxes, provided, however, that such certificate or opinion need only be given if: (i) the Companies make any payment from any account located outside the United States, or (ii) the payment is made by a payor that is not a United States Person. For purposes of this
Section 2.19 the terms "United States" and "United States Person" shall have the meanings set forth in Section 7701 of the Code.

     (e) Without prejudice to the survival of any other agreement of the Paging Entities hereunder, the agreements and obligations of the Paging Entities contained in this Section 2.19 shall survive the payment in full of the Obligations and the termination of this Agreement.

     (f)   Any Lender claiming any additional amounts payable pursuant to this
Section 2.19 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

     (g) Each Lender (and the Administrative Agent and the Documentation Agent with respect to payments to the Administrative Agent and the Documentation Agent for their own account) agrees that (i) it will take all reasonable actions by all usual means to maintain all exemptions, if any, available to it from United States withholding taxes (whether available by treaty, existing administrative waiver, by virtue of the location of any Lender's lending office) and (ii) otherwise cooperate with the Companies to minimize amounts payable by the Companies under this Section 2.19; provided, however, the Lenders and the Administrative Agent and the Documentation Agent shall not be obligated by reason of this Section 2.19(g) to contest the payment of any Taxes or Other Taxes or to disclose any information regarding its tax affairs or tax computations or reorder its tax or other affairs or tax or other planning.

     (h) If any Lender that has claimed any additional amounts payable pursuant to this Section 2.19 shall, subsequent to the date thereof recover all or any portion of such amount in the form of a refund, rebate or other tax benefit, then such Lender shall refund to the Notification Agent any such amount claimed hereunder and subsequently recovered.

     2.20. Formation of New Companies. PageNet and each Company agree that upon the formation or acquisition of any new Restricted Subsidiary of PageNet, to
(a) immediately pledge 100% of the Capital Stock of such new Restricted Subsidiary of PageNet to the Documentation Agent on behalf of the Lenders to secure the Obligations, and (b) immediately cause such new Restricted Subsidiary of PageNet to (i) become a party to this Agreement as a "Company" and become a party to all other Loan Documents pursuant to documentation deemed appropriate by the Documentation Agent and the Managing Agents, and (ii) grant a security interest and Lien on all assets and Properties of such new Restricted Subsidiary to secure the Obligations pursuant to documentation deemed appropriate by the Documentation Agent and the Managing Agents.

                                  ARTICLE III

                               LETTERS OF CREDIT

     3.1. Issuance of Letters of Credit. The Notification Agent shall give the Administrative Agent and NationsBank not less than three Business Days prior written notice of a request for the issuance of a Letter of Credit, and the Administrative Agent shall promptly notify each Lender of such request. Upon receipt of the Notification Agent's properly completed and duly executed Applications and subject to the terms of such Applications and to the terms of this Agreement, NationsBank agrees to issue Letters of Credit on behalf of the Companies in an aggregate face amount not in excess of the Letter of Credit Commitment at any one time outstanding. No Letter of Credit shall have a maturity extending beyond the earliest of (a) the Maturity Date, or (b) one year from the date of its issuance, or (c) such earlier date as may be required to enable the Companies to satisfy their repayment obligations under Section
2.13 hereof. Subject to such maturity limitations and so long as no Default or Event of Default has occurred and is continuing or would result from the renewal of a Letter of Credit, the Letters of Credit may be renewed by NationsBank in its discretion. The Lenders shall participate ratably in any liability under the Letters of Credit and in any unpaid reimbursement obligations of the Companies with respect to any Letter of Credit in their Revolving Loan Specified Percentage. The amount of the Letters of Credit issued and outstanding and the unpaid reimbursement obligations of the Companies for such Letters of Credit shall reduce the amount of Commitment available, so that at no time shall outstanding Advances under the Revolving Loan in the aggregate exceed the Commitment, and at no time shall the sum of all Advances by any Lender made under the Revolving Loan, plus its ratable share of amounts available to be drawn under the Letters of Credit and the unpaid reimbursement obligations of the Companies in respect of such Letters of Credit exceed its Revolving Loan Specified Percentage of the Commitment.

     3.2. Letters of Credit Fee. In consideration for the issuance of each Letter of Credit, the Companies shall pay to the Administrative Agent for the account of NationsBank and the Lenders, in accordance with their Revolving Loan Specified Percentages, a letter of credit fee in an amount equal to a percentage per annum of the face amount of such Letter of Credit equal to the Applicable Margin for LIBOR Advances under the Revolving Loan in effect on the date of issuance. The letter of credit fee shall accrue from the date of issuance of each Letter of Credit and shall be payable in arrears on each Payment Date and on the date of termination of such Letter of Credit, and upon NationsBank's or Administrative Agent's demand pursuant to Section 3.3 hereof.

     3.3.  Reimbursement Obligations.

     (a) The Companies hereby agree to reimburse NationsBank, immediately upon demand by NationsBank or the Administrative Agent, and in immediately available funds, for any payment or disbursement made by NationsBank under any Letter of Credit. Payment shall be made by the Companies with interest on the amount so paid or disbursed by NationsBank from and including the date payment is made under any Letter of Credit to and including the date of payment, at the Base Rate in effect from time to time plus three percent per annum; provided, however, that if the Companies would be permitted under the terms of Section 2.1, Section 2.2, Section 2.3 and Section 4.2 to borrow Advances in amounts at least equal to their reimbursement obligation for a drawing under any Letter of Credit, a Base Rate Advance by each Lender, in an amount equal to such Lender's Revolving Loan Specified Percentage, shall automatically be deemed made on the date of any such payment or disbursement made by NationsBank in the amount of such obligation and subject to the terms of this Agreement.

           (b) The Companies hereby also agree to pay to NationsBank, immediately upon demand by NationsBank or the Administrative Agent and in immediately available funds, as security for their reimbursement obligations in respect of the Letters of Credit under Section 3.3(a) hereof and any other amounts payable hereunder and under the Notes, an amount equal to the aggregate amount available to be drawn under Letters of Credit then outstanding, irrespective of whether the Letters of Credit have been drawn upon, at the occurrence of any of the following events: (i) upon an Event of Default, and
(ii) upon a Change of Control. Any such payments shall be deposited in a separate account designated "PageNet Special Account" or such other designation as NationsBank shall elect. All such amounts deposited with NationsBank shall be and shall remain funds of the Companies on deposit with NationsBank and may be invested by NationsBank as NationsBank shall determine. Such amounts may not be used by NationsBank to pay the drawings under the Letters of Credit; however, such amounts may be used by NationsBank as reimbursement for Letter of Credit drawings which NationsBank has paid. If any amounts in the PageNet Special Account shall have been deposited upon the occurrence of an Event of Default only and such Event of Default shall have been subsequently cured or waived and no other Event of Default exists, the Companies shall be relieved of their obligations under this Section 3.3(b) until either of the two events specified in subsections 3.3(b)(i) or (ii) shall occur again. During the existence of an Event of Default but after the expiry of any Letter of Credit that was not drawn upon, the Notification Agent may direct the Administrative Agent to use any cash collateral for any such expired Letter of Credit, if any, to reduce the amount of Total Outstandings. Any amounts remaining in the PageNet Special Account, after the date of the expiry of all Letters of Credit and after all Obligations have been paid in full, shall be repaid to the Notification Agent promptly after such expiry and such payment in full.

           (c) The obligations of the Companies under this Section 3.3 will continue until all Letters of Credit have expired and all reimbursement obligations with respect thereto have been paid in full by the Companies and until all other Obligations shall have been paid in full.

           (d) The Companies shall be obligated to reimburse NationsBank upon demand for all amounts paid under the Letters of Credit as set forth in
Section 3.3(a) hereof; provided, however, if the Companies for any reason fail to reimburse NationsBank in full upon demand, whether by borrowing Advances to pay such reimbursement obligations or otherwise, the Lenders shall reimburse NationsBank in accordance with each Lender's Revolving Loan Specified Percentage for amounts due and unpaid from the Companies as set forth in
Section 3.4 hereof; provided, however, that no such reimbursement made by the Lenders shall discharge the Companies' obligations to reimburse NationsBank.

     (e) PageNet and the Companies shall indemnify and hold NationsBank or any Lender, its officers, directors, representatives and employees harmless from loss for any claim, demand or liability which may be asserted against NationsBank or such indemnified party in connection with actions taken under the Letters of Credit or in connection therewith (INCLUDING LOSSES RESULTING FROM THE NEGLIGENCE OF NATIONSBANK OR SUCH INDEMNIFIED PARTY), and shall pay NationsBank for reasonable fees of attorneys (who may be employees of NationsBank) and legal costs paid or incurred by NationsBank in connection with any matter related to the Letters of Credit, except for losses and liabilities incurred as a direct result of the gross negligence or wilful misconduct of NationsBank or such indemnified party. If the Companies and/or PageNet for any reason fail to indemnify or pay NationsBank or such indemnified party as set forth herein in full, the Lenders shall indemnify and pay NationsBank upon demand, in accordance with each Lender's Revolving Loan Specified Percentage of such amounts due and unpaid from the Companies. The provisions of this Section 3.3(e) shall survive the termination of this Agreement.

     3.4. Lenders' Obligations. Each Lender severally agrees, unconditionally and irrevocably to reimburse NationsBank (to the extent NationsBank is not otherwise reimbursed by the Companies in accordance with Section 3.3(a) hereof) on demand for such Lender's Revolving Loan Specified Percentage of each draw paid by NationsBank under any Letter of Credit. All amounts payable by any Lender under this subsection shall include interest thereon at the Federal Funds Effective Rate, from the date of demand to the date of reimbursement by such Lender. No Lender shall be liable for the performance or nonperformance of the obligations of any other Lender under this Section. To the extent NationsBank receives reimbursement from the Companies for any draw under any Letter of Credit, or interest thereon, with respect to which any Lender shall have previously reimbursed NationsBank, NationsBank shall be obligated to promptly refund to any such Lender such duplicate amount received by NationsBank. The obligations of the Lenders under this Section shall continue after the Maturity Date and shall survive termination of any or all of the Loan Documents.

     3.5.  NationsBank's Obligations.

     (a) NationsBank makes no representation or warranty, and assumes no responsibility with respect to the validity, legality, sufficiency or enforceability of any Application or any document relative thereto or to the collectibility thereunder. NationsBank assumes no responsibility for the financial condition of the Paging Entities or for the performance of any obligation of the Companies or any other Paging Entity. NationsBank may use its discretion with respect to exercising or refraining from exercising any rights, or taking or refraining from taking any action which may be vested in it or which it may be entitled to take or assert with respect to any Letter of Credit or any Application.

     (b) Except as set forth in subsection (c) below, NationsBank shall be under no liability to any Lender, with respect to anything NationsBank may do or refrain from doing in the exercise of its judgment, the sole liability and responsibility of NationsBank being to handle each Lender's share on as favorable a basis as NationsBank handles its own share and to promptly remit to each Lender its share of any sums received by NationsBank under any Application.

NationsBank shall have no duties or responsibilities except those expressly set forth herein and those duties and liabilities shall be subject to the limitations and qualifications set forth herein.

     (c) Neither NationsBank nor any of its directors, officers, or employees shall be liable for any action taken or omitted (whether or not such action taken or omitted is expressly set forth herein) under or in connection herewith or any other instrument or document in connection herewith, except for gross negligence or willful misconduct, and, notwithstanding Section 3.4 above, no Lender waives its right to institute legal action against NationsBank for wrongful payment of any Letter of Credit due to NationsBank's gross negligence or willful misconduct. NationsBank shall incur no liability to any Lender, any Company or any other Paging Entity in acting upon any notice, document, order, consent, certificate, warrant or other instrument reasonably believed by NationsBank to be genuine or authentic and to be signed by the proper party.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

     4.1. Conditions Precedent to the Closing Date and the Making of the Initial Advances. The obligation of each Lender to make its initial Advance hereunder and of NationsBank to issue any Letter of Credit, is subject to the satisfaction of the following conditions precedent, in addition to the applicable conditions precedent set forth in Section 4.2 below:

     (a) Payment of Principal, Interest and Fees. The Paging Entities shall concurrently herewith have (i) refinanced in full principal, interest and fees outstanding under the Original Credit Agreement with the proceeds of the Revolving Loan made hereunder, (ii) terminated the Original Credit Agreement and all related documentation except as provided in Section 12.25 hereof, and
(ii) paid all fees as set forth in Section 2.8(b) hereof and the Fee Letters. The "Commitment" as defined in the Original Credit Agreement shall have been permanently and irrevocably reduced to zero. Each of the Original Lenders by execution and delivery of this Agreement consents to the execution of this Agreement prior to the termination of the Original Credit Agreement.

     (b)   Documents. Each Paging Entity shall have delivered to each of the
Lenders:

           (i) Resolutions, Etc. A copy, duly certified on or about the date of the initial Advances by the secretary or assistant secretary of each Paging Entity, as appropriate, of (A) the resolutions of each Paging Entity's Board of Directors authorizing the borrowings hereunder and each Paging Entity's Board of Directors authorizing the execution and delivery of this Agreement, the Notes, the Security Documents, the other Loan Documents and the Applications, as applicable, (B) all documents evidencing other necessary corporate action and (C) all approvals or consents, if any, with respect to this Agreement, the Notes, the Security Documents, the other Loan Documents and the Applications.

           (ii)     Notes.  The duly executed Notes.

           (iii) Loan Documents. Duly executed Loan Documents (including amendments to Security Documents and all other related documentation) together with all Collateral that is perfected by possession (original stock certificates constituting Collateral being delivered to the Documentation Agent only); including the shares of all stock pledged by the Paging Entities together with stock powers duly executed in blank.

           (iv) Incumbency. A certificate dated on or about the date of the initial Advance of its secretary or assistant secretary certifying the names of the officers of the Paging Entities authorized to sign this Agreement, the Notes, the Applications, the Security Documents, the other Loan Documents and all other documents or certificates to be delivered thereunder, as appropriate, together with the true, signatures of such officers.

           (v) Opinion. An opinion of Bingham, Dana & Gould, counsel to the Paging Entities, dated on or about the Closing Date to the effect that
     (i) the Paging Entities are corporations duly organized, validly existing and in good standing under the laws of the states of their respective incorporation and, to the best of its knowledge and belief, are duly qualified as foreign corporations authorized to do business in each state where, because of the nature of their respective activities or properties, such qualification is required; (ii) each of the Paging Entities has full power to execute and deliver this Agreement, the Notes, the Security Documents, the other Loan Documents and the Applications, and to perform its obligations under this Agreement, the Notes, the Security Documents, the other Loan Documents and the Applications, as applicable; (iii) such actions have been duly authorized by all necessary corporate action, and are not in conflict with any provision of law or of the charter or by-laws of the Paging Entities, nor in conflict with any agreement binding upon the Paging Entities or any of their Property of which such counsel has knowledge; (iv) each of the Paging Entities has received all necessary approvals of such governmental agencies (other than the FCC) which have jurisdiction over the Paging Entities with respect to this Agreement, the Notes, the Security Documents, the other Loan Documents, the Applications and all documents required to be furnished herewith or therewith, as applicable; (v) this Agreement, the Security Documents, the other Loan Documents and the Notes are, and the Applications when executed and delivered will be, the legal and binding obligations of the Paging Entities, as applicable, enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally); and (vi) to the best of its knowledge, no litigation or governmental proceedings are pending or threatened against any of the Paging Entities, the results of which might have a Material Adverse Effect, except as set forth in Schedule 6.5 to this Agreement.

           (vi) Opinion of FCC Counsel. An opinion of Reed, Smith, Shaw & McClay, special counsel for FCC matters to the Paging Entities, dated on or about the Closing Date, in form and substance acceptable to the Agents and the Lenders.

           (vii) Certificates. A duly executed and complete Compliance Certificate.

           (viii) No Default Certificate. A duly executed certificate of the Paging Entities certifying as to the fact that there exists no Default or Event of Default.

           (ix) UCC Searches. Duly completed UCC searches in each jurisdiction in which each of the Paging Entities is operating or has any tangible Property, satisfactory in form and substance to the Lenders.

           (x) Articles, By-Laws, Certificates. Copies of the articles of organization for the Paging Entity certified by the Secretary of State of the jurisdiction of each of the Paging Entities' organization, and a copy of the By-Laws of each Paging Entity, certified by an officer of each Paging Entity acceptable to the Agents as true, complete and accurate, and a certificate of good standing and a certificate of existence for each Paging Entity in each jurisdiction in which each Paging Entity is operating.

           (xi) Insurance. Copies of insurance binders or certificates (including flood insurance) in form and substance satisfactory to the Agents covering the assets of each Paging Entity, naming the Documentation Agent and the Administrative Agent as Agents for the Lenders, as their interests may appear, as loss payee or additional insured on such policies, where appropriate.

           (xii) Other. Such other documents as any Agent or any Lender, or their respective counsel, may have reasonably requested.

     (c) Texas Opinion. Fach of the Lender shall have received an opinion of Donohoe, Jameson & Carroll, P.C. in form acceptable to the Managing Agents and the Lenders.

     4.2. Conditions Precedent to All Advances and the Issuance of each Letter of Credit. The obligation of each Lender to make any Advance to, including its initial Advance, or for NationsBank to issue any Letter of Credit for the account of, the Companies is subject to the satisfaction of each of the following conditions precedent:

     (a) Default. Before and after giving effect to any such Advance or Letter of Credit, no Default or Event of Default shall have occurred and be continuing;

     (b) Representations and Warranties. (i) Before and after giving effect to any such Advance or Letters of Credit, the representations and warranties in
Article VI hereof shall be true and correct as though made on the date of such Advance or on the date of issuance of such Letter of Credit, except as any representation or warranty is modified in accordance with the provisions of
Section 12.23 of this Agreement, and (ii) no event or circumstance has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect;

     (c) Certification. Each request for an Advance pursuant to Section 2.3 hereof or for the issuance of a Letter of Credit pursuant to Section 3.1 hereof shall constitute a representation and warranty by each Company that the conditions contained in Sections 4.2(a) and (b) hereof have been satisfied; and

     (d) Applications. In the case of each Letter of Credit, the Company requesting the Letter of Credit shall have delivered to NationsBank a duly executed and complete Application acceptable to NationsBank.

                                   ARTICLE V

                   CHANGE IN CIRCUMSTANCES; YIELD PROTECTION

     5.1. Increased Cost. If as a result of any existing law, rule, regulation or guideline regarding capital adequacy or of the adoption of any law, rule, regulation, guideline, treaty or directive after the Closing Date, or any change therein, or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank, court or governmental authority, agency or instrumentality:

           (a) the basis of taxation of payments to any Lender in respect of the Advances or the Letters of Credit or other amounts payable hereunder (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office) is changed;

           (b) any reserve, special deposit, special assessment or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender are imposed, modified or deemed applicable; or

           (c) any other condition affecting this Agreement, the Advances, the Revolving Loan or the Letters of Credit is imposed on any Lender or the interbank eurodollar market;

     and, in any of the foregoing circumstances, such Lender determines that, by reason thereof, the cost to such Lender of making or maintaining its share of the Commitment hereunder or making or continuing any Revolving Loan or any of the Advances or issuing or participating in the Letters of Credit is increased, or the amount of any sum receivable by such Lender hereunder in respect of any of the Advances, the Revolving Loan or the Letters of Credit or other amounts payable hereunder is reduced (including, without limitation, any reduction in the rate of return on capital to an amount below that which it could have achieved but for any of the foregoing);

     then, the Companies shall pay to any such affected Lender upon demand (which demand shall be accompanied by a statement setting forth the basis for the calculation thereof but only to the extent not theretofore provided to the Companies) such additional amount or amounts as will compensate such Lender for such additional cost or reduction (provided such amount has not been compensated for in the calculation of the Eurocurrency Reserve Percentage). For purposes of this Article V, the definition of "Lender" shall be deemed to include any holding company of any Lender. Determinations by such Lender for purposes of this Section of the additional amounts required to compensate such Lender in respect of the foregoing shall be conclusive, absent manifest error; it being understood, however, that all such determinations shall be done in a reasonable manner and in good faith. In determining any additional amounts due from the Companies under this Section 5.1, each Lender shall act reasonably and in good faith and will, to the extent that the increased costs or reductions in amounts received or receivable relate to such Lender's loans generally and are not specifically attributable to the Revolving Loan hereunder, use averaging and attribution methods which are reasonable and equitable and which cover all loans similar to the Revolving Loan made by such Lender whether or not the loan documentation for such other loans permits such Lender to receive increased costs of the type described in this Section 5.1.

     5.2. LIBOR Deposits Unavailable, Etc. If the Companies have any LIBOR Advances outstanding, or have notified the Administrative Agent of their intention to borrow LIBOR Advances as provided herein, then in the event that prior to any Interest Period any Lender shall have determined (which determination shall be conclusive and binding on the parties hereto) that deposits of the necessary amount for the relevant Interest Period are not available to such Lender in the interbank eurodollar market or that the Interbank Rate does not accurately reflect the cost of making or maintaining a LIBOR Advance for such Lender, the affected Lender shall promptly give notice of such determination to the Notification Agent, the Agents and the other Lenders, and any notice of new LIBOR Advances previously given by the Notification Agent and not yet borrowed shall be deemed a notice to make a Base Rate Advance, to the extent of the affected Lender's Revolving Loan Specified Percentage of the proposed LIBOR Advance.

     5.3. Changes in Law Rendering LIBOR Advances Unlawful. If at any time due to any new law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, or for any other reason arising subsequent to the date hereof, it shall become unlawful for any Lender to fund any LIBOR Advance which it is committed to make hereunder, the obligation of such Lender to provide LIBOR Advances shall, upon the happening of such event, forthwith be suspended for the duration of such illegality. If any such change shall make it unlawful for any Lender to continue LIBOR Advances previously made by it hereunder, such Lender shall, upon the happening of such event, notify the Agents, the Notification Agent and the other Lenders thereof in writing stating the reasons therefor, and the Companies shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert such unlawful Advances to Base Rate Advances or prepay all such LIBOR Advances, without any penalty whatsoever (except as provided in Section 5.4), to such Lender in full. Thereafter no LIBOR Advance shall be available from any such Lender until such Lender notifies the Notification Agent and the Agents that LIBOR Advances are once again available from such Lender.

     5.4. Indemnity. In addition to Section 5.1 hereof, the Paging Entities will indemnify each Lender against any loss or expense which such Lender may sustain (a) as a consequence of any failure by any Company to make any payment when due of any amount due hereunder in connection with a LIBOR Advance, (b) due to any failure of any Company to borrow on a date specified therefor in any notice given by the Notification Agent in accordance with Section 2.3 hereof or deemed notice given pursuant to
Section 2.3(c) hereof for any reason (including failure by the Companies to satisfy any condition precedent to borrowing), or (c) (i) due to any payment or prepayment of any LIBOR Advance on a date other than the last day of the Interest Period for such Advance or (ii) due to any change in any designated Interest Period as a result of the operation of Section 2.3(c)(i), provided, however, that the indemnity provided under this Section 5.4 will exclude indemnity for unaccrued loss of profit on the LIBOR Advances. The provisions of this Section 5.4 shall survive the termination of this Agreement.

         5.5. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, any Lender shall be entitled to fund and maintain its funding of all or any part of its portion of any LIBOR Advances in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained its portion of each LIBOR Advance during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of such Interest Period and bearing an interest rate equal to the Interbank Rate for such Interest Period (whether or not such Lender shall have granted any participations in its portion of such Advance).

         5.6. Eurocurrency Reserves. If any Lender shall be required under Regulation D to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, then (a) such Lender shall, within 60 days after the end of any Interest Period with to any LIBOR Advance during which such Lender was so required to maintain reserves, deliver to the Notification Agent and the Administrative Agent a certificate stating
(i) that such Lender was required to maintain reserves and as a result such Lender incurred additional costs in connection with making LIBOR Advances and
(ii) in reasonable detail, such Lender's computations of the amount of additional interest payable by the Companies, pursuant to the provisions of
Section 5.6(b), and (b) the Companies shall, promptly upon receipt of any such certificate, pay to the Administrative Agent, for the account of such Lender, additional interest on the unpaid principal amount of each LIBOR Advance of such Lender made to it outstanding during the Interest Period with respect to which the above-referenced certificate was delivered to the Notification Agent at a rate per annum equal to the difference obtained by subtracting (x) the Interbank Rate for such Interest Period from (y) the rate obtained by dividing such Interbank Rate by a percentage equal to 100% minus the Eurocurrency Reserve Percentage of such Lender for such Interest Period. The amount of interest payable by the Companies to any Lender as stated in any certificate delivered to the Notification Agent and the Administrative Agent pursuant to the provisions of this Section 5.6 shall be conclusive and binding for all purposes, absent manifest error. The provisions of this Section 5.6 shall survive the termination of this Agreement.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         To induce the Lenders to make the Revolving Loan and to induce NationsBank to issue, and the Lenders to participate in, the Letters of Credit, PageNet and each of the Companies represents and warrants, as to itself, that:

         6.1. Corporate Existence. Each of the Paging Entities is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly qualified and in good standing as a foreign corporation authorized to do business in each state where, because of the nature of its respective activities or properties, such qualification is required. Each of the Paging Entities has the corporate power and authority to own its Properties and to carry on its businesses as now being and hereafter proposed to be conducted.

         6.2. Authorization and Validity. Each of the Paging Entities has the corporate power and is duly authorized to execute and deliver this Agreement, the Notes, the Applications, the Security Documents and the other Loan Documents, as applicable, and is and will continue to be duly authorized to borrow monies hereunder and to perform its obligations under this Agreement, the Notes, the Applications, the Security Documents and the other Loan Documents. The Loan Documents constitute legal, valid and binding obligations of each of the Paging Entities, as applicable, enforceable against each of them in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and except that the availability of the remedy of specific performance or injunctive relief in equity is subject to the discretion of the court before which any proceeding therefor may be brought.

         6.3. No Conflicts. The execution, delivery and performance by each of the Paging Entities of this Agreement, the Notes, the Applications, the Security Documents and the other Loan Documents, and the performance by each of them of their obligations under this Agreement, the Notes, the Applications, the Security Documents and the other Loan Documents, do not and will not (a) conflict with, or result in a default or the imposition of any Lien under, any provision of (i) any Applicable Law, (ii) the charter or by-laws of any of the Paging Entities, or (iii) any license, consent, indenture, agreement or instrument binding upon any of the Paging Entities or any of their Properties, or (b) require any consent or approval not already obtained.

         6.4. Financial Statements: Material Adverse Change: Solvency. PageNet's audited consolidated financial statements as at December 31, 1995, copies of which have been furnished to each Lender, have been prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly the financial condition of the Paging Entities on a consolidated basis as at such date, and the results of their operations for the year then ended, and since such date nothing has occurred that has caused or could reasonably be expected to cause a Material Adverse Effect. On the Closing Date after giving effect to the Advances made on such date, PageNet and its Subsidiaries, on a consolidated basis, are Solvent.

         6.5. Litigation. No litigation or governmental proceedings are pending, and to the best knowledge of the senior officers of any of the Paging Entities after having made due inquiry, no litigation or governmental proceedings are threatened, against any of the Paging Entities, the results of which might reasonably be expected to have a Material Adverse Effect, except those referred to in Schedule 6.5 hereto. Other than any liability incident to such litigation or proceedings or provided for or disclosed in the financial statements referred to in Section 6.4, no Paging Entity has any material contingent liability.

         6.6. Ownership of Properties. Except as set forth on Schedule 6.6 hereto, each of the Paging Entities has good title, free of all Liens, other than (a) Liens securing the Obligations, (b) Liens for current taxes not delinquent and (c) Liens permitted pursuant to Section 9.11 (d) hereof, to all of the material Properties and assets reflected in the financial statements as owned by them.

         6.7. Subsidiaries. On the Closing Date, PageNet and the Companies have no Subsidiaries except as listed on Schedule 6.21 hereto. PageNet and the Companies own the percentage of each of their respective Subsidiaries as set forth in Schedule 6.21.

         6.8. Purpose. The proceeds of the Revolving Loan and the Letters of Credit will be used by the Companies only (a) to refinance and restate the existing loan facility of the Companies to certain of the Lenders, (b) for Capital Expenditures permitted under Section 9.7 hereof, (c) working capital of the Companies for paging and communications businesses that are incidental and related to its existing business, (d) to fund acquisitions and Investments that are permitted under Section 9.12 hereof, (e) for Restricted Payments to the extent permitted by Section 9.8 hereof, (f) for acquisition and construction of a corporate headquarters for the Companies in Texas (in an amount not to exceed in the aggregate $50,000,000), so long as the Lenders receive a first lien deed of trust on such property, together with title insurance and flood insurance, survey, appraisal and environmental audit, each in form and substance satisfactory to the Managing Agents, and (g) for general corporate purposes, including the payment of costs and expenses incurred in connection with the negotiation of this Agreement and the other Loan Documents.

         6.9. Compliance with Regulations G, T, U and X. No Paging Entity is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, and no part of the proceeds of the Revolving Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. No assets of the Paging Entities is margin stock, and none of the Pledged Stock is margin stock. None of the Paging Entities, nor any agent acting on their behalf, has taken or will knowingly take any action which might cause this Agreement or any other Loan Document to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.

         6.10. Compliance. Each of the Paging Entities is in material compliance with all Applicable Law and statutes and governmental rules and regulations applicable to it or any of them, including, without limitation (a) applicable rules and regulations of the FCC and the political subdivisions, governments and governmental agencies having jurisdiction over the activities of it or any of them; and (b) applicable rules and regulations of the SEC insofar as such rules and regulations apply to it or any of them. None of the Paging Entities has received notice to the effect that its respective operations are not in material compliance with any of the requirements of Applicable Law or Applicable Environmental Law.

         6.11.   Consents and Authorizations. Except as disclosed on Schedule
6.23 hereto, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents, except for those that each of the Paging Entities has obtained or made. Each of the Paging Entities has received all permits, licenses, consents, qualifications and authorizations necessary to the lawful acquisition of radio common carrier systems ("RCCS") and to the lawful operation of radio common carrier companies ("RCCC"). No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, necessary for the operation of the business of any of the Paging Entities, is the subject of any pending or, to the best of such Paging Entity's knowledge, threatened challenge or revocation.

         6.12. Real Estate. On the Closing Date, none of the Paging Entities has any interest in real estate (including without limitation as lessee) except as described in the attached Schedule 6.12.

         6.13. Licenses, Permits. Etc. Each of the Paging Entities possesses adequate assets, permits (including without limitation those required under Applicable Law and Applicable Environmental Law), licenses, authorizations, or approvals to conduct its respective business as heretofore conducted by it. No permits (including without limitation those required under Applicable Law and Applicable Environmental Law), licenses, authorizations, or approvals to conduct the business of any Substantial Portion of the Paging Entities is the subject of any pending, or to the best of such Paging Entity's knowledge, threatened challenge or revocation.

         6.14. Taxes. Each of the Paging Entities has filed all tax returns that are required to be filed by it, and has paid or provided adequate reserves for the payment of all taxes and assessments payable by it that have become due, except such taxes, if any, as are being diligently contested in good faith and as to which adequate reserves have been set aside in the opinion of the Paging Entities' management. Each of the Paging Entities has paid, or has provided adequate reserves in the opinion of the Paging Entities' management for the payment of, all taxes and assessments applicable for all prior fiscal years and for the current fiscal year to the date of its most recent financial statements. No tax Liens have been filed against any of the Paging Entities or any of their respective Properties.

         6.15. Accuracy of Information. Neither this Agreement nor any other document, certificate or statement which has been furnished to any Lender by or on behalf of any Paging Entity in connection herewith contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statement contained herein and therein not materially misleading at the time it was furnished. There is no fact known to any Paging Entity and not known to the public generally that could materially adversely affect the assets or business of the Paging Entities, taken as a whole, or in the future could (so far as such Paging Entity can now foresee) have a Material Adverse Effect, which has not been set forth in this Agreement or in the documents, certificates and statements furnished to the Lenders by or on behalf of the Paging Entity prior to the date hereof in connection with the transactions contemplated hereby.

         6.16. Subordinated Indebtedness. The Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all of the outstanding Subordinated Indebtedness.

         6.17. ERISA Compliance. None of the Paging Entities nor its Controlled Group maintains or contributes to any Plan other than those disclosed to the Lenders in writing. Each such Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and any other applicable Federal or state law, rule or regulation. With respect to the Plan of each of the Paging Entities and each member of its Controlled Group (other than a Multiemployer Plan), all reports required under ERISA or any other Applicable Law to be filed with any governmental authority, the failure of which to file could reasonably result in liability of each of the Paging Entities or any member of its Controlled Group in excess of $100,000, have been duly filed. All such reports are true and correct in all material respects as of the date given. No such Plan of any Paging Entity or any member of its Controlled Group has been terminated nor has any accumulated funding deficiency (as defined in Section 412(a) of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested. None of the Paging Entities or any member of its Controlled Group has failed to make any contribution or pay any amount due or owing as required by Section 412 of the Code or Section 302 of ERISA or the terms of any such Plan prior to the due date under Section 412 of the Code and Section 302 of ERISA. There has been no ERISA Event or any event requiring disclosure under Section 4041(c)(3)(C), 4068(f), 4063(a) or 4043(b) of ERISA with respect to any Plan or trust of the Paging Entities or any member of their Controlled Group since the effective date of ERISA. The value of the assets of each Plan (other than a Multiemployer
Plan) of each Paging Entity and each member of its Controlled Group equaled or exceeded the present value of the benefit liabilities, as defined in Title IV of ERISA, of each such Plan as of the most recent valuation date using Plan actuarial assumptions at such date. There are no pending or, to the best of such Paging Entity's knowledge, threatened claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and no Paging Entity nor any member of its Controlled Group has knowledge of any threatened litigation or claims against, (i) the assets of any Plan or trust or against any fiduciary of a Plan with respect to the operation of such Plan, or (ii) the assets of any employee welfare benefit plan within the meaning of Section 3(l) or ERISA, or against any fiduciary thereof with respect to the operation of any such plan. None of the Paging Entities nor any member of their Controlled Group has engaged in any prohibited transactions, within the meaning of Section 406 of ERISA or Section 4975 of the Code, in connection with any Plan. None of the Paging Entities nor any member of their Controlled Group has withdrawn from any Multiemployer Plan, nor has incurred or reasonably expects to incur (A) any liability under Title IV of ERISA (other than premiums due under Section 4007 of ERISA to the PBGC), (B) any withdrawal liability (and no event has occurred which with the giving of notice under Section 4219 of ERISA would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from a Multiemployer Plan, or (C) any liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. None of the Paging Entities nor any member of their Controlled Group, or any organization to which a Paging Entity or any member of its Controlled Group is a successor or parent corporation within the meaning of ERISA Section 4069(b), has engaged in a transaction within the meaning of ERISA Section 4069. None of the Paging Entities or any member of their Controlled Group maintains or has established any welfare benefit plan within the meaning of Section 3(l) of ERISA which provides for continuing benefits or coverage for any participant or any beneficiary of any participant after such participant's termination of employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations thereunder, or under applicable state insurance laws. Each of the Paging Entities and each member of their Controlled Group which maintains a welfare benefit plan within the meaning of Section 3(l) of ERISA has complied in all material respects with any applicable notice and continuation requirements of COBRA and the regulations thereunder.

         6.18. Environmental Matters. None of the Paging Entities has any actual knowledge or reason to believe that any substance deemed hazardous by any Applicable Environmental Law has been installed on any real property now owned by any Paging Entity. Each of the Paging Entities is not in violation of or subject to any existing, pending or, to the best of such Person's knowledge, threatened investigation or inquiry by any governmental authority or to any material remedial obligations under any Applicable Environmental Laws, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to any real property of such Paging Entity. None of the Paging Entities has obtained or are required to obtain any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures, and equipment forming a part of any real property of such Paging Entity by reason of any Applicable Environmental Laws. The Paging Entities undertook, at the time of acquisition of any real property, reasonable inquiry into the previous ownership and uses of such real property consistent with good commercial or customary practice. Each of the Paging Entities has taken all reasonable steps to determine, and none of the Paging Entities has any actual knowledge or reason to believe, after reasonable investigation, that any hazardous substances or solid wastes have been disposed of or otherwise released on or to the real property of the Paging Entities, within the meaning of the Applicable Environmental Laws.

         6.19. Absence of Default. The Paging Entities are in compliance in all respects with all of the provisions of their articles of incorporation, and the Paging Entities are in compliance in all material respects with all of the provisions of their by-laws, and no event has occurred or failed to occur, which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, (i) a Default or an Event of Default or (ii) a default by the Paging Entities under any material indenture, agreement or other instrument, or any documentation relating to any Indebtedness, including any Subordinated Indebtedness, or any judgment, decree or order to which any Paging Entity is a party or by which it or any of its material Properties is bound.

         6.20. Investment Company Act. No Paging Entity is an "investment company" within the meaning of, and no Paging Entity is otherwise required to register under the provisions of, the Investment Company Act of 1940, as amended. Neither the entering into or performance by any Paging Entity of this Agreement nor the issuance of the Notes violates any provision of such act or requires any consent, approval, or authorization of, or registration with, the Securities and Exchange Commission or any other governmental or public body of authority pursuant to any provisions of such act.

         6.21. Valid Issuance of Securities. All Pledged Stock has been duly authorized and validly issued, and is fully paid and nonassessable. The capital stock described on Schedule 6.21 hereto on the Closing Date constitutes all the issued and outstanding capital stock of (a) PageNet and the Subsidiaries of PageNet, (b) the Subsidiaries of the Companies and (c) the Subsidiaries of another Subsidiary. No Person has any options to purchase any Pledged Stock or conversion rights with respect to, or any subscription rights, calls, commitments or claims of any character for, or any repurchase or redemption options relating to, the Pledged Stock. The Pledged Stock, when issued or sold, was either (i) registered or qualified under applicable federal or state securities laws, or (ii) exempt therefrom.

         6.22. Certain Fees. No broker's, finder's or other fee or commission will be payable by any Paging Entity (other than to the Lenders hereunder) with respect to the making of a commitment to make the Revolving Loan hereunder. Each Paging Entity agrees to indemnify and hold harmless the Administrative Agent, the Documentation Agent and each Lender from and against any claims, demand, liability, proceedings, costs or expenses asserted with respect to or arising in connection with any such fees or commissions. The provisions of this Section 6.22 shall survive any termination of this Agreement.

         6.23. Compliance. Attached as Schedule 6.23 hereto is a complete list of all material FCC licenses of each Paging Entity as of the Closing Date. All such licenses, and all other consents, permits and authorizations of the Paging Entities constitute all that are necessary, appropriate or advisable for each of the Paging Entities to operate its business and own its properties, and are in full force and effect. No event has occurred which permits (or with the passage of time would permit) the revocation or termination of any such license, consent, permit or authorization, or which could result in the imposition of any restriction thereon of such a nature that could have a Material Adverse Effect.

         6.24. Patents, Etc. Each of the Paging Entities has obtained all patents, trademarks, service-marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of its business as presently conducted and as proposed to be conducted. Nothing has come to the attention of any Paging Entity to the effect that (i) any process, method, part or other material presently contemplated to be employed by such Paging Entity may infringe any patent, trademark, service-mark, trade name, copyright, license or other right owned by any other Person, or (ii) there is pending or overtly threatened any claim or litigation against or affecting such Paging Entity contesting its right to sell or use any such process, method, part or other material.


                                  ARTICLE VII

                               GENERAL COVENANTS

         From the date of this Agreement and thereafter until the Commitment has been finally and irrevocably reduced to zero and the Notes and all other Obligations hereunder are paid in full and the Letters of Credit have been terminated, PageNet and each Company agree that:

         7.1. Access and Inspection. PageNet and each Company shall, and shall cause each other Paging Entity to, promptly permit representatives of the Agents or any Lender from time to time to (a) visit and inspect the properties of each Paging Entity as often as the Agents or any Lender shall deem desirable upon reasonable notice under the circumstances, (b) inspect and make extracts from and copies of each Paging Entity's books and records, and (c) discuss with each Paging Entity's directors, officers, employees and auditors its business, assets, liabilities, financial positions, results of operations and business prospects.

         7.2. Insurance. PageNet and each Company shall maintain, and shall cause each other Paging Entity to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated or as the Majority Lenders may reasonably request from time to time. Each insurance policy shall provide for at least 30 days' prior notice to the Administrative Agent and the Documentation Agent of any proposed termination or cancellation of such policy, whether on account of default or otherwise.

         7.3. Repair. PageNet and each Company shall maintain, preserve, and keep their, and shall cause each other Paging Entity to maintain, preserve and keep its, Properties in good repair, working order and condition, and from time to time make, and cause each of the Paging Entities to make, all appropriate repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the performance standards and capabilities of each RCCC and RCCS owned or operated by it, and any of them, shall be fully preserved and maintained.

         7.4. Taxes and Claims. PageNet and each Company shall, and shall cause each other Paging Entity to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or its income or properties prior to the date on which penalties attach thereto, and all lawful material claims for labor, materials and supplies which, if unpaid, might become a Lien upon any of its Properties; except that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the appropriate books, but only so long as no Lien shall attach with respect thereto and no foreclosure, distraint, sale or similar proceedings shall have been commenced. PageNet and each Company shall, and shall cause each other Paging Entity to, timely file all information returns required by federal, state or local tax authorities.

         7.5.    Compliance.

         (a) PageNet and each Company shall comply, and shall cause each other Paging Entity to comply, in all material respects, with all Applicable Laws, all Applicable Environmental Laws and all statutes and governmental rules and regulations applicable to it, or any of them, including without limitation:
(i) applicable rules and regulations of the FCC and other governmental agencies, and any government, political subdivision or other entity having jurisdiction over each RCCC; (ii) applicable rules and regulations of the SEC insofar as such rules and regulations apply to it or any of them; and (iii) applicable provisions of ERISA insofar as such Act applies to it or any of them. PageNet and each Company shall not, and shall not permit any other Paging Entity to, permit any condition to exist in connection with any Plan which would constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan; and not engage in, or permit to exist or occur, or permit any Paging Entity to engage in, or permit to exist or occur, any other condition, event or transaction with respect to any such Plan which would result in the incurrence by such Paging Entity of any material liability, fine or penalty.

         (b) PageNet and each Company shall maintain, and shall cause each other Paging Entity to maintain, in full force and effect, existence in each jurisdiction in which it is operating as of the Closing Date and its respective licenses and permits granted by the FCC and other governmental entities as may be necessary for such Paging Entity and each RCCC to conduct their business without material adverse change, and cause the FCC's and other governmental entities' approvals of each of the Paging Entities' ownerships in each RCCC to remain in full force and effect; and give prompt written notice thereof to each of the Agents and the Lenders after obtaining knowledge of: (i) the receipt by the FCC or any other governmental agency, or any government, political subdivision or other entity, of any protest or complaint which would be materially threatening to the maintenance of any of the licenses or permits of each Paging Entity, or (ii) the report by the FCC or any other governmental agency, or any government, political subdivision or other entity of any notice, correspondence, hearing, proceeding or order regarding or affecting the Paging Entity which would be materially threatening to the operation of each RCCC.

         (c) The use which each Paging Entity intends to make of any real property owned by it will not result in the disposal or other release of any hazardous substance or solid waste on or to such real property, and neither PageNet nor any Company shall cause, permit or suffer to exist, nor shall they permit any other Paging Entity to cause, permit or suffer to exist the disposal or other release of any hazardous substance or solid waste on or to such real property. As used herein, the terms "hazardous substance" and "release" as used in this Section shall have the meanings specified in CERCLA (as defined in the definition of Applicable Environmental Laws), and the terms "solid waste" and "disposal" shall have the meanings specified in RCRA (as defined in the definition of Applicable Environmental Laws); provided, however, that if CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided further, to the extent that any other law applicable to any Paging Entity or any of their Properties establishes a meaning for "hazardous substance," "release," "solid waste," or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

         7.6. Purpose. Each Company will, and will cause each other Paging Entity to, use the proceeds of the Revolving Loan and the Letters of Credit only (a) to refinance and restate the existing loan facility of the Companies to certain of the Lenders, (b) for Capital Expenditures permitted under Section
9.7 hereof, (c) working capital of the Companies for paging and communications businesses that are incidental and related to its existing business, (d) to fund acquisitions and investments that are permitted under Section 9.12 hereof,
(e) for Restricted Payments to the extent permitted by Section 9.8 hereof, (f) for acquisition and construction of a corporate headquarters for the Companies on a tract of real property in Collin County, Texas (in an amount not to exceed in the aggregate $50,000,000), so long as the Lenders receive a first lien deed of trust on such property, together with title insurance and flood insurance, survey, appraisal and environmental audit, each in form and substance satisfactory to the Managing Agents, and (g) for general corporate purposes, including the payment of costs and expenses incurred in connection with the negotiation of this Agreement and the other Loan Documents. No Company will, nor will it permit any other Paging Entity to, use any of the proceeds of the Revolving Loan or the Letters of Credit to purchase or carry any margin stock as defined in Regulation U of the Board of Governors of the Federal Reserve System.

         7.7. Existence and Business. PageNet and each Company shall, and shall cause each other Paging Entity to (a) subject to Section 9.2 hereof, maintain its corporate existence and qualification to do business in each jurisdiction in which the nature of its business requires it to be so qualified, and (b) engage substantially in the operation of paging systems and communications businesses that are incidental and related to its existing business.

         7.8. Accounting Methods and Financial Records. PageNet and each Company shall, and shall cause each other Paging Entity to, maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made and all transactions reflected in accordance with GAAP, and keep accurate and complete records of its respective assets. PageNet and each Company shall, and shall cause each other Paging Entity, to maintain a fiscal year ending on December 31.

         7.9. Payment of Indebtedness. Subject to the terms and provisions of this Agreement, PageNet and each Company shall, and shall cause each other Paging Entity to, pay its Indebtedness when and as the same becomes due and perform all obligations required by any instruments or documents related to any such Indebtedness, except for amounts (other than the Obligations) duly and diligently disputed in good faith.

         7.10.    INDEMNITY.

         (A) PAGENET AND EACH COMPANY AGREE, AND SHALL CAUSE EACH OTHER PAGING ENTITY, TO DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT AND DOCUMENTATION AGENT, EACH LENDER, EACH OF THEIR RESPECTIVE AFFILIATES, AND EACH OF THEIR RESPECTIVE (INCLUDING SUCH AFFILIATES') OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, SHAREHOLDERS AND CONSULTANTS (INCLUDING, WITHOUT LIMITATION, THOSE RETAINED IN CONNECTION WITH THE SATISFACTION OR ATTEMPTED SATISFACTION OF ANY OF THE CONDITIONS SET FORTH HEREIN) OF EACH OF THE FOREGOING (COLLECTIVELY, "INDEMNITEES") FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THE FEES AND DISBURSEMENTS OF COUNSEL FOR SUCH INDEMNITEES IN CONNECTION WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDING, WHETHER OR NOT SUCH INDEMNITEES SHALL BE DESIGNATED A PARTY THERETO), IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH INDEMNITEES (WHETHER DIRECT, INDIRECT OR CONSEQUENTIAL AND WHETHER BASED ON ANY FEDERAL, STATE, OR LOCAL LAWS AND REGULATIONS, UNDER COMMON LAW OR AT EQUITABLE CAUSE, OR ON CONTRACT, TORT OR OTHERWISE) ARISING FROM OR CONNECTED WITH (I) THE PAST, PRESENT OR FUTURE OPERATIONS OF ANY PAGING ENTITY, OR ANY OF THEIR PREDECESSORS IN INTEREST, (II) THE FAILURE OF ANY PAGING ENTITY TO PERFORM ANY OBLIGATION HEREUNDER REGARDING ASBESTOS OR APPLICABLE ENVIRONMENTAL LAWS, (III) ANY VIOLATION OF ANY APPLICABLE ENVIRONMENTAL LAW IN EFFECT, (IV) ANY ACT, OMISSION, EVENT OR CIRCUMSTANCE EXISTING OR OCCURRING (INCLUDING WITHOUT LIMITATION THE PRESENCE ON SUCH REAL PROPERTY OR RELEASE FROM SUCH REAL PROPERTY OF HAZARDOUS SUBSTANCES OR SOLID WASTES DISPOSED OF OR OTHERWISE RELEASED), RESULTING FROM OR IN CONNECTION WITH THE OWNERSHIP OF THE REAL PROPERTY, REGARDLESS OF WHETHER THE ACT, OMISSION, EVENT OR CIRCUMSTANCE CONSTITUTED A VIOLATION OF ANY APPLICABLE ENVIRONMENTAL LAW AT THE TIME OF ITS EXISTENCE OR OCCURRENCE, OR WHETHER THE ACT, OMISSION, EVENT OR CIRCUMSTANCE IS CAUSED BY OR RELATES TO THE NEGLIGENCE OF ANY INDEMNITEE) OR (V) IN ANY MANNER RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY ACT, EVENT OR TRANSACTION OR ALLEGED ACT, EVENT OR TRANSACTION RELATING OR ATTENDANT THERETO, THE MAKING OF ANY PARTICIPATIONS IN THE REVOLVING LOAN AND THE MANAGEMENT OF THE REVOLVING LOAN, INCLUDING IN CONNECTION WITH, OR AS A RESULT, IN WHOLE OR IN PART, OF ANY NEGLIGENCE OF THE ADMINISTRATIVE AGENT, DOCUMENTATION AGENT OR ANY LENDER (OTHER THAN THOSE MATTERS RAISED EXCLUSIVELY BY A PARTICIPANT AGAINST THE ADMINISTRATIVE AGENT AND DOCUMENTATION AGENT OR ANY LENDER AND NOT THE PAGING ENTITIES), OR THE USE OR INTENDED USE OF THE PROCEEDS OF THE REVOLVING LOAN HEREUNDER, OR IN CONNECTION WITH ANY INVESTIGATION OF ANY POTENTIAL MATTER COVERED HEREBY, BUT EXCLUDING AS TO ANY INDEMNITEE ANY CLAIM OR LIABILITY THAT ARISES AS THE RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, AS FINALLY JUDICIALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION, AND EXCLUDING MATTERS RAISED BY ONE LENDER AGAINST ANOTHER LENDER OR BY ANY SHAREHOLDERS OF A LENDER AGAINST A LENDER OR ITS MANAGEMENT (COLLECTIVELY, "INDEMNIFIED MATTERS"); PROVIDED HOWEVER, THAT SO LONG AS NO EVENT OF DEFAULT SHALL HAVE OCCURRED AND BE

CONTINUING, THERE SHALL BE NO SETTLEMENT BY THE INDEMNITEES OR ANY OF THEM WITH RESPECT TO ANY INDEMNIFIED MATTER WITHOUT PRIOR CONSULTATION WITH THE PAGING ENTITY.

         (B) IN ADDITION, EACH PAGING ENTITY SHALL PERIODICALLY, UPON REQUEST, REIMBURSE EACH INDEMNITEE FOR ITS REASONABLE LEGAL AND OTHER ACTUAL EXPENSES (INCLUDING THE COST OF ANY INVESTIGATION AND PREPARATION) INCURRED IN CONNECTION WITH ANY INDEMNIFIED MATTER. IF FOR ANY REASON THE FOREGOING INDEMNIFICATION IS UNAVAILABLE TO ANY INDEMNITEE OR INSUFFICIENT TO HOLD ANY INDEMNITEE HARMLESS WITH RESPECT TO INDEMNIFIED MATTERS, THEN EACH PAGING ENTITY SHALL CONTRIBUTE TO THE AMOUNT PAID OR PAYABLE BY SUCH INDEMNITEE AS A RESULT OF SUCH LOSS, CLAIM, DAMAGE OR LIABILITY IN SUCH PROPORTION AS IS APPROPRIATE TO REFLECT NOT ONLY THE RELATIVE BENEFITS RECEIVED BY SUCH PAGING ENTITY AND ITS STOCKHOLDERS ON THE ONE HAND AND SUCH INDEMNITEE ON THE OTHER HAND BUT ALSO THE RELATIVE FAULT OF SUCH PAGING ENTITY AND SUCH INDEMNITEE, AS WELL AS ANY OTHER RELEVANT EQUITABLE CONSIDERATIONS.

         (C) THE REIMBURSEMENT, INDEMNITY AND CONTRIBUTION OBLIGATIONS UNDER THIS SECTION SHALL BE IN ADDITION TO ANY LIABILITY WHICH EACH PAGING ENTITY MAY OTHERWISE HAVE, SHALL EXTEND UPON THE SAME TERMS AND CONDITIONS TO EACH INDEMNITEE, AND SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF ANY SUCCESSORS, ASSIGNS, HEIRS AND PERSONAL REPRESENTATIVES OF EACH PAGING ENTITY, THE ADMINISTRATIVE AGENT AND DOCUMENTATION AGENT, THE LENDERS AND ALL OTHER INDEMNITEES. THIS SECTION SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND PAYMENT OF THE OBLIGATIONS.

         7.11. Perfection of Security Interests, Expenses and Reimbursement. At such time as the Majority Lenders in their sole discretion deem it appropriate for any reason, PageNet and each Company shall, and shall cause each other Paging Entity to, immediately assist the Documentation Agent or any Managing Agent in perfecting the security interests or Liens of the Lenders in the assets of each Paging Entity located in any state in the United States of America, and shall pay all costs and expenses incurred by any Managing Agent or due and owing to any state or regulatory agency in the United States of America (or shall reimburse any Managing Agent therefor) in connection therewith as permitted by Applicable Law. The Managing Agents and the Lenders hereby expressly reserve the right to file any UCC-1, UCC-3 or other financing statement at any time, and PageNet and each Company covenant and agree, and agree to cause each other Paging Entity to covenant and agree, to pay all such amounts due and owing in connection with any such filings as permitted by Applicable Law.

         7.12. The Notification Agent. PageNet and each Company agree that it will cause (a) the Notification Agent to remain a 100% wholly-owned Restricted Subsidiary of PageNet, without assets or liabilities, except related to the receipt and transfer of Advances made hereunder and payments made by the Companies on the Obligations and (b) the Notification Agent to not conduct any business, incur trade payables, suffer to exist any Indebtedness, Liens or otherwise participate in any transaction, except as is necessary to perform the Notification Agent's functions under the terms of this Agreement and the other Loan Documents.

                                  ARTICLE VIII

                             INFORMATION COVENANTS

         From the Closing Date and thereafter until the Commitment has been finally and irrevocably reduced to zero, the Letters of Credit have been terminated and the Notes and all other Obligations have been paid in full, PageNet and each Company agree that they will:

         8.1.    Financial Statements. Furnish to each of the Lenders:

         (a) Within 90 days after each fiscal year end of PageNet, (i) a copy of the Form 10-K of PageNet and the audited consolidated annual financial statements, of PageNet and its Subsidiaries as at the end of such fiscal year, certified and opined upon by independent certified public accountants acceptable to the Lenders, which opinion shall state that the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with GAAP and shall be unqualified as to going concern and scope of audit, and (ii) a copy of the unaudited consolidating financial statements of the Paging Entities as at the end of such fiscal year, prepared in conformity with GAAP, provided that, in the event that 15% or more of the cash flow of PageNet is attributable to Unrestricted Subsidiaries, then the audited consolidated financial statements required to be delivered pursuant to (a)(i) above shall be delivered for PageNet and its Restricted Subsidiaries;

         (b) within 45 days after each quarter of each fiscal year of PageNet, a copy of the Form 10-Q of PageNet or its unaudited quarterly financial statements prepared on a consolidated basis, and including as supplementary information consolidating financial statements, prepared in conformity with GAAP;

         (c) together with the financial statements furnished by PageNet under the preceding clauses (a) and (b), a Compliance Certificate detailing that no Default or Event of Default has occurred and is continuing (or, if a Default or Event of Default exists, detailing such Default or Event of Default), and compliance with the financial tests set forth in Article IX hereof (including a comparison of budgeted and actual Capital Expenditures and budgeted and actual pagers in service);

         (d) on the twentieth day of each month, a comparison of budgeted and actual revenues and Operating Cash Flow for the preceding month;

         (e) within twenty days after the execution and delivery of any document pursuant to which any Paging Entity obtains an interest in any facility which houses a paging terminal, a description of such interest in such detail as the Lenders may request;

         (f) not earlier than 15 days after the Closing Date and not later than 60 days after the Closing Date, provide the Agents and each Lender with a copy of a post Closing Date UCC Lien search in each jurisdiction in which any Paging Entity is operating, in form and substance satisfactory to Majority Lenders;

         (g) within 20 days after PageNet has completed and finalized each year's consolidated budget (summarized by the Companies and any other Restricted Subsidiaries, and by region) (but in no event later than 60 days after PageNet's fiscal year end prior to such year), provide the Agents and each Lender with a copy of such budget; and

         (h) from time to time, such other information as any of the Agents or any of the Lenders may reasonably request.

         8.2.    Copies of Other Reports and Notices. Furnish to each of the
Lenders:

         (a) Promptly upon their becoming available, a copy of (i) all material reports or letters submitted to any Paging Entity by accountants in connection with any annual, interim or special audit, including without limitation any report prepared in connection with the annual audit referred to in Section 8.1 hereof, and any other comment letter submitted to management in connection with any such audit, (ii) each financial statement, report, notice or proxy statement sent by each Paging Entity to stockholders generally, (iii) each regular or periodic report and any registration statement (other than statements on Form S-8) or prospectus (or material written communication in respect of any thereof) filed by any Paging Entity with any securities exchange, with the SEC or any successor agency, and (iv) all press releases concerning material financial aspects of any Paging Entity;

         (b) Promptly upon becoming aware that (i) the holder(s) of any note(s) or other evidence of Indebtedness or other security of any Paging Entity in excess of $1,000,000 in the aggregate has given notice or taken any action with respect to a breach, failure to perform, claimed default or event of default thereunder, (ii) any party to any Capitalized Lease Obligation has given notice or taken any action with respect to a breach, failure to perform, claimed default or event of default thereunder, (iii) any occurrence or non-occurrence of any event which constitutes or which with the passage of time or giving of notice or both could constitute a material breach by any Paging Entity under any material agreement or instrument other than this Agreement to which any Paging Entity is a party or by which any of their properties may be bound, or (iv) any event, circumstance or condition which could have a Material Adverse Effect, a written notice specifying the details thereof (or the nature of any claimed default or event of default) and what action is being taken or is proposed to be taken with respect thereto;

         (c) Promptly upon receipt thereof, information with respect to and copies of any notices received from the FCC or any other federal, state or local regulatory agencies or any tribunal relating to any order, ruling, law, information or policy that relates to a material breach of or noncompliance with the Communications Act, or might result in the payment of money by any Paging Entity in an amount of $500,000 or more in the aggregate, or otherwise have a Material Adverse Effect, or result in the loss or suspension of any material license or consent; provided, however, no information shall be required to be delivered hereunder if, in the opinion of counsel to such Paging Entity, there is no reasonable possibility of an adverse determination with respect to such notice;

         (d) Promptly upon receipt from any governmental agency, or any government, political subdivision or other entity, any material notice, correspondence, hearing, proceeding or order regarding or affecting any Paging Entity, or any of their Properties or businesses; and

         (e) From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the assets, business, liabilities, financial position, projections, results of operations or business prospects of any Paging Entity, as the Administrative Agent, Documentation Agent or any Lender may reasonably request.

         8.3. Notice of Litigation, Default and Other Matters. Furnish to each of the Lenders prompt notice of the following events after any Paging Entity has knowledge or notice thereof:

         (a) The commencement of all material proceedings and investigations by or before the FCC or any other governmental body, and all actions and proceedings in any court or before any arbitrator involving claims for damages (including punitive damages) in excess of $2,000,000 in the aggregate (after deducting the amount with respect to which any Paging Entity is insured and as to which the insurance company has acknowledged coverage), against or in any other way relating directly to any Paging Entity, or any of their Properties or businesses;

         (b) Promptly upon the happening of any condition or event which constitutes a Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action is being taken or is proposed to be taken with respect thereto; and

         (c) Any material adverse change with respect to the business, assets, liabilities, financial position, results of operations or prospective business of any Paging Entity, on a consolidated basis, other than changes in the ordinary course of business which have not had and are not likely to have a Material Adverse Effect.

         8.4.    ERISA Reporting Requirements. Furnish to each of the Lenders:

         (a) Promptly and in any event (i) within 30 days after any Paging Entity or any member of its Controlled Group knows or has reason to know that any ERISA Event described in clause (a) of the definition of ERISA Event or any event described in Section 4063(a) of ERISA with respect to any Plan of such Paging Entity or any member of its Controlled Group has occurred, and (ii) within 10 days after such Paging Entity or any member of its Controlled Group knows or has reason to know that any other ERISA Event with respect to any Plan of such Paging Entity or any member of its Controlled Group has occurred or a request for a minimum funding waiver under Section 412 of the Code with respect to any Plan of any Paging Entity or any member of its Controlled Group, a written notice describing such event and describing what action is being taken or is proposed to be taken with respect thereto, together with a copy of any notice of event that is given to the PBGC;

         (b) Promptly and in any event within two Business Days after receipt thereof by any Paging Entity or any member of its Controlled Group from the PBGC, copies of each notice received by such Paging Entity or any member of its Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

         (c) Promptly and in any event within 30 days after the filing thereof by any Paging Entity or any member of its Controlled Group with the United States Department of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report (including Schedule B thereto) with respect to each Plan;

         (d) Promptly and in any event within 30 days after receipt thereof, a copy of any notice, determination letter, ruling or opinion any Paging Entity or any member of its Controlled Group receives from the PBGC, the United States Department of Labor or the Internal Revenue Service with respect to any Plan;

         (e) Promptly, and in any event within 10 Business Days after receipt thereof, a copy of any correspondence any Paging Entity or any member of its Controlled Group receives from the Plan Sponsor (as defined by Section 4001(a)(10) of ERISA) of any Plan concerning potential withdrawal liability pursuant to Section 4219 or 4202 of ERISA, and a statement from the chief financial officer of any Paging Entity or such member of its Controlled Group setting forth details as to the events giving rise to such potential withdrawal liability and the action which such Paging Entity or such member of its Controlled Group is taking or proposes to take with respect thereto;

         (f) Notification within 30 days of any material increases in the benefits of any existing Plan which is not a Multiemployer Plan, or the establishment of any new Plans, or the commencement of contributions to any Plan to which any Paging Entity or any member of its Controlled Group was not previously contributing;

         (g) Notification within three Business Days after any Paging Entity or any member of its Controlled Group knows or has reason to know that such Paging Entity or any such member of its Controlled Group has or intends to file a notice of intent to terminate any Plan under a distress termination within the meaning of Section 4041(c) of ERISA and a copy of such notice; and

         (h) Promptly after receipt of written notice of commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting a Paging Entity or any member of its Controlled Group with respect to any Plan, except those which, in the aggregate, if adversely determined could not have a Material Adverse Effect.

                                   ARTICLE IX

                               NEGATIVE COVENANTS

         From the date of this Agreement and thereafter until the Commitment has been finally and irrevocably reduced to zero, the Letters of Credit have been terminated, the Notes and all other Obligations hereunder are paid in full, PageNet and each Company agree that they will:

         9.1. Subordinated Indebtedness. Not, and will not permit any Paging Entity to, amend or change (or take any action or fail to take any action the result of which is an effective amendment or change) or accept any waiver or consent with respect to, any indenture or any other document or instrument that would result in (a) a change in any principal, interest, fees, or other amounts payable under any Subordinated Indebtedness (including without limitation a waiver or action that results in the waiver of any payment default under any Subordinated Indebtedness), (b) a change in any date fixed for any payment of principal, interest, fees, or other amounts payable under any Subordinated Indebtedness (including, without limitation, as a result of any redemption),
(c) a change in any percentage of holders of any of the Subordinated Indebtedness required under the terms of any indenture, respectively, to take (or refrain from taking) any action, (d) a change in any financial covenant in any indenture, (e) a change in any remedy or right of the holders of any of the Subordinated Indebtedness or any of the subordination provisions, (f) a change in the definition of "Change of Control" or similar definition in any indenture for any Subordinated Indebtedness, (g) a change in any covenant, term or provision in any indenture for any Subordinated Indebtedness, which would result in such term or provision being more restrictive than the terms of this Agreement and the other Loan Documents, (h) a change in the definition of "Senior Debt" or any similar term, or (i) a change in any term or provision of any document or instrument related to any Subordinated Indebtedness, or other document or instrument in connection therewith that could have, in any material respect, an adverse effect on the interests of the Lenders.

         9.2. Liquidation, Disposition, Merger and New Subsidiaries. Not, and will not permit any other Paging Entity to, at any time:

         (a) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or sell, lease, abandon, transfer or otherwise dispose of all or any part of its assets, properties or business, other than (i) as permitted under Section 9.14 hereof, and (ii) so long as there shall exist no Default or Event of Default prior to or after giving effect to a proposed transaction, any Paging Entity (other than PageNet and the Notification Agent) may transfer, sell, or lease all or any part of its assets, Properties or business to another direct or indirect wholly-owned Paging
Entity (other than the Notification Agent), and, so long as there are no assets remaining in any such Company, thereafter wind up or dissolve itself;

         (b) enter into any merger or consolidation, provided that, so long as a Paging Entity notifies the Lenders and so long as there exists no Default or Event of Default and none shall be caused thereby, (i) any Company or wholly-owned direct or indirect Restricted Subsidiary of a Paging Entity (whether newly acquired pursuant to Section 9.12 hereof or previously existing, but excluding the Notification Agent) may merge or consolidate into any other Company or wholly-owned direct or indirect Restricted Subsidiary of a Paging Entity, and (ii) any acquisition consummated in accordance with the terms of Section 9.12 hereof may be accomplished by a merger so long as the surviving entity is a Restricted Subsidiary that is a Company; or

                 (c) create or acquire any Subsidiary, except as permitted by Section 9.12 hereof.

         9.3. Total Leverage Ratio. At any time during the term of this Agreement, not permit the Total Leverage Ratio for the most recent fiscal quarter to be greater than (a) 6.50 to 1.00, for the period beginning on the Closing Date and ending on June 30, 2000, and (b) 5.50 to 1.00 for the period beginning on July 1, 2000 and continuing thereafter until the Obligations have been paid in full and the Commitment has been terminated. For purposes of this
Section 9.3, the definition of "Operating Cash Flow" used herein shall (a) exclude from Operating Cash Flow any such amounts or charges attributable to Properties of any Paging Entity sold during such period as if such sale occurred on the first day of such period and (b) include in Operating Cash Flow any such amounts or charges attributable to Properties of any Paging Entity purchased during such period as if such purchase occurred on the first day of such period.

         9.4. Senior Debt to Annualized Operating Cash Flow. At any time during the term of this Agreement, not permit the ratio of (a) Senior Debt as of the last day of the period for which Annualized Operating Cash Flow is being determined to (b) Annualized Operating Cash Flow for the fiscal quarters during the specified time periods below to be greater than the ratio set forth below opposite such time period:

                 Period                                     Ratio
                 ------                                     -----

           Closing Date through December 31, 1996           4.50 to 1.00
           January 1, 1997 through December 31, 1997        4.00 to 1.00
           January 1, 1998 through December 31, 1998        3.50 to 1.00
           January 1, 1999 through December 31, 1999        3.00 to 1.00
           January 1, 2000 and thereafter                   2.50 to 1.00

For purposes of this Section 9.4, the definition of "Annualized Operating Cash Flow" used herein shall (a) exclude from Annualized Operating Cash Flow any such amounts or charges attributable to Properties of any Paging Entity sold during such period as if such sale occurred on the first day of such period and
(b) include in Annualized Operating Cash Flow any such amounts or charges attributable to Properties of any Paging Entity purchased during such period as if such purchase occurred on the first day of such period.

         9.5. Pro Forma Debt Service Ratio. At any time during the term of this Agreement, not permit the ratio of (a) Annualized Operating Cash Flow on such date of determination to (b) Pro Forma Debt Service for the succeeding 12 months beginning on the date following the date of determination to be less than or equal to 1.50 to 1.00.

         9.6. Interest Coverage. At any time during the term of this Agreement, not permit the ratio of (a) Operating Cash Flow for the most recently completed fiscal quarter during any of the time periods set forth below to (b) Total Interest Expense for such period, to be less than the amount set forth below opposite such time period:

         Period                                             Ratio
         ------                                             -----

         Closing Date through December 31, 1997             1.50 to 1.00
         January 1, 1998 and thereafter                     2.00 to 1.00

For purposes of this Section 9.6, the definition of "Operating Cash Flow" used herein shall (a) exclude from Operating Cash Flow any such amounts or charges attributable to Properties of any Paging Entity sold during such period as if such sale occurred on the first day of such period and (b) include in Operating Cash Flow any such amounts or charges attributable to Properties of any Paging Entity purchased during such period as if such purchase occurred on the first day of such period.

         9.7. Capital Expenditures. At any time during the term of this Agreement, not permit Capital Expenditures (excluding acquisitions and investments made by any Paging Entity in accordance with the terms of Section 9.12(e) and Section 9.12(f) hereof) for any fiscal year set forth below to be more than the following amounts set forth opposite each such fiscal year below:

                 Period                    Amounts
                 ------                    -------

                 1996                      $500,000,000
                 1997                      $700,000,000
                 1998                      $600,000,000
                 1999 and                  $650,000,000
                 Each Fiscal
                 Year Thereafter

provided however, that if no Default or Event of Default exists or would result therefrom, the Paging Entities may use during the fiscal year 1996 only, any amounts actually received by the Companies from the issuance by PageNet of $400,000,000 Senior Subordinated Notes in July of 1995, and any such Capital Expenditures made from such source shall not be included in any calculation of compliance with the preceding provisions of this Section; and provided further that, beginning in 1997, the Paging Entities shall be entitled to make additional Capital Expenditures in the following fiscal year only and not on a cumulative basis, in an amount equal in the aggregate to the lesser of (a) 15% of the amount permitted to be expended for the preceding fiscal year (which for fiscal year 1997 only, shall include any amounts actually received by the Companies from the issuance by PageNet of $400,000,000 Senior Subordinated Notes in July of 1995) or (b) the amount permitted to be expended which was not used for such fiscal year.

         9.8. Restricted Payments. Not, and will not permit any other Paging Entity to, purchase any shares of its respective stock, redeem any shares of stock, declare or pay any dividends on any shares of stock (other than stock dividends), make any distributions to pay, or pay, principal, interest or fees on any Indebtedness (except the Obligations), including without limitation, management fees, or any other kinds of distributions, or set aside any funds for any such purpose (each of the foregoing actions being herein called a "Restricted Payment"); provided, however, that (a) any Restricted Subsidiary may declare and pay dividends or make distributions (i) on the Capital Stock held by PageNet in such Restricted Subsidiary or in order to make scheduled payments of principal and accrued interest on "Debt" (as defined in the documentation relating to the Subordinated Indebtedness) owed by the Restricted Subsidiary to PageNet or (ii) to a Company or to a wholly-owned Restricted Subsidiary of a Company; and (b) so long as PageNet can certify that there exists no Default or Event of Default and none shall result from the Restricted Payment and shall have delivered to the Agents a certificate, substantially in the form of Exhibit E hereto, of the chief financial officer or the corporate controller of PageNet demonstrating compliance with the financial ratios set out in such certificate after giving effect thereto, PageNet may (i) purchase or redeem shares of its common Capital Stock in an aggregate amount not exceeding $5,000,000 during the term of this Agreement, (ii) redeem those certain Senior Subordinated Notes due May 15, 2002, of PageNet, in an aggregate principal amount of $200,000,000, issued pursuant to that certain Indenture, between PageNet and Shawmut Bank, N.A., as Trustee, dated as of May 15, 1992, as amended, (iii) make payments of accrued interest on its Subordinated Indebtedness permitted under Section 9.9 hereof and (iv) make dividend payments on any of its Preferred Stock.

         9.9. Indebtedness. Not, and will not permit any other Paging Entity to, permit to exist any Indebtedness of any Paging Entity except:

         (a) each Paging Entity may permit to exist the Revolving Loan and other Obligations owing under the Loan Documents;

         (b) the Companies may incur Indebtedness related to the Letters of Credit and any reimbursement obligations with respect thereto (and PageNet may Guaranty such Obligations);

         (c) each Paging Entity may permit to exist Indebtedness existing on the Closing Date as set forth on Schedule 9.9 hereto (and not any increase thereof), except that the Notification Agent may not incur any Debt;

         (d) so long as (i) no Default or Event of Default shall exist or result therefrom and (ii) PageNet shall have delivered to the Agents a Compliance Certificate of the Chief Financial Officer, Vice President-Finance or the corporate controller of PageNet demonstrating compliance with the financial ratios set out in such certificate after giving effect thereto, Indebtedness of PageNet only constituting unsecured public notes, provided that such public notes (A) have a maturity date at least one year after the scheduled Maturity Date, (B) are unsecured, (C) have terms and conditions substantially similar to any existing Subordinated Indebtedness of a Paging Entity or have terms and conditions otherwise acceptable to Managing Agents and Majority Lenders (provided that subordination terms must also comply with (E) below), as evidenced by their prior written approval thereof, and are subject to documentation reasonably acceptable to the Majority Lenders and Managing Agents, but in any event such terms shall not be more stringent than the terms of the Loan Documents, (D) provide for an agent acting on behalf of the public note holders with the power to take any action at the direction of 51% of such note holders and (E) are subordinated to the Obligations, on terms and conditions no less advantageous to the Lenders than the subordination terms and provisions of the 8.875% Senior Subordinated Notes of PageNet due February 1, 2006 in the aggregate principal amount of $300,000,000 issued pursuant to the Indenture dated as of January 15, 1994;

         (e) Guaranties by PageNet of Indebtedness of wholly-owned Restricted Subsidiaries (which such indebtedness the Restricted Subsidiaries must be permitted to incur by the terms of this Agreement);

         (f) PageNet may permit to exist the Subordinated Indebtedness of PageNet outstanding on the Closing Date;

         (g) so long as no Default or Event of Default shall exist or result therefrom and PageNet shall have delivered to the Agents a Compliance Certificate of the chief financial officer or the corporate controller of PageNet demonstrating compliance with the financial ratios set out in such certificate after giving effect thereto, PageNet may incur and permit to exist Indebtedness in the form of Capital Leases in an amount in the aggregate over the term of this Agreement not to exceed $35,000,000;

         (h) Companies may permit to exist inter-company indebtedness permitted by Section 9.12(a) hereof, provided that the Notification Agent may not incur any such inter-company indebtedness;

         (i) so long as there exists no Default or Event of Default and none shall result therefrom and so long as the Paging Entities are otherwise in compliance with Section 9.7 hereof, Indebtedness (with an amortization schedule of not greater than five years) not to exceed $75,000,000 in the aggregate throughout the term of this Agreement, incurred by the Companies in connection with purchases of frequencies licensed by the FCC and the assets of the Person from which such frequencies are purchased;

         (j) so long as no Default or Event of Default shall exist or result therefrom, the Companies may incur Indebtedness of an amount not in excess of $50,000,000 for the purpose of repaying Advances made hereunder, the proceeds of which were used for the acquisition and construction of a corporate headquarters for the Companies in Texas, so long as the terms and provisions of the documentation relating to such Indebtedness are satisfactory to the Managing Agents in their sole discretion; and

         (k) so long as no Default or Event of Default shall exist or result therefrom, limited Guarantees by PageNet as permitted by Section 9.12(f) hereof.

         9.10. Paging Entities' and Subsidiaries' Stock. Not permit any Paging Entity to purchase or otherwise acquire any shares of the capital stock of any Paging Entity; and not take any action, or permit any other Paging Entity to take any action, which will result in a decrease in any Paging Entity's 100% direct or indirect ownership interest in any Restricted Subsidiary, whether or now existing or hereafter acquired.

         9.11. Liens. Not create or permit to exist, and will not permit any other Paging Entity to create or permit to exist (or covenant or agree, or permit any other Paging Entity to covenant or agree, with any Person other than the Lenders that any Paging Entity shall not create or permit to exist), any Lien with respect to any assets now owned or hereafter acquired by such Paging Entity except, so long as no Default or Event of Default shall result therefrom:

         (a) Liens for current taxes not delinquent or for taxes being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP;

         (b) Liens as listed on Schedule 6.6 hereto (limited to the Property subject to such Lien on the Closing Date, such amount secured by such Lien not to be increased);

         (c) Liens made for the benefit of the Agents and the Lenders to secure the Obligations;

         (d) Liens imposed by law, such as landlord's Liens, carriers', warehousemen's, materialmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due, or are being diligently contested in good faith and by appropriate proceedings;

         (e) Liens on Property acquired in connection with an acquisition permitted by Section 9.12(e) hereof, provided that such Liens are either released within 60 days after such acquisition or secured Indebtedness aggregating less than $5,000,000 outstanding at any one time; and

         (f)     Liens to secure Indebtedness described in Section 9.9(i) and
(j) hereof, but solely on the assets acquired with the proceeds of such Indebtedness.

         9.12. Loans, Advances, Investments and Guaranties. Not, and will not permit any other Paging Entity to make Investments in, or acquisitions of all or substantially all of the assets of, any Person or any operating unit or division of any Person, or become or be a guarantor or surety of, or otherwise become or be responsible in any manner with respect to any undertaking of, another, except:

         (a) loans and advances made between wholly-owned Paging Entities (except the Notification Agent);

         (b) existing Investments by PageNet and the Companies in existing Unrestricted Subsidiaries and Restricted Subsidiaries as described on Schedule 6.21;

         (c) so long as there exists no Default or Event of Default and none shall result therefrom, purchases exclusively by a Paging Entity of frequencies licensed by the FCC and the assets of the Person from which such frequencies are purchased as Capital Expenditures, so long as the Paging Entities are in compliance with Section 9.7 hereof and such frequencies and assets are pledged as Collateral for the Obligations hereunder;

         (d) so long as there exists no Default or Event of Default and none shall result therefrom, purchases by any Paging Entity of inventory of another Person in the ordinary course of business;

         (e) so long as there exists no Default or Event of Default and none shall result therefrom, purchases by any Paging Entity of Capital Stock or assets of any Person or Persons for an aggregate purchase price not to exceed $15,000,000 (except for closing adjustments) throughout the term of this Agreement unless otherwise agreed to in writing by the Majority Lenders; provided however, that, in each case the Lenders shall have received written notice at least 30 days prior to the date of such purchase and at least 10 Business Days prior to the date of such purchase a Compliance Certificate setting forth the covenant calculations described therein both prior to and after giving effect to the proposed purchase, such acquisition shall be pursuant to documentation reasonably acceptable to the Majority Lenders, such Capital Stock, assets, property or business shall relate to a Person involved in the operation of wireless messaging and related communications systems, the Companies and PageNet shall have complied in all respects with Section 2.20 hereof, and the Lenders shall have each received copies of all documents, instruments, opinions and other information relating to the seller and assets or Capital Stock to be acquired as any Lender may reasonably request;

         (f) so long as there exists no Default or Event of Default both before and after giving effect to such Investment and limited Guaranty, Investments and limited Guarantees by PageNet in Unrestricted Subsidiaries or Investments in Restricted Subsidiaries or other strategic communications ventures of any type not otherwise prohibited under the terms of this Agreement, in a maximum aggregate amount of $250,000,000 throughout the term of this Agreement; provided, however, that PageNet shall not be entitled to invest or guarantee more than $200,000,000 in the aggregate throughout the term of this Agreement for all Investments and Guarantees in Unrestricted Subsidiaries over the term of this Agreement;

         (g) for the purpose of making advances to its employees for relocation and corporate travel expenses, the aggregate amount outstanding for the Paging Entities of which at any time shall not exceed $750,000 without the prior written consent of each of the Lenders;

         (h)     Guaranties by PageNet of the Obligations; and

         (i)     Investments in Cash Equivalents.

         9.13. Leases. Not enter into or permit to exist, and will not permit any other Paging Entity to enter into or permit to exist, any arrangement for the leasing by it as lessee of any real or personal property (or any interest therein) which provides for the amortization of rent such that there is a substantial balloon payment at the end of the term of any such lease arrangement or pursuant to which rental payments thereunder deviate significantly from standard market practices.

         9.14. Sale of Assets. Not, and will not permit any other Paging Entity to lease, sell or otherwise dispose of its Property, to any other Person, except for (a) sales of pagers and product in the ordinary course of business, (b) sales in connection with the replacement of obsolete equipment in the ordinary course of business, (c) so long as no Default or Event of Default exists at such time and none results from such sale, sales of other assets not to exceed in the aggregate $30,000,000 over the term of this Agreement, (d) so long as no Default or Event of Default exists at such time and none results from such transfer, transfers of assets between the Companies, and (e) so long as no Default or Event of Default exists at such time and none results from such sale, sales consented to by each Lender. Notwithstanding anything to the contrary herein, PageNet and the Companies will not, and will not permit any other Paging Entity to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, provided that nothing in this
Section 9.14 shall prohibit the Paging Entities from settling disputes relating to receivables in the ordinary course of its business.

         9.15. Management Fee. Not pay to any Person, and will not permit any other Paging Entity to pay to any Person, any Management Fee.

         9.16. Conduct of Business. Not, and will not permit any other Paging Entity to, engage in any type of business except the businesses in which it is currently engaged, and communications businesses incidental and related thereto.

         9.17. Transactions with Affiliates. Not, and will not permit any other Paging Entity to, enter into any transaction (including, without limitation, the purchase or sale of any property or service, but other than any transactions between Paging Entities) with, or make any payment or transfer to, any Affiliate except, to the extent there exists no Default or Event of Default and none shall result therefrom, in the ordinary course of business and pursuant to the reasonable requirements of a Paging Entity's business and upon fair and reasonable terms no less favorable to such Paging Entity than such Paging Entity would obtain in a comparable arms-length transaction.

         9.18. Compliance with ERISA. Not, and will not permit any other Paging Entity to, directly or indirectly, or permit any member of its Controlled Group to directly or indirectly, (a) terminate any Plan so as to result in any material (in the opinion of the Majority Lenders) liability to any Paging Entity or any member of its Controlled Group, (b) permit to exist any ERISA Event, or any other event or condition which presents the risk of a material (in the opinion of the Majority Lenders) liability of any Paging Entity or any member of its Controlled Group, (c) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in any material (in the opinion of the Majority Lenders) liability to a Paging Entity or any member of its Controlled Group, (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder (except in the ordinary course of business consistent with past practice) which could result in any material (in the opinion of the Majority Lenders) liability to a Paging Entity or any member of its Controlled Group, or (e) permit the present value of all benefit liabilities, as defined in Title IV of ERISA, under each Plan of a Paging Entity or any member of its Controlled Group (using the actuarial assumptions utilized by the PBGC upon termination of a plan) to materially (in the opinion of the Majority Lenders) exceed the fair market value of Plan assets allocable to such benefits all determined as of the most recent valuation date for each such Plan.

         9.19. Amendment and Waiver. Not, and will not permit any other Paging Entity to, enter into any material amendment of any material term or provision of its articles of incorporation or by-laws. In addition, PageNet and each Company agree not to, nor shall they permit any other Paging Entity to, enter into any material amendment of, or agree to or accept any material waiver of any of the provisions of, any material license, agreement or consent necessary, in the aggregate, for the operation of any Substantial Portion of its business unless (a) such agreement is not adverse to the interests of the Lenders, (b) the Majority Lenders consent to such amendment and (c) the Lenders are provided with 10 days' written notice prior to the execution or effectiveness of the proposed amendment or waiver.

         9.20. Capital Stock. Not, and will not permit any other Paging Entity to, make or permit any issuance, transfer, assignment, distribution, mortgage, pledge or gift of any shares of Pledged Stock, except in accordance with the provisions of Section 9.2 hereof. PageNet shall not issue any Capital Stock which is preferred stock, except the Preferred Stock.

         9.21. Sale and Leaseback. Not, and will not permit any other Paging Entity to, enter into any arrangement whereby it sells or transfers any of its assets, and thereafter rents or leases such assets (or other assets used for substantially the same purposes).


                                   ARTICLE X

                               EVENTS OF DEFAULT

         If one or more of the following events of default occur:

         10.1. Payment. Default by any Paging Entity in the payment of principal of any Note, or in the payment of any reimbursement obligation with respect to any Letter of Credit when due, or default, and the continuance thereof for five days, in the payment of interest on any Note when due, or in the payment of any fee hereunder or any other portion of the Obligation; or any Guarantor shall fail to pay any amount under any Guaranty of all or any portion of the Obligations;

         10.2. Other Covenants. Default by any Paging Entity in the performance or observance of any covenant or agreement set forth in Article IX hereof, or in Sections 8.3 (a) and (b) hereof;

         10.3. Other Indebtedness. Failure of any Paging Entity to make any payment when due, or within any applicable grace period, in respect of any of its (a) Indebtedness (other than the

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Obligations) or (b) debt constituting trade debt that is more than 120 days past due (excluding any such trade debt such Paging Entity disputes in good faith), in each case in excess, in the aggregate, of $1,000,000; or the default by any Paging Entity in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause (i) such Indebtedness to become due prior to its stated maturity or (ii) to require such Paging Entity or Paging Entities to purchase such Indebtedness from such holder or holders; or any such Indebtedness of any Paging Entity shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof;

     10.4.       Debtor Relief Actions.

     (a) Any petition or application for the appointment of a trustee, receiver, or liquidator of any Paging Entity, or of any substantial part of the assets of any Paging Entity, shall be filed, or any proceedings under bankruptcy, reorganization, moratorium, or similar laws, or principles of equity affecting the enforcement of creditors' rights generally, whether now or hereafter in effect, shall be commenced, against any Paging Entity and any such petition or application shall be consented to by such Paging Entity, or continue unstayed or undismissed and in effect for a period of 30 consecutive days; or there shall be entered a decree or order by a court having jurisdiction in the premises constituting an order for relief in respect of any Paging Entity under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of any Paging Entity, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of any Paging Entity;

         (b) Any Paging Entity shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or any Paging Entity shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of any Paging Entity or of any substantial part of their respective Properties, or any Paging Entity shall fail generally to pay its debts as they become due, or any Paging Entity shall take any action in furtherance of any such action; or

         (c) Any Substantial Portion of the Property of any Paging Entity shall be subject to attachment, levy or replenishment, unless such attachment, levy or replenishment shall be stayed, or bonded in an amount substantially equal to the fair market value of such Property and only for so long as such stay or bond exists;

         10.5. ERISA. With respect to any Plan of the Paging Entities or any member of their Controlled Group: (i) any Paging Entity, any such member, or any other party-in-interest or disqualified person shall engage in transactions which in the aggregate would reasonably result in a direct or indirect liability to the Paging Entities or any member of their Controlled Group



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in excess of $250,000 under Section 409 or 502 of ERISA or Section 4975 of the
Code; (ii) the Paging Entities or any member of their Controlled Group shall incur any accumulated funding deficiency, as defined in Section 412 of the Code, in the aggregate in excess of $250,000, or request a funding waiver from the Internal Revenue Service for contributions in the aggregate in excess of $250,000; (iii) the Paging Entities or any member of their Controlled Group shall incur any withdrawal liability in the aggregate in excess of $250,000 as a result of a complete or partial withdrawal within the meaning of Section 4203 or 4205 of ERISA; (iv) the Paging Entities or any member of their Controlled Group shall fail to make a required contribution by the due date under Section 412 of the Code or Section 302 of ERISA which would result in the imposition of a lien under Section 412 of the Code or Section 302 of ERISA; (v) the Paging Entities or any member of their Controlled Group or any Plan sponsor shall notify the PBGC of an intent to terminate, or the PBGC shall institute proceedings to terminate, or the PBGC shall institute proceedings to terminate, any Plan; (vi) a Reportable Event shall occur with respect to a Plan, and within 15 days after the reporting of such Reportable Event to the Administrative Agent and Documentation Agent, the Administrative Agent shall have notified the Notification Agent in writing that the Majority Lenders have made a determination that, on the basis of such Reportable Event, there are reasonable grounds for the termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan and as a result thereof an Event of Default shall have occurred hereunder; (vii) a trustee shall be appointed by a court of competent jurisdiction to administer any Plan or the assets thereof; (viii) the benefits of any Plan shall be increased, or the Paging Entities or any member of their Controlled Group shall begin to maintain, or begin to contribute to, any Plan, without the prior written consent of the Majority Lenders; or (ix) any ERISA Event with respect to a Plan shall have occurred, and 30 days thereafter (A) such ERISA Event, other than such event described in clause (vi) of the definition of ERISA Event herein, (if correctable) shall not have been corrected and (B) the then present value of such Plan's benefit liabilities, as defined in Title IV of ERISA, shall exceed the then current value of assets accumulated in such Plan; provided, however, that the events listed in subsections (v) through (ix) shall constitute Events of Default only if, as of the date thereof or any subsequent date, the maximum amount of liability that the Paging Entities or any member of their Controlled Group could incur in the aggregate under Section 4062, 4063, 4064, 4219 or 4023 of ERISA or any other provision of law with respect to all such Plans, computed by the actuary of the Plan taking into account any applicable rules and regulations of the PBGC at such time, and based on the actuarial assumptions used by the Plan, resulting from or otherwise associated with such event exceeds $250,000;

         10.6. Agreements. Default by any Paging Entity in the performance of any of the Paging Entities' agreements set forth herein or in any of the Notes, the Applications, the Security Documents or the other Loan Documents (and not constituting an Event of Default under any other subsection of this Article X) and continuance of such default for 30 days after the earlier of (a) notice thereof to the Notification Agent from the Documentation Agent or any Under or
(b) actual knowledge thereof by any officer of any Paging Entity;

         10.7. Loan Documents; Collateral; Subordinated Indebtedness. Any provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any


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
party to it (other than the Agents and the Lenders) in all material respects, or any such party shall so state or claim in writing; or any Paging Entity or any Person shall disavow any obligations under any Loan Document; or any Security Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby (except as specifically permitted by the terms of this Agreement and the other Loan Documents); or any indenture, note or other agreement evidencing or governing the Subordinated Indebtedness shall fail to remain in full force or effect; or there shall occur any event under the terms of any indenture, note or other documentation relating to Subordinated Indebtedness that has the effect of causing such Subordinated Indebtedness to be (or to be required to be) prepaid, redeemed, purchased or defeased, or to cause an offer to purchase or defease such Subordinated Indebtedness by any Paging Entity to be required to be made; or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Security Document or other Loan Document, or any indenture, note or other agreement evidencing or governing the Obligations or the Subordinated Indebtedness; or any Person shall contest, challenge, disavow its obligations thereunder or breach the subordination provisions of the Subordinated Indebtedness, or all or any material portion of the Collateral or the Loan Documents shall be the subject of any proceeding instituted by any Person other than a Lender (except in connection with any Lender's exercise of any remedies under the Loan Documents); or there shall exist any litigation or threatened litigation with respect to all or any material portion of the Collateral or the Loan Documents; or any Person shall challenge in any manner whatsoever or disavow the validity or enforceability of all or any portion of the Loan Documents or the Collateral;

         10.8. Representations and Warranties. Any representation or warranty made by any Paging Entity, as applicable, herein or in any of the Security Documents or other Loan Documents, is untrue in any material respect, or any schedule, statement, report, notice or writing furnished by any Paging Entity to any of the Agents or the Lenders is untrue in any material respect on the date as of which the facts set forth are stated or certified;

         10.9. Litigation. 120 days after notice is given to the Notification Agent by the Documentation Agent that, in the reasonable opinion of the Super-Majority Lenders after receiving advice from independent counsel, any litigation or governmental proceeding which has been instituted against any Paging Entity could reasonably be expected to have a Material Adverse Effect;

         10.10. Licenses. Any Paging Entity shall fail to comply in any respect with the Communications Act, or any rule or regulation promulgated by the FCC, and such failure could reasonably be expected to cause a Material Adverse Effect, or notice is given to the Notification Agent by the Documentation Agent that, in the opinion of the Majority Lenders, any license of any Paging Entity which has expired or shall expire without having been renewed or shall be canceled, unpaired or jeopardized and shall not have been substituted for in a manner satisfactory to the Majority Lenders could reasonably be expected to have a Material Adverse Effect, or any material license for any RCCC or RCCCs in the aggregate affecting a Substantial Portion of the Property of the Paging Entities have not been renewed prior to 20 days before its expiration or has been terminated or transferred;

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
         10.11. Judgments. A final judgment or judgments shall be entered by any court against any Paging Entity for the payment of money which exceeds $1,000,000 in the aggregate, or a warrant of attachment or execution or similar process shall be issued or levied against Property of the Paging Entities which, together with all other such Property of the Paging Entities subject to other such process, exceeds in value $1,000,000 in the aggregate, and if such judgment or award is not insured (by an insurance company which has acknowledged coverage) or, within 30 days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant or process shall not have been paid or discharged;

         10.12. Pledged Stock. All of the issued and outstanding Capital Stock of the Companies shall not be owned directly or indirectly by PageNet; or all of the issued and outstanding Capital Stock of the Restricted Subsidiaries shall not be owned by the Paging Entities; or

         10.13. RICO. Any civil action, suit or proceeding shall be commenced against any Paging Entity under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970 ("RICO")) and such suit shall be adversely determined by a court of applicable jurisdiction and forfeiture shall commence against assets in the aggregate having fair market value of $5,000,000 or more, or any criminal action or proceeding shall be commenced against any Paging Entity under any federal or state racketeering statute (including, without limitation, RICO);

         then, if any such event shall be continuing, LIBOR Advances shall not be available to the Companies, and the Documentation Agent, upon request of the Majority Lenders, shall declare (i) the Commitment to be fifty and irrevocably reduced to zero with the Lenders thereafter having no obligation to make any Advance under the Revolving Loan, and/or (ii) all Obligations to be due and payable, whereupon the Commitment shall immediately, finally and irrevocably be reduced to zero, and all outstanding Notes and all other Obligations shall become immediately due and payable, all without notice of any kind, and without presentment, demand, or protest all of which is expressly waived by the Paging Entities, (except that if an event described in Section 10.4 hereof occurs, the Commitment shall be automatically, immediately finally and irrevocably reduced to zero and the outstanding Notes and all other Obligations shall become automatically due and payable without declaration or notice of any kind, and without presentment, demand, or protest all of which is expressly waived by the Paging Entities). The Documentation Agent, upon the request of NationsBank, may also demand and the Paging Entities shall pay to NationsBank, immediately upon demand and hi immediately available funds, the amount equal to the aggregate amount of the Letters of Credit then outstanding, irrespective of whether such Letters of Credit have been drawn upon, all as set forth and in accordance with the terms of provisions of Article III hereof. The Documentation Agent shall promptly advise the Notification Agent of any such declaration or demand but failure to do so shall not impair the effect of such declaration or demand. The Administrative Agent, the Documentation Agent and the Lenders may exercise all of the post-default rights granted to them under the Loan Documents or under applicable law. The rights and remedies of the Administrative Agent, the Documentation Agent and the Lenders hereunder shall be cumulative, and not exclusive.


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                                   ARTICLE XI

                           RELATIONSHIP AMONG LENDERS

         11.1. Agreement Among Lenders. The Lenders agree among themselves that:

         (a) Administrative Agent and Documentation Agent. NationsBank is hereby appointed as documentation agent hereunder and as collateral agent under each Security Document, and each of the Lenders irrevocably authorizes the Documentation Agent to act as the documentation agent and collateral agent of such Lender, including without limitation, the authority to execute in accordance with the terms of this Agreement on behalf of the Lenders all Loan Documents executed as amendments in connection with this Agreement. The Documentation Agent agrees to act as such upon the express conditions contained in this Article XI and in the Security Documents. Toronto Dominion is hereby appointed as Administrative Agent hereunder, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the administrative agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article XI. None of the Agents shall have a fiduciary relationship in respect of any Lender by reason of this Agreement. All provisions set forth in this Article XI with respect to the rights, duties and powers of the Agents under the Security Documents shall remain in full force and effect so long as the obligation of the Lenders to make Advances under the Revolving Loan is outstanding or any Obligations are owing to the Lenders or any obligations owing to the Lenders or any Lender under or in connection with any Interest Hedge Agreement shall remain outstanding and unpaid notwithstanding the termination of this Agreement. Each Lender hereby authorizes, consents to, and directs the Companies and the Notification Agent to deal with the Agents as the true and lawful agents of such Lender to the extent set forth herein. Each Lender hereby appoints the Administrative Agent and Documentation Agent as its nominee in its name and on its behalf, to act as nominee for and on behalf of all Lenders under the Loan Documents, to take such action as may be requested by Majority Lenders (or, where this Agreement or the other Loan Documents require, the SuperMajority Lenders or all the Lenders, as the case may be), provided that, unless and until the Administrative Agent and Documentation Agent shall have received such requests, the Administrative Agent or Documentation Agent may take such administrative action, or refrain from taking such administrative action, as it may deem advisable and in the best interests of the Lenders.

         (b) Replacement of Managing Agents. Should any Managing Agent or any successor Managing Agent ever cease to be a Lender hereunder, or should any Managing Agent or any successor Managing Agent ever resign as Managing Agent, or should any Managing Agent or any successor Managing Agent ever be removed with or without cause by the Majority Lenders, then the Lender appointed by the Majority Lenders (and, so long as there exists no Event of Default at such time, such replacement shall be reasonably acceptable to the Notification Agent) shall forthwith become such Managing Agent, as applicable, and the Paging Entities and the Lenders shall execute such documents as any Lender may reasonably request to reflect such change. Any resignation or removal of any Managing Agent or any successor Managing Agent shall become effective upon the appointment by the Majority Lenders of a successor Managing

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Agent; provided, however, that if the Lenders fail for any reason to appoint a successor within 60 days after such removal or resignation, the Managing Agent or any successor Managing Agent (as the case may be) shall thereafter have no obligation to act as Managing Agent, as applicable, hereunder. The provisions of this Article XI shall continue to inure to the benefit of any Managing Agent that is no longer acting in such capacity, and shall survive the termination of this Agreement and the extinguishment of any such Agent's Revolving Loan Specified Percentage of the Commitment.

         (c) Expenses. Each Lender (including the Agents in their capacity as a Lender) shall pay its pro rata share, based on its Revolving Loan Specified Percentage of any costs, expenses and disbursements paid or incurred by the Administrative Agent and/or Documentation Agent (including in-house legal counsel costs) in connection with any of the Loan Documents to the Administrative Agent or the Documentation Agent if the Companies are obligated to pay such amounts and fail to pay such Agent (excluding, however, any facility fees owed by the Companies to any Managing Agent). Any amount so paid by the Lenders to the Administrative Agent or the Documentation Agent shall be returned by the Administrative Agent or the Documentation Agent, as applicable, pro rata to each paying Lender to the extent later paid by the Companies or any other Person on the Companies' behalf to the Administrative Agent or the Documentation Agent.

         (d) Delegation of Duties. The Administrative Agent and Documentation Agent may execute any of their duties hereunder by or through officers, directors, employees, attorneys or agents, and shall be entitled to (and shall be protected in relying upon) advice of counsel concerning all matters pertaining to their duties hereunder.

         (e) Reliance by Administrative Agent and Documentation Agent. The Administrative Agent and Documentation Agent and its officers, directors, employees, attorneys and agents shall be entitled to rely and shall be fully protected in relying on any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telex or teletype message, statement, order, or other document or conversation believed by it or them to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinions and advice of counsel selected by the Administrative Agent or the Documentation Agent. The Administrative Agent and Documentation Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof.

         (f) Limitation of Administrative Agent's and Documentation Agent's Liability.

                 (i) No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and those duties, and liabilities shall be subject to the limitations and qualifications set forth in this Article XI. The duties of each Agent shall be mechanical and administrative in nature. Neither the Administrative Agent nor the Documentation Agent nor any of their officers, directors, employees, attorneys or agents shall be liable for any action taken or omitted to be taken by it or them hereunder in good faith and reasonably believed by it or them to be within the discretion or power conferred to it or them by the Loan Documents or be responsible for the consequences

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         of any error of judgment, except for its or their own gross negligence or wilful misconduct. Except as aforesaid, the Administrative Agent and Documentation Agent shall be under no duty to enforce any rights with respect to any of the Advances, the Revolving Loan, or any security therefor. The Administrative Agent and Documentation Agent shall not be compelled to do any act hereunder or to take any action towards the execution or enforcement of the powers hereby created or to prosecute or defend any suit in respect hereof, unless indemnified to its satisfaction against loss, cost, liability and expense. The Administrative Agent and Documentation Agent shall not be responsible in any manner to any Lender for the effectiveness, enforceability, genuineness, validity or due execution of any of the Loan Documents, or for any representation, warranty, document, certificate, report or statement made herein or furnished in connection with any Loan Documents, or be under any obligation to any Lender to ascertain or to inquire as to the performance or observation of any of the terms, covenants or conditions of any Loan Documents on the part of the Paging Entities. To the extent not reimbursed by the Companies, each Lender hereby severally (and not jointly) indemnifies and holds harmless the Administrative Agent and the Documentation Agent, pro rata according to its Revolving Loan Specified Percentage, from and against any and all liabilities, obligations, losses (other than credit losses and facility fees), damages, penalties, actions, judgments, suits, costs, expenses and/or disbursements of any kind or nature whatsoever which may be imposed on, asserted against, or incurred by the Administrative Agent and Documentation Agent in any way with respect to any Loan Documents or any action taken or omitted by the Administrative Agent and Documentation Agent under the Loan Documents (including any negligent action of the Administrative Agent and Documentation Agent), except to the extent the same result from gross negligence or wilful misconduct by the Administrative Agent and Documentation Agent. The provisions of this Section 11.1(f) shall survive the termination of this Agreement.

                 (ii) Unless the Notification Agent or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of
         (a) in the case of a Lender, the proceeds of an Advance, or (b) in the case of the Notification Agent, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient, in reliance on such assumption. If such Lender or the Companies, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Effective Rate for three Business Days, and thereafter, at the rate set forth in clause (a)(i) of the defined term "Base Rate", or (b) in the case of payment by the Companies, the interest rate applicable to the relevant Advance. The failure of any Lender to make the Advance to be made by it as part of

                                       68
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         any borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

         (g) Co-Syndication Agents; Co-Agents; Lead Managers. None of the Lenders identified on the facing page or signature pages of this Agreement as a "co-agent" or "lead manager" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as a "co-syndication agent", "co-agent" or "lead manager" shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

         (h) Liability Among Lenders. No Lender shall incur any liability (other than the sharing of expenses and other matters specifically set forth herein and in the other Loan Documents) to any other Lender, except for acts or omissions in bad faith.

         (i) Rights as Lender. With respect to its commitment hereunder, the portion of the Revolving Loan made by it and Note issued to it, each of the Administrative Agent and Documentation Agent shall have the same rights and obligations as a Lender and may exercise the same as though it were not the Administrative Agent or Documentation Agent, as the case may be, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent and Documentation Agent in their individual capacity. The Administrative Agent, the Documentation Agent or any Lender may accept deposits from, act as trustee under indentures of, and generally engage in any kind of business with, the Paging Entities and any of its Affiliates, and any Person who may do business with or own securities of the Paging Entities or any of its Affiliates, all as if the Administrative Agent and Documentation Agent were not the Administrative Agent and Documentation Agent hereunder and without any duty to account therefor to the Lenders.

         11.2. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent and Documentation Agent or any other Lender and based upon the financial statements referred to in Sections 8.1 and 6.4 hereof, and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or the Documentation Agent or any other Lender and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. The Agents shall not be required to keep informed as to the performance or observance by the Paging Entities of this Agreement or any other document referred to or provided for herein or to inspect the Properties or books of the Paging Entities. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the


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affairs, financial condition or business of any of the Paging Entities (or any of its related companies) which may come into any of the Agents' possession.

         11.3. Benefits of Article. None of the provisions of this Article shall inure to the benefit of any Person other than Lenders; consequently, no Person other than a Lender shall be entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of the Administrative Agent or the Documentation Agent or any Lender to comply with such provisions.

                                  ARTICLE XII

                                    GENERAL

         12.1. Waivers. The rights and remedies of the Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Agent, the Documentation Agent or any Lender in exercising any right shall operate as a waiver of such right. The Lenders expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for a Advance. In the event that any Lender decides to fund an Advance at a time when the Paging Entities are not in strict compliance with the terms of this Agreement, such decision by such Lender shall not be deemed to constitute an undertaking by such Lender to fund any further requests for Advances or preclude the Lenders from exercising any rights available under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders' intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Administrative Agent, the Documentation Agent or the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Administrative Agent, the Documentation Agent or any of the Lenders are a party thereto, relating to the Paging Entities.

         12.2. Notice. Except as otherwise provided herein, any notice hereunder to any Company or any other Paging Entity shall be directed to the Notification Agent. Any notice to the Notification Agent, any Agent or any Lender shall be in writing and may be, and shall be deemed, given, if mailed, three Business Days after the date when sent by registered or certified mail postage prepaid, or if by telecopy, when confirmed as transmitted to such Person (with a certified copy mailed to such Person), charges prepaid, addressed to (a) the Notification Agent as set forth below, (b) such Agent as set forth below or (c) such Lender at its address set forth on the signature pages hereto, or at such other address as the Notification Agent, such Agent or such Lender may, by written notice, designate as its address for purposes of notice hereunder. Notwithstanding the foregoing, each Agent in its sole discretion may receive, accept and act upon telephonic or other instructions of the Notification Agent for making Advances to any

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
account designated to the Managing Agents by the Notification Agent in writing. The Paging Entities hereby agree to indemnify and hold each Agent harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making Advances to any account designated to the Managing Agents by the Notification Agent in writing, excluding any loss or expense that arises as the result of the gross negligence or willful misconduct of such Agent, as finally judicially determined by a court of competent jurisdiction. Copies of any notice sent to the Notification Agent shall be sent to the Notification Agent's attorney at the address stated below, provided that the failure by any of the Agents or the Lenders to provide copies of notice to the Notification Agent's attorney shall not constitute lack of notice or insufficient notice to the Notification Agent. The provisions of this
Section 12.2 shall survive the termination of this Agreement.

Documentation Agent or NationsBank:

          901 Main Street
          64th Floor
          Dallas, Texas 75202

          Attention:       Mr. Anthony M. Cacheria
                           Vice President
          Telephone:       (214) 508-0157
          Telecopy:        (214) 508-9390

          With a copy to:

          Donohoe, Jameson & Carroll, P.C.
          3400 Renaissance Tower
          1201 Elm Street
          Dallas, Texas 75270

          Attention:       Melissa Ruman Stewart, Esq.
          Telephone:       (214) 698-3814
          Telecopy:        (214) 744-0231

Administrative Agent or Toronto Dominion:

          Toronto Dominion (Texas), Inc.
          909 Fannin, Suite 1700
          Houston, Texas 77010

          Attention:       Ms. Sophia D. Sgarbi
          Telephone:       (713) 653-8235
          Telecopy:        (713) 951-9921

          With a copy to:

          The Toronto-Dominion Bank
          31 West 52nd Street
          New York, New York 10019-6101

          Attention:       Mr. Brian O'Reilly, Managing Director
                           Communications Finance
          Telephone:       (212) 468-0729
          Telecopy:        (212) 262-1928

Other Managing Agents:

          First National Bank of Boston
          100 Federal Street, 01-08-08
          Boston, Massachusetts 02110

          Attention:       Mr. Shepard D. Rainie
                           Director
          Telephone:       (617) 434-7037
          Telecopy:        (617) 434-3401

          Chemical Bank
          2200 Ross Avenue
          3rd Floor, Corporate Division
          Dallas, Texas 75201

          Attention:       J. Kevin Kelty
                           Senior Vice President
          Telephone:       (214) 965-4020
          Telecopy:        (214) 965-2990

Notification Agent:

          4965 Preston Park Boulevard, Suite 500
          Plano, Texas 75093

          Attention:       Mr. Kenneth W. Sanders
                           Senior Vice President - Finance
          Telephone:       (214) 985-4100
          Telecopy:        (214) 985-6551

          With a copy to:

                   Bingham, Dana & Gould
                   150 Federal Street
                   Boston, Massachusetts 02110

                   Attention:       Roger D. Feldman, Esq.
                   Telephone:       (617) 951-8414
                   Telecopy:        (617) 951-8736

         12.3.   Expenses. Subject to Section 12.16 hereof,

                 (a) Without limiting their indemnity or payment obligations under Section 7.10 hereof and other provisions of the Loan Documents, the Companies agree to pay on demand (i) all reasonable costs and expenses of the Documentation Agent in connection with the preparation, negotiation, and administration of any Loan Documents, including without limitation the reasonable fees and out-of-pocket expenses of Special Counsel,
(ii) all reasonable costs and expenses (including reasonable attorneys' fees and expenses) of the Managing Agents in connection with administration (including, without limitation, the cost of performing post Closing Date UCC-11 searches), interpretation, modification, amendment, waiver, or release of any Loan Documents, (iii) all reasonable costs and expenses (including reasonable attorneys' fees and expenses) of the Managing Agents and their Institutional Affiliates in connection with or related to the syndication of this credit facility, (iv) all reasonable costs and expenses (including reasonable attorneys' fees and expenses) of the Managing Agents in connection with any restructuring, refinancing, work-out, or collection of any portion of the Obligations or the enforcement of any Loan Documents, and after the occurrence of an Event of Default, all reasonable costs and expenses (including reasonable attorneys' fees and expenses) of each Lender in connection with any restructuring, refinancing, work-out, or collection of any portion of the Obligations or the enforcement of any Loan Documents.

                 (b)      The obligations of the Companies under this Section
12.3 shall survive the execution of this Agreement and/or the extinguishment of the Commitment, repayment of the Obligation and termination of the Agreement.

         12.4. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         12.5. Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

         12.6. Investment. Each Lender represents and warrants that (a) it is acquiring any Note to be issued to it hereunder for its own account as a result of making or investing in a loan in the ordinary course of its commercial banking or investment business and not with a view to the public distribution or sale thereof, but subject, nevertheless, to any legal or administrative requirement that the disposition of such Lender's property at all times be within its control, and (b) in good faith it has not and will not rely upon any margin stock (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System) as collateral in the making and maintaining of the Revolving Loan.

         12.7. Confidentiality. Each Lender agrees to hold any confidential information which it has received and may receive from the Paging Entities pursuant to this Agreement which the Paging Entities have marked "Confidential" and is not otherwise publicly available, in confidence, except for disclosure
(a) to other Lenders, (b) to legal counsel, accountants, and other professional advisors to that Lender, (c) to regulatory officials, (d) in connection with or in response to compliance with any law, order, rule, regulation, policy, investigation, or legal process, (e) in connection with any legal proceeding to which that Lender is a party, and (f) permitted by Section 12.11 hereof. Each Lender agrees to endeavor to notify the Notification Agent of any dissemination of confidential information under this Section 12.7 by such Lender (unless prohibited by Applicable Law) in connection with any criminal process or pursuant to any subpoena or discovery request in connection with a court proceeding, however, failure of any Lender to so notify the Notification Agent shall not be deemed a breach of this Agreement and shall not relieve the Paging Entities from any of their obligations hereunder.

         12.8. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Companies and the Lenders and their respective successors and assigns, except that (a) none of the Paging Entities shall have the right to assign its rights under the Loan Documents, and (b) any assignment by any Lender must be made pursuant to an Assignment and Acceptance Agreement and in compliance with Section 12.10 hereof. Notwithstanding clause (b) of this Section, any Lender may at any time, without the consent of the Notification Agent, assign or pledge all or any portion of its rights under the Loan Documents to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agents may treat the payee of any Note as the owner thereof for all purposes hereof unless and until the payee complies with Section 12.10 hereof in the case of an assignment and, in the case of any other transfer, a written notice of transfer is filed with the Agents. Any assignee or transferee of a Note or any other part of the Obligation of the Paging Entities agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note or any other part of the Obligations of the Companies, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor or for any other part of the Obligations of the Companies.





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
         12.9.   Participation.

                 (a) Permitted Participants: Effect. Any Lender may, in the ordinary course of its investment business or commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions ("Participants") participating pro rata interests in any portion of the Revolving Loan owing to such Lender, any Note held by such Lender or any commitment to make any Advance under the Revolving Loan of such Lender, provided that, in no event shall any participation be sold in an amount less than $10,000,000, unless such participation is for the entire remaining amount of any such Lender's commitment to make any Advance under the Revolving Loan. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any Note or other part of the Obligations for all purposes under the Loan Documents, and the Companies and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

                 (b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents and any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain such sole right of approval, provided, that such participation agreement may provide that such Lender will not agree to any amendment, modification or waiver with respect to the Revolving Loan or Letter of Credit in which such Participant has an interest which forgives principal or reimbursement obligations or interest or fees or reduces the interest rate payable with respect to the Revolving Loan or Letter of Credit, postpones any date fixed for any regularly-scheduled payment of principal or reimbursement obligations of, or interest or fees on, any Advances under the Revolving Loan or Letter of Credit, releases any guarantor of any portion of the Revolving Loan or Letter of Credit, or releases any Collateral, if any, securing any portion of the Revolving Loan or Letter of Credit, other than as specifically permitted by the terms of this Agreement and as otherwise permitted to be accomplished by an amendment, waiver or consent of the Majority Lenders.

                 (c) Benefit of Offset and Indemnities. The Paging Entities agree that each Participant shall be deemed to have the right of offset provided in Section 2.16 hereof in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of offset provided in Section 2.16 hereof with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of offset provided in Section 2.16 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of offset, in accordance with Section
2.17 hereof as if each Participant was a Lender. The Paging Entities also agree that each Participant shall be entitled to the benefits of

Article V and Sections 7.10 and 12.3 hereof with respect to its participation in the commitments to make Advances under the Revolving Loan outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred-by such transferor Lender to such Participant had no such transfer occurred. The provisions of this Section 12.9 shall survive the termination of this Agreement.

12.10.  Assignments.

        (a) Permitted Assignments. Any Lender may, with the prior written consent of each Agent (requested not later than five Business Days prior to the date of the proposed assignment) and only in the ordinary course of its investment business or commercial banking business in accordance with applicable law and pursuant to an Assignment and Acceptance Agreement, at any time assign to one or more banks or other financial institutions ("Purchasers") all or any pro rata part of its rights and obligations under the Loan Documents, provided that each Lender and its Institutional Affiliates that do not assign the entire amount of their rights and obligations under the Loan Documents shall hold at least $10,000,000 in the aggregate of the commitment to make Advances under the Revolving Loan (unless any Lender and its Institutional Affiliates has a commitment to make Advances under the Revolving Loan which are less than $10,000,000 in the aggregate on the day after the Closing Date in which case such Lender and its Institutional Affiliates shall hold such amount). Assignments with respect to any interest under any of the Loan Documents shall be in minimum amounts of $10,000,000, unless (i) such assignments are for the entire remaining amount of the sum of any such Lender's and such Lender's Institutional Affiliates commitment to make Advances under the Revolving Loan, or (ii) such assignments are to an existing Lender. Unless an Event of Default has occurred and is continuing, the consent of the Notification Agent shall be required prior to an assignment becoming effective with respect to a Purchaser (not constituting a Lender or an Institutional Affiliate) purchasing any interest under any of the Loan Documents. Such consent shall be substantially in the form attached to Exhibit D hereto and shall not be unreasonably withheld.

        (b) Effect: Closing Date. With respect to assignments of any interest under any of the Loan Documents other than the Applications and the Letters of Credit, upon (i) delivery to the Agents of a notice of assignment, substantially in the form of Exhibit D hereto (a "Notice of Assignment"), together with a copy of the Assignment and Acceptance Agreement, any consents required by Section 12. 10(a), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Companies, the Lenders or the Agents shall be required to release the transferor Lender with respect to the percentage of the commitment to make Advances under the Revolving Loan assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.10(b), the transferor Lender, the Agents and the Companies shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Revolving Loan Specified Percentages of the Commitment, as adjusted pursuant to such assignment.

         12.11. Dissemination of Information. The Companies and each other Paging Entity authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law or otherwise (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Paging Entities; provided that each Transferee agrees to be bound by
Section 12.7 of this Agreement.

         12.12. Tax Treatment. If any interest in any Loan Document is held as of the Closing Date or is transferred to any Lender or Transferee:

         (a) that is not incorporated or organized under the laws of the United States of America or a state thereof any such Lender and Transferee shall:

                          (i) in the case of a Lender or a Transferee that is a "bank" under Section 881(c)(3)(A) of the Code:

                               (A)    on or before the date it becomes a
                          party to this Agreement (or, in the case of a Participant, on or before the date such Participant becomes a Participant hereunder) and on or before the date, if any, such Lender (or Transferee) changes its applicable lending office by designating a different lending office (a "New Lending Office") deliver to the Notification Agent and the Agents, (y) two properly completed and duly executed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and
                          (z) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

                               (B)    deliver to the Notification Agent
                          and the Agents two further properly completed and duly executed copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Notification Agents or upon the request of the Notification Agent or the Agents; and





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
                                     (C)  obtain such extension of time for
                                  filing and completing such forms or
                                  certifications as may reasonably be requested by the Notification Agent and shall, promptly upon the request of the Notification Agent on behalf of the Companies to that effect, deliver to the Notification Agent such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to
                                  establish such Lender's tax   status  for
                                  withholding purposes;

                    (ii) in the case of a Lender or a Transferee that is not a "bank" under Section 881(c)(3)(A) of the Code:

                                     (A)   on or before the date it becomes a
                                  party to this Agreement (or, in the case of a Participant, on or the date such Participant becomes a Participant hereunder) deliver to the Notification Agent and the Agents (I) a statement under penalty of perjury that such Lender (x) is not a "bank" under Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements,
                                  (y) is not a 10-percent shareholder within the meaning of Section 881(c)(3)(B) of the Code and (z) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (II) a properly completed and duly executed Internal Revenue Service Form W-8 or applicable successor form;

                                     (B)   deliver to the Notification Agent
                                  and the Agents two further properly completed and duly executed copies of said Form W-8, or any successor applicable form on or before the date that any such Form W-8 expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Notification Agent or upon the request of the Notification Agent; and

                                     (C)   obtain such extensions of time for
                                  filing and completing such forms or
                                  certifications as may be reasonably requested by the Notification Agent or the Agents and shall, promptly upon the request of the Notification Agent on behalf of the Companies to that effect, deliver to the Notification Agent such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes;

unless in any such case any change in law or regulation has occurred subsequent to the date such Lender (or Transferee) became a party to this Agreement (or in the case of a Participant, the date such Participant became a Participant hereunder) which renders all such forms inapplicable or which would prevent such Lender from properly completing and executing any such form with respect to it and such Lender so advises the Notification Agent and the Agents in writing no later than 15 calendar days before any payment hereunder or under any Note is due. Each such Lender (and each Transferee) shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9 delivered pursuant to subsection 12.12(a)(i), that it is entitled to an exemption from United States backup withholding tax.

         12.13.  Amendments. Except as set forth in the last sentence of this
Section 12.13, no amendment or waiver of any provision of this Agreement, the Notes, the Applications, the other Loan Documents or the Letters of Credit, nor consent to any departure therefrom by any Paging Entity, shall be effective unless the same shall be in writing and signed by the Companies and the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do (or take action or inaction resulting in) any of the following: (a) increase the amounts or extend the terms of the Lenders' commitments or subject the Lenders to any additional obligations, (b) reduce the principal of, or interest on, the Notes or any fees hereunder or any reimbursement obligations of the Companies with respect to any Letter of Credit, or change the application of the proceeds of any mandatory prepayment or mandatory commitment reduction or any date fixed for such prepayment, (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees hereunder or any reimbursement obligations of the Companies with respect to any Letter of Credit, (d) change the percentage share of the Commitment or of the aggregate unpaid principal amount of the Notes, or the definition of Revolving Loan Specified Percentage, (e) change the definitions of Majority Lenders or Super-Majority Lenders, (f) change any of the subordination provisions in any agreement relating to any Subordinated Indebtedness or (g) change any provisions of this Section 12.13 or Section
12.14 hereof; provided, further, that the Documentation Agent shall not release any Collateral for or guaranty of the Obligations or subordinate any security interest in any of the Property constituting Collateral without the prior written consent of all of the Lenders (except, with the consent of the Managing Agents, Property subject to a Lien securing Indebtedness permitted under
Section 9.9(j) hereof may be released by the Managing Agents in their sole discretion and, with the consent of the Majority Lenders, Property (i) which is, as of the Closing Date, specifically permitted to be released or subordinated under the terms of Section 9.14 hereof, any other provision of this Agreement or any provision of any other Loan Document, or (ii) the income from which produces less than 5% of the Paging Entities' Operating Cash Flow as would be shown in the most recent consolidated financial statements of the Paging Entities furnished to the Lenders in accordance with Section 8.1 hereof over the term of this Agreement); and provided, further, that no amendment, waiver or consent to Article XI hereof shall be effective unless signed by each of the Agents. Notwithstanding any of the preceding terms of this Section 12.13, the Managing Agents and the Notification Agent may, without the consent of any of the other Lenders, from time to time, waive or consent to any deviation from the $10,000,000 minimum requirement in Sections 12.9 and 12.10 hereof.

         12.14. Application of Proceeds. Notwithstanding any other provision of this Agreement or of any of the Security Documents, the Paging Entities, the Lenders and the Agents agree as follows:

                 (a) Payment of all of the Obligations and of all obligations of the Paging Entities arising under Interest Hedge Agreements owing to the Lenders or any Institutional Affiliate is secured by the Documentation Agent's security interest, for the benefit of the Agents and the Lenders, in the Collateral; and

                 (b) After the occurrence, and during the continuation, of an Event of Default, any proceeds of any collection or disposition by the Documentation Agent of the Collateral shall be applied, first, to the payment of all expenses incurred in connection with the collection or disposition of the Collateral (including fees of attorneys, who may be employees of the Documentation Agent, and legal expenses), second, to the payment of the Obligations ratably to each Lender in accordance with each Lender's pro rata share of the sum of (i) Total Outstandings plus (ii) obligations due and owing to any Lender or Institutional Affiliate under any Interest Hedge Agreement, and third, to the Notification Agent or as a court of competent jurisdiction may direct.

         12.15. Substitution of Lenders. In the event that any Lender (the "Affected Lender") has demanded compensation under Section 5.1 hereof or under the indemnity provisions of Section 7.10 hereof and so long as no Default or Event of Default exists, the Companies shall have the right (a) to request each remaining Lender (the "Non-Affected Lender") to assume its ratable share of such Affected Lender's share of the Commitment and all amounts owing to such Affected Lender in respect of the Revolving Loan under this Agreement and to purchase its ratable share of the Notes and Obligations of such Affected Lender; provided, however, that any such assumption and purchase by a Non-Affected Lender shall be in the sole discretion of such Non-Affected Lender, and (b) with the consent of the Agents (which such consent shall not be unreasonably withheld) to designate another financial institution as a substitute for such Affected Lender to purchase the Notes and Obligations of such Affected Lender and assume such Affected Lender's share of the Commitment and all amounts owing to such Affected Lender in respect of the Revolving Loan under this Agreement; provided, however that, notwithstanding the foregoing, the substitution of an Affected Lender pursuant to this Section shall not relieve the Companies of their obligations to such Affected Lender under Sections 5.1, 5.6, 7.10 and 12.3 hereof.

         12.16. Rate Provision. It is not the intention of any party to any Loan Documents to make an agreement violative of the laws of any applicable jurisdiction relating to usury. Regardless of any provision in any of the Loan Documents, no Lender shall ever be entitled to receive, collect or apply, as interest on the Obligations, any amount in excess of the Maximum Amount. If any Lender ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal and treated hereunder as such; and if principal is paid in full, any remaining excess shall be paid to the Notification Agent. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, the Paging Entities and the Lenders shall, to the maximum extent permitted under Applicable Laws, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest,
(ii) exclude voluntary prepayments and the effect thereof, and (iii) amortize, prorate, allocate and spread in equal parts the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term that the Obligations remain unpaid; provided that if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, the Lenders shall refund to the Notification Agent the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, no Lender shall be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Maximum Amount. This Section 12.16 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Documents.

         12.17. Determination by the Lenders Conclusive and Binding. Any material determination required or expressly permitted to be made by the Administrative Agent, the Documentation Agent or any Lender under this Agreement shall be made in its reasonable judgment and in good faith, and shall when made, absent manifest error, be conclusive and binding on all parties.

         12.18. Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

         12.19. Exception to Covenants. No Paging Entity shall be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

         12.20. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FIANL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         12.21. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE
OF TEXAS; PROVIDED, HOWEVER, THAT PURSUANT TO ARTICLE 5069-15.10(b), TITLE 79, REVISED CIVIL STATUTES OF TEXAS, 1925, AS AMENDED, IT IS AGREED THAT THE PROVISIONS OF CHAPTER 15, TITLE 79, REVISED CIVIL STATUTES OF TEXAS, 1925, AS AMENDED, SHALL NOT APPLY TO THE REVOLVING LOAN AND OBLIGATIONS, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. WITHOUT EXCLUDING ANY OTHER JURISDICTION, THE PAGING ENTITIES AGREE THAT THE STATE AND FEDERAL COURTS OF TEXAS LOCATED IN DALLAS, TEXAS SHALL HAVE JURISDICTION

OVER PROCEEDINGS IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN
DOCUMENTS.

         12.22. WAIVER OF JURY TRIAL. EACH OF THE PAGING ENTITIES, THE ADMINISTRATIVE AGENT, THE DOCUMENTATION AGENT, THE MANAGING AGENTS AND THE LENDERS HEREBY KNOWINGLY VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH LENDER ENTERING INTO THIS AGREEMENT AND MAKING ITS PORTION OF THE REVOLVING LOAN HEREUNDER.

         12.23. Survival of Representations and Warranties, etc. All representations and warranties made under Article VI of this Agreement and in the other Loan Documents shall be deemed to be made at and as of the Closing Date and at and as of the date of each Advance, and each shall be true and correct when made, except to the extent (a) previously fulfilled in accordance with the terms hereof, (b) applicable to a specific date or otherwise subsequently inapplicable, (c) previously waived in writing by the Majority Lenders with respect to any particular factual circumstance, or (d) deviations therefrom are specifically permitted by the terms of the Loan Documents. All such representations and warranties shall survive, and not be waived by, the execution hereof by any Lender, any investigation or inquiry by any Lender, or by the making of any portion of its Revolving Loan or Advance under this Agreement.

         12.24. Appointment of Notification Agent, Joint and Several Obligations; Senior Obligations of PageNet.

         (a) Each Company and each other Paging Entity appoints the Notification Agent as its true and lawful agent, to give and receive notices from the Agents and the Lenders hereunder and under the other Loan Documents, and authorizes the Managing Agents and the Lenders to give and receive notices to and from the Notification Agent on behalf of each Paging Entity.

         (b) All obligations and liabilities of each Company and each other Paging Entity hereunder and under the other Loan Documents shall be joint and several in nature. All obligations and liabilities of PageNet and the Companies hereunder and under the Loan Papers shall be senior in nature to all other indebtedness for borrowed money of PageNet and the Companies, and all documentation of each other indebtedness for borrowed money (including, without limitation, all indebtedness for borrowed money of PageNet) shall be subject to subordination terms and conditions, and subject to documentation, satisfactory to the Managing Agents.

         (c) Each Company and each other Paging Entity hereby waives any right by which it might be entitled to require suit on an accrued right of action in respect of any of the Obligation or require suit against the Paging Entities or any other Person, whether arising pursuant to Section 34.02 of the Texas Business and Commerce Code, as amended,
Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, Rule 31 of the Texas Rules of Civil Procedure, as amended, or otherwise.

         12.25. Amendment, Restatement, Extension, Renewal and Increase. This Agreement is a renewal, extension, amendment, increase and restatement of the Original Credit Agreement and, as such, except for the "Obligation" as defined in the Original Credit Agreement (which shall survive, be renewed, extended, increased and restated by the terms of this Agreement), all other terms and provisions supersede in their entirety the Original Credit Agreement. All subordination agreements, security agreements, pledge agreements, mortgages, and deeds of trust executed and delivered in connection with this Agreement are hereby ratified by each Paging Entity for and on behalf of the Lenders, and each such document or agreement shall supersede the subordination agreements, security agreements, pledge agreements, mortgages, and deeds of trust executed and delivered in connection with the Original Credit Agreement (the "Original Security Documents"), except for the Liens created under the Original Security Documents which shall remain valid, binding and enforceable Liens against each Paging Entity and each of the other Persons which granted such Liens as security for the Obligations hereunder.

                   REMAINDER OF PAGE LEFT BLANK INTENTIONALLY

                                                                      EXHIBIT A

NATIONSBANK(r)
NationsBank of Texas, N.A.
                                  STANDBY LETTER OF CREDIT
                                  APPLICATION AND AGREEMENT
- --------------------------------------------------------------------------------

NATIONSBANK OF TEXAS, N.A.

- -----------------------------------
- -----------------------------------                 Date -----------------------
- -----------------------------------
- -----------------------------------
(Herein called "Bank")

PLEASE ISSUE ON OUR BEHALF YOUR IRREVOCABLE LETTER OF CREDIT ("CREDIT") AND DELIVER VIA:

/ / Airmail   / / Full Cable   / / Airmail with Pre-Advice Cable    / / Courier
/ /
- ---------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------------
To Be Transmitted Through (Name and address of advising bank, if any)       For The Account of (Name and address of applicant)









(If not advising bank indicated, through any of Bank's correspondents or
  direct to Beneficiary)                                                     (Herein called "Obligor")
- ---------------------------------------------------------------------------------------------------------------------------------
In Favor of (Name and address of Beneficiary)                                Aggregate Amount of Credit


                                                                             U.S. $


                                                                             ----------------------------------------------------
                                                                             Expiration Date




                                                                             (Latest date drafts are to be presented at counters
(Herein called "Beneficiary")                                                of Bank)
- ---------------------------------------------------------------------------------------------------------------------------------
Available by the Beneficiary's Draft(s) Drawn on Bank at Sight and Accompanied by the Following:










- ---------------------------------------------------------------------------------------------------------------------------------
Special Instructions
1. Partial drawings are / / allowed.      / / prohibited.
2.



- ---------------------------------------------------------------------------------------------------------------------------------
Fees and Terms of Reimbursement
1. Commission is             % of the amount of the Credit or $                      / / per annum.    / / flat fee.
                ---------                                      ---------------------
2. Charge amounts due under this Agreement to Obligor's account #                    .
                                                                 -------------------
3. Maturity Date is the day Bank pays a draft under this Agreement or as provided below.


4. Annual Rate of Interest is the highest rate Bank may lawfully charge or as provided below.




- ---------------------------------------------------------------------------------------------------------------------------------

For purposes of this Standby Letter of Credit Application and Agreement, the terms have the meanings indicated in the boxes above and in the definitions below. In consideration of Bank's issuing on behalf of Obligor a Letter of Credit ("Credit") substantially conforming with this Standby Letter of Credit Application and Agreement ("Agreement"), Obligor hereby agrees as follows:

1. REIMBURSEMENT AND OTHER PAYMENTS. On demand, or if prior demand is not made on Maturity Date, Obligor promises to pay to the order of Bank at Bank's address shown above an amount equal to (i) the face amount of each draft drawn or purporting to be drawn under the Credit in United States currency, and (ii) the equivalent in United States currency of the face amount of each draft drawn or purporting to be drawn under the Credit in a currency other than that of the United States, such equivalent to be calculated on the basis of Bank's selling rate of exchange in effect (for the date on which Bank pays such draft or reimburses any of its correspondents which paid such draft) for cable transfers to the place where and in the currency in which such draft is payable; in United States currency (a) the amount of drafts drawn or purporting to be drawn under the Credit and (b) interest on any such amount from the date paid by Bank until the earlier of repayment by Obligor or Maturity Date at the Annual Rate of Interest calculated on the basis of a year of 360 days. Customer shall comply with any and all governmental exchange regulations now or hereafter applicable to any foreign exchange provided Bank pursuant to this Section 1, and shall indemnify and hold Bank harmless from any failure so to comply. If for any cause whatsoever, there exists at the time in question no rate of exchange generally current at Bank for effective cable transfer of the sort above provided for, Obligor agrees to pay Bank on demand an amount in United States dollars equivalent to the actual cost of settlement of Bank's obligation to the payor of the draft or acceptance or any holder thereof, as the case may be, and however and whenever such settlement may be made by Bank, including interest on the amount of dollars payable by Obligor from the date of payment of such draft or acceptance to the date of Obligor's payment to Bank at the rate customarily charged by Bank in like circumstances. Obligor further promises to pay commission, processing fees, and all costs and expenses incurred by Bank in connection with the Credit. In addition, and without limiting the generality of the foregoing, if any law, regulation or the interpretation thereof by any court or administrative or governmental authority shall either impose, modify or deem applicable any capital, reserve, insurance premium or similar requirement against letters of credit issued by Bank and the result thereof shall be to increase the cost to Bank of issuing or maintaining any letter of credit; then, on demand by Bank, Obligor further promises to pay to Bank, from time to time, additional amounts which shall be sufficient to compensate Bank for the portion of such increased costs allocable to the Credit. A written advice(s) setting forth in reasonable detail such costs incurred by Bank, submitted by Bank to Obligor from time to time, shall be conclusive, absent manifest error, as to the amount thereof.

Unpaid and past due amounts owed under the Agreement, including interest, shall bear interest at the highest rate Bank may lawfully charge. The maximum lawful interest rate determined under Texas law shall be the indicated rate ceiling as specified in TEX.REV.CIV.STAT.ANN., art 5069-1.04. If any other lawful rate exceeds said indicated rate ceiling, then the higher rate shall apply. The amount of interest payable shall in no event exceed the maximum amount Bank may lawfully charge on the Agreement. If the Annual Rate of Interest is stated in terms of Bank's Prime Rate, Prime Rate shall mean the Prime Interest Rate charged by Bank as announced or published by Bank from time to time and may not be the lowest interest rate charged by Bank. The Annual Rate of Interest shall change with each change in the Prime Rate as of the date of any such change without notice. In any contingency whatsoever, if Bank shall receive anything of value deemed interest under applicable law, the excessive interest shall be applied to the reduction of the unpaid amount which is due or refunded to Obligor.

2. ATTORNEY'S FEES. Obligor promises to pay, in addition to all other amounts due hereunder, all expenses incurred by Bank in connection with the Credit including but not limited to reasonable attorney's fees and court costs. Reasonable attorney's fees shall be ten per cent (10%) of the unpaid amount due, including interest, on the Agreement, unless either party shall plead and prove otherwise. If Bank is enjoined or restrained from payment of the Credit or from other action related to the Credit, Obligor also promises to pay reasonable attorney's fees and court costs related to such injunction or restraint.

3. ADDITIONAL TERMS. Obligor agrees that: (a) if partial drawings are permitted in the Agreement, Bank may honor the drafts without inquiry; (b) if Obligor requests or consents to any extension of the maturity or time for negotiation or presentation of drafts or documents, to any increase in the Aggregate Amount of Credit, or to any other modification of the terms of the Credit, then the Agreement shall be binding on Obligor as to such extension, increase, or other modification; (c) Bank may accept or pay any draft dated on or before the expiration of any time limit expressed in the Credit regardless of when drawn and when or whether negotiated, provided the other required documents are dated prior to, the Expiration Date of the Credit; (d) if Obligor, at any time prior to Expiration Date, shall pledge, assign, encumber or grant to any party other than Bank any of its property or assets as collateral security for existing indebtedness, Obligor shall grant to Bank a perfected security interest in such property or assets to the extent of the ratio that the Aggregate Amount of the Credit bears to the amount of such indebtedness; and (e) if at any time and from time to time Bank requires collateral (or additional collateral), Obligor will, on demand, assign and deliver to Bank as security for any and all obligations of Obligor now or hereafter existing under this Agreement, collateral of a type and value satisfactory to Bank or make such cash payment as Bank may require.

4. OTHER CONDITIONS. Obligor agrees that Bank shall not be responsible for (a) the validity, sufficiency or genuineness of documents or of any endorsements thereon even if such documents should in fact prove to be in any respect invalid, insufficient, fraudulent or forged; (b) failure of any draft to bear any reference or adequate reference to the Credit, or failure of documents to accompany any draft at negotiation, or failure of any person to note the amount of any draft on the reverse side of the Credit or to surrender or take up the Credit or to send forward documents apart from drafts as required by the terms of the Credit, each of which provisions, if contained in the Credit itself, it is agreed may be waived by Bank; (c) errors, omissions, interruptions or delays in transmission or delivery of any message by mail, cable, telegram, wireless or otherwise, whether or not they be in cipher; or (d) errors in translation or errors in interpretation of technical terms. Bank shall not be responsible for any act, error, neglect, default, omission, insolvency or failure in business of any correspondent or for any consequences arising from causes beyond Bank's control. Obligor further agrees that any action taken or omitted by Bank in connection with the Credit, if done in good faith, shall be binding on Obligor and shall not put Bank under any resulting liability to Obligor.

Bank shall not be liable for any failure by Bank or any one else to pay or accept any draft under the Credit, or for any loss or damage resulting from any declared or undeclared war, censorship, law, control or restriction rightfully or wrongfully exercised by any de facto or de jure domestic or foreign government or agency thereof, or from any other cause beyond Bank's control; and Obligor agrees to indemnify and hold Bank harmless from any claim, loss, liability or expense arising by reason thereof. If Obligor has included any language describing events or conditions in this Agreement that would not be possible for Bank to verify from the documents required to be presented under the credit, we understand that Bank is in no position to make any verification of such events or conditions and is therefore not responsible for verifying the compliance with such requirements. Bank will make payment under the credit provided all other conditions are met. Furthermore, if the term "Beneficiary" includes any successor of the named Beneficiary by operation of law or otherwise, Bank shall have no responsibility to determine that one who draws under the credit and represents himself to be a successor to the named Beneficiary is in fact a duly authorized successor.

5. EVENTS OF DEFAULT. If Obligor fails to pay, perform or discharge any obligation set forth in the Agreement or in any other agreement delivered by the Obligor to Bank, or if Obligor is in default in any manner under the terms and conditions of any other financial obligation, or upon the happening with respect to Obligor, an endorser or guarantor, of any of the following: the commencement of any proceeding, suit, or action for reorganization, dissolution, liquidation, suspension of Obligor's usual business; insolvency; the filing of a petition under any of the provisions of the Bankruptcy Act or amendment thereto; application for or appointment of a conservator, rehabilitator or receiver of Obligor or Obligor's property; death; issuance of an injunction or a warrant of attachment; entry of a judgment; making of any tax assessment by the United States or any state; the calling of a meeting of creditors; appointment of a committee of creditors or liquidating agent; offering a composition or extension to creditors; execution of any assignment for benefit of creditors; making or sending notice of an intended bulk sale; financial responsibility of any of them shall become impaired or unsatisfactory to Bank, then in any of such events the amounts owed or that could be owed under the Agreement, although contingent or not yet due, shall, without notice or demand, forthwith become and be immediately due and payable, notwithstanding any time or credit otherwise allowed thereunder, and Bank may at any time thereafter exercise its right of offset against any amounts which it may then be obliged to pay to Obligor.

6. NOTICES AND WAIVERS. Any notice to or demand on Obligor shall be deemed effective, if not first otherwise given or made, when forwarded by mail, telegraph, cable, radio, telephone or otherwise to the last address or telephone number of Obligor appearing in Bank's records with the same effect as if the same were actually delivered to and received by Obligor in person. Bank shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver whatever shall be valid unless in writing, signed by Bank, and then only to the extent therein set forth. A waiver by Bank of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Bank would otherwise have on any future occasion.

7. MODIFICATION. No term or provision of the Agreement can be changed orally, and no executory agreement shall be effective to modify or to discharge the Agreement unless such executory agreement is in writing and signed by Bank. All Bank's rights and remedies hereunder shall be cumulative and may be exercised singly or concurrently.

8. PRESENTATION OF DOCUMENTS WITHOUT DRAFTS. If the Credit issued by Bank will provide that the Credit will be available by presentation to Bank of the document described in the Agreement, unaccompanied by drafts, Obligor agrees that all reference herein to drafts, documents relative to drafts, and the presentation, acceptance for payment or payment of drafts shall refer to documents presented for payment without drafts, the presentation and acceptance thereof, and payment upon such presentation and that Obligor's obligations and Bank's rights, privileges and remedies hereunder shall be the same as though payments had been made upon presentation of drafts drawn under the Credit accompanied by the said documents.

9. GOVERNING LAW. The Credit shall be subject to the Uniform Customs and Practice for Documentary Credits, as published by the International Chamber of Commerce, and as revised from time to time ("UCPDC"). The Agreement shall be governed by the laws of the State of Texas.

10. RENEWAL PROVISION. In the case of Bank's issuance on behalf of Obligor of a Credit which renews automatically, Obligor hereby agrees that in the event it does not want such Credit to be renewed, it will request Bank in writing not to renew such Credit at least thirty (30) days prior to the notification period specified in the Credit. Obligor acknowledges that its failure to make a timely request for the non-renewal of such Credit may result in such Credit renewing automatically and hereby agrees that in such event Obligor shall have no claim or cause of action against Bank, or defense against payment under the Agreement, for Bank's renewal of such Credit.

11. OTHER PROVISIONS. If the Agreement is executed by two or more Obligors, it shall be the joint and several agreement of such Obligors. The Agreement shall bind Obligor and Obligor's heirs, executors, administrators, and successors; the Agreement shall inure to the benefit of Bank's successors and assigns.

The unenforceability or invalidity, as determined by a court of competent jurisdiction, of any provision of the Agreement shall not render unenforceable or invalid any other provision. The heading of sections herein are for convenience only and are not to be construed as part of the text of the Agreement.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN OBLIGOR AND BANK AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN OBLIGOR AND BANK. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OBLIGOR AND BANK.



- -----------------------------------------------------------         -----------------------------------------------------------
(Name of Obligor, or signature if Obligor is individual)            (Name of Obligor, or signature if Obligor is individual)



By:                                                                 By:
   --------------------------------------------------------            --------------------------------------------------------
   (Authorized Signature)                                              (Authorized Signature)



- -----------------------------------------------------------         -----------------------------------------------------------
(Title)                                                             (Title)
- -------------------------------------------------------------------------------------------------------------------------------
Describe Underlying Transaction                                     (For Bank Use Only)


- -------------------------------------------------------------------------------------------------------------------------------
Account Officer                      Bank Counsel (When over $50,000):


- -------------------------------------------------------------------------------------------------------------------------------

                                   EXHIBIT B

                           ASSIGNMENT AND ACCEPTANCE

                              Dated ______________

         Reference is made to the Second Amended and Restated Credit Agreement dated as of ____________________, 1996 (as amended, restated, or otherwise modified from time to time, the "Credit Agreement") among Paging Network, Inc., a Delaware corporation ("PageNet"), certain Subsidiaries of PageNet, the Lenders parties thereto, NationsBank of Texas, N.A., as Documentation Agent and as a Lender (the "Documentation Agent"), The First National Bank of Boston and Chase Securities Inc, as Co-Syndication Agents and as Lenders, and Toronto Dominion (Texas), Inc., as the Administrative Agent and as a Lender (the "Administrative Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

         ____________________ ("Assignor") and __________________ ("Assignee")
agree as follows:

         1. Assignor hereby sells and assigns to Assignee without recourse or warranty, and Assignee hereby purchases and assumes from Assignor, a _________% interest in and to all of Assignor's rights and obligations under the Credit Agreement as of the Effective Date (as defined below), [with respect to such percentage interest in Assignor's portion of the Commitment as in effect on the Effective Date], and the Notes held by Assignor, subject to the terms and conditions of this Assignment and Acceptance.

         2. Assignor (a) represents and warrants that (i) as of the date hereof [the aggregate amount of its portion of the Commitment (without giving effect to assignments thereof which have not yet become effective) is $_________], [as of the date hereof, the outstanding principal amount of Advances owing to it (without giving effect to assignments thereof which have not yet become effective) is $_________,] and (ii) it is the legal and beneficial owner of the interest being assigned by it hereunder; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties, or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Credit Agreement, the Loan Documents, or any other instrument or document furnished pursuant thereto or (ii) the financial condition of the Company or the performance or observance by the Company of any of its obligations under the Credit Agreement, the Loan Documents, or any other instrument or document furnished pursuant thereto; and
(c) attaches the Notes referred to in Paragraph 1 above to exchange such Notes for new Notes as follows: _____________________________________.

         3. Assignee (a) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to in Section 8.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;
(b) agrees that it will, independently and without reliance upon the Documentation Agent, the Administrative Agent, Assignor, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement, the other Loan Documents, and this Assignment and Acceptance as are delegated to the Administrative Agent by the terms thereof and hereof, together with such powers as are reasonably incidental thereto and hereto; (d) agrees that it will perform in accordance with its terms all of the obligations which by the terms of the Credit Agreement, the other Loan Documents, and this Assignment and Acceptance are required to be performed by it as a Lender; (e) specifies the addresses set forth in Schedule I attached hereto as its address for the receipt of notices; and (f) if it is not a United States Person, attaches the forms prescribed by the Internal Revenue Service certifying as to Assignee's status for purposes of determining exception from United States withholding taxes with respect to all payments to be made to Assignee under the Credit Agreement, the other Loan Documents, and this Assignment and Acceptance or such other documents as are necessary to indicate that all such payments are subject to such taxes at a rate reduced by an applicable tax treaty.

         4. The effective date for this Assignment and Acceptance shall be (the "Effective Date").

         5. Upon remittance of the $3,500 processing fee to the Administrative Agent and the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (b) Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

         6. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA. WITHOUT EXCLUDING ANY OTHER JURISDICTION, ASSIGNEE AGREES THAT THE COURTS OF TEXAS WIN HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION HEREWITH.

         7. Assignee's Revolving Loan Specified Percentage shall be __________%. As of the Effective Date, Assignor's Revolving Loan Specified Percentage shall be __________%.

         8. This Assignment and Acceptance may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

                                            [ASSIGNOR]


                                            By:
                                                 -----------------------------

                                                 -----------------------------

                                                 -----------------------------

                                            [ASSIGNEE]


                                            By:
                                                 -----------------------------
                                            Its:
                                                 -----------------------------

                                                 -----------------------------

Accepted this ___ day of ________

NATIONSBANK OF TEXAS, N.A.,
as Documentation Agent and
as a Lender

By:
     ---------------------
Its:
     ---------------------

TORONTO DOMINION (TEXAS), INC.,
as Administrative Agent and
as Lender

By:
     ---------------------
Its:
     ---------------------

                                   Schedule I

                               ASSIGNEE'S ADDRESS

1.       Address for the Advances and Receipt of Notices

2.       Initial LABOR Lending Office

                                   EXHIBIT C

                                PROMISSORY NOTE

______________                   Dallas, Texas:                  June ___, 1996


         ON OR BEFORE December 31, 2004, the undersigned, for value received, hereby promises to pay jointly and severally to the order of _______________________________ (the "Lender") the lesser of the principal sum of _________________________ DOLLARS (________________) or the aggregate unpaid principal amount of all Loans made by the Lender to the undersigned pursuant to
Section 2.1 of the Credit Agreement hereinafter referred to (as amended, modified or restated from time to time, the "Agreement"), in immediately available funds at the main office of TORONTO DOMINION (TEXAS), INC., as Administrative Agent, in Houston, Texas, together with interest on the unpaid principal amount hereof at rates and on the dates set forth in the Agreement. The undersigned shall make payments of principal and interest as are required to be made under the terms of the Agreement.

         The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

         This note is one of the Revolving Loan Notes issued pursuant to, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement dated as of June _, 1996 among Paging Network, Inc., the undersigned, NationsBank of Texas, N.A., as Documentation Agent and as a Lender, Toronto Dominion (Texas), Inc., as an Administrative Agent and as a Lender, The First National Bank of Boston and Chase Securities Inc, as Co-Syndication Agents and each as a Lender, and the Lenders named therein, to which Agreement, reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured pursuant to certain Security Documents, all as more fully described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

                                PAGING NETWORK FINANCE CORP.
                                PAGING NETWORK EQUIPMENT COMPANY, INC.
                                PAGING NETWORK OF ALASKA, INC.
                                PAGING NETWORK OF AMERICA, INC.
                                PAGING NETWORK OF ARIZONA, INC.
                                PAGING NETWORK OF ATLANTA, INC.
                                PAGING NETWORK OF COLORADO, INC.
                                PAGING NETWORK OF DALLAS/FORT WORTH, INC.

                                PAGING NETWORK OF FLORIDA, INC.
                                PAGING NETWORK OF HARTFORD/SPRINGFIELD, INC.
                                PAGING NETWORK OF HAWAII, INC.
                                PAGING NETWORK OF ILLINOIS, INC.
                                PAGING NETWORK OF KANSAS CITY, INC.
                                PAGING NETWORK OF LAS VEGAS, INC.
                                PAGING NETWORK OF LOS ANGELES, INC.
                                PAGING NETWORK OF LOUISIANA, INC.
                                PAGING NETWORK OF MASSACHUSETTS, INC.
                                PAGING NETWORK OF MICHIGAN, INC.
                                PAGING NETWORK OF MINNESOTA, INC.
                                PAGING NETWORK OF NEW JERSEY, INC.
                                PAGING NETWORK OF NEW MEXICO, INC.
                                PAGING NETWORK OF NEW YORK, INC.
                                PAGING NETWORK OF NORTH CAROLINA, INC.
                                PAGING NETWORK OF NORTHERN CALIFORNIA, INC.
                                PAGING NETWORK OF OHIO, INC.
                                PAGING NETWORK OF OKLAHOMA, INC.
                                PAGING NETWORK OF OMAHA, INC.
                                PAGING NETWORK OF OREGON, INC.
                                PAGING NETWORK OF ORLANDO, INC.
                                PAGING NETWORK OF PHILADELPHIA, INC.
                                PAGING NETWORK OF SAN ANTONIO, INC.
                                PAGING NETWORK OF SAN FRANCISCO, INC.
                                PAGING NETWORK SERVICES, INC.
                                PAGING NETWORK OF TENNESSEE, INC.
                                PAGING NETWORK OF UTAH, INC.
                                PAGING NETWORK OF VIRGINIA, INC. (DELAWARE
                                CORP.)
                                PAGING NETWORK OF VIRGINIA, INC. (VIRGINIA
                                CORP.)
                                PAGING NETWORK OF WASHINGTON, INC.
                                PAGING NETWORK OF WESTCHESTER, INC.
                                PAGING NETWORK OF WEST TEXAS, INC.
                                PAGING NETWORK - ATLANTIC REGION, INC.
                                PAGING NETWORK - CENTRAL REGION, INC.
                                PAGING NETWORK - NORTHEASTERN REGION, INC.
                                PAGING NETWORK - NORTHWESTERN REGION, INC.
                                PAGING NETWORK - SOUTHERN REGION, INC.

                                PAGING NETWORK SOUTHEASTERN REGION, INC.
                                PAGING NETWORK SOUTHWESTERN REGION, INC.
                                PAGING NETWORK SATELLITE COMPANY, INC.


                                ----------------------------------------------
                                By:     Kenneth W. Sanders
                                Their:  Senior Vice President - Finance

Schedule attached to Promissory Note dated as of June __, 1996

                        LOANS AND PAYMENTS OF PRINCIPAL

                 Principal        Maturity         Amount of                 Unpaid
                 Amount           of Interest      Principal                 Principal        Notation
Date             of Loan          Period           Paid/Prepaid              Balance          Made By


                                   EXHIBIT D

                                     NOTICE
                                 OF ASSIGNMENT

To:              PAGING NETWORK FINANCE CORP.
                 4965 Preston Park Boulevard, Suite 500
                 Plano, Texas 75093
                 Attention: ________________

                 NATIONSBANK OF TEXAS, N.A.,
                  as Documentation Agent
                 and Lender
                 901 Main Street, 64th Floor
                 Dallas, Texas 75202

                 TORONTO DOMINION (TEXAS), INC.,
                  as Administrative Agent
                 and Lender
                 909 Fannin, Suite 1700
                 Houston, Texas 77010
                 Attention: Sophia D. Sgarbi, Manager

From: [NAME OF ASSIGNOR]

                 [NAME OF ASSIGNEE]

                         __________________, 19______

                 1. We refer to the Second Amended and Restated Credit Agreement, dated as of ______________________, 1996 (which, as it may be amended, modified, or restated from time to time, is herein called the "Credit Agreement") among Paging Network, Inc. ("PageNet"), certain Subsidiaries of PageNet party thereto (the "Companies"), certain banks party thereto (each a "Lender"), including __________________ (the "Assignor"), Toronto Dominion (Texas), Inc., as Administrative Agent and a Lender, NationsBank of Texas, N.A., as Documentation Agent and a Lender, The First National Bank of Boston and Chase Securities Inc as Co-Syndication Agents and as Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

                 2. This Notice of Assignment (this "Notice") is given and delivered to the Company and the Agents pursuant to Section 12.10 of the Credit Agreement.

                 3.       The Assignor and ___________________________________
(the "Assignee") have entered into an Assignment Agreement, dated as of ____________________________, 19 _______, pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor, an undivided interest in and to all of the Assignor's rights and obligations under the Credit Agreement such that Assignee's percentage of the Commitment shall equal __________% The Effective Date (the "Effective Date") shall be the later of ___________________________, 19______ or two Business
Days (or such shorter period agreed to by the Agents) after receipt of this Notice of Assignment and any consents and fees required by the Credit Agreement have been delivered to the Agents, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

                 4. As of this date, the Revolving Loan Specified Percentage of the Assignor is __________%. As of the Effective Date, the Revolving Loan Specified Percentage of the Assignor will be ____________% (as such percentage may be reduced or increased by assignments which become effective prior to the assignment to the Assignee becoming effective).

                 5. The Assignor and the Assignee hereby give to Paging Network Finance Corp. or other Paging Entity designated by each of the Companies to be the Notification Agent pursuant to the Credit Agreement and the Agents notice of the assignment and delegation referred to herein. The Assignor will confer with the Agents before __________________, 19 _______ to determine if the Assignment Agreement will become effective on such date pursuant to
Section 3 hereof, and will confer with the Agents to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agents if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Agents, the Assignor will give the Agents written confirmation of the occurrence of the Effective Date.

                 6. The Assignee hereby accepts and assumes the assignment and delegation referred to herein and agrees as of the Effective Date (i) to perform fully all of the obligations under the Credit Agreement and Loan Documents which it has hereby assumed and (ii) to be bound by the terms and conditions of the Credit Agreement as if it were a "Lender".

                 7. The Assignor and the Assignee request and agree that any payments to be made by the Agents to the Assignor on and after the Effective Date shall, to the extent of the assignment referred to herein, be made entirely to the Assignee, it being understood that the Assignor and the Assignee shall make between themselves any desired allocations.

                 8. The Assignor or the Assignee shall pay to the Administrative Agent, on or before the Effective Date the processing fee of $3,500 required by Section 12.10(b) of the Credit Agreement.

                 9. The Assignor and the Assignee request and direct that the Documentation Agent prepare and cause the Company to execute and deliver
(i) to the Assignor, ***[a]*** replacement Note***[s]*** payable to the Assignor and (ii) to the Assignee, ***[a] [new] [replacement]*** Note***[s]*** payable to the Assignee. The Assignor ***[and the Assignee each]*** agree***[s]*** to deliver to the Documentation Agent the original Note received by it from the Company upon its receipt of ***[a]*** new Note***[s]***.

                 10. The Assignee advises the Agents that the address listed below is its address for notices under the Credit Agreement:

                          -------------------------

                          -------------------------

                          -------------------------


ASSIGNOR                                        ASSIGNEE


By:                                             By:
       -------------------------                       -------------------------

Title:                                          Title:
       -------------------------                       -------------------------

[applicable only if no Event of Default has occurred and is continuing, and only with respect to a Purchaser (which is not a Lender or an Affiliate) of any interest under the Loan Documents other than with respect to an assignment of an interest with respect to any of the Letters of Credit or Applications:]

Consented and Agreed
as of _____ day of

PAGING NETWORK FINANCE CORP.

By:
   --------------------------
Title:
      -----------------------

                                   EXHIBIT E

                             COMPLIANCE CERTIFICATE

                                                         DATE: _________________

TO:      Each of the Lenders signatory to the Credit Agreement described below

         This Certificate is furnished pursuant to and in satisfaction of the requirements of Section 8.l(c) of the Second Amended and Restated Credit Agreement, dated as of June _, 1996 (as amended and modified from time to time, the "Credit Agreement"), among Paging Network, Inc. ("PageNet"), certain Subsidiaries of PageNet (the "Companies"), the Lenders party thereto, Toronto Dominion (Texas), Inc., as the Administrative Agent and as a Lender, NationsBank of Texas, N.A., as Documentation Agent and as a Lender, The First National Bank of Boston, and Chase Securities as Co- Syndication Agents and as Lenders. AR capitalized terms used herein and not otherwise defined herein are defined in the Credit Agreement. For purposes hereof, section references herein related to sections of the Credit Agreement, and bracketed amounts or ratios refer to the maximum or minimum amounts or ratios required under the relevant sections of the Credit Agreement.

         1. Covenant Calculations. The undersigned chief financial officer or corporate controller of PageNet hereby certifies that the following computations are true, complete and correct:

9.3      Total Leverage Ratio

(a)      Total Debt

         1)        obligations for borrowed money           $_________

         2)        letter of credit reimbursement
                   obligations                              $_________

         3)        obligations representing the deferred
                   purchase price of services or property   $_________

         4)        obligations, whether or not assumed,
                   secured by Liens                         $_________

         5)        obligations which are evidenced by
                   notes, acceptances, or other similar
                   instruments                              $_________

         6)        Capitalized Lease Obligations            $_________

         7)        obligations pursuant to a Guaranty       $_________

         Total Debt
         (a) (1) + (2) + (3) + (4) + (5) + (6) + (7)                   $________

(b)      Annualized Operating Cash Flow

         1)      consolidated pre-tax net income or
                 loss                                       $_________

         2)      depreciation expense                       $_________

         3)      amortization expense                       $_________

         4)      interest expense                           $_________

         5)      cash dividends or cash payments on
                 Preferred Stock                            $_________

         6)      amortized costs and expenses in
                 connection with interest rate caps or
                 swaps                                      $_________

         7)      fees paid not already included in
                 interest expense                           $_________

         8)      non cash charges                           $_________

         9)      extraordinary losses                       $_________

         10)     extraordinary gains                        $_________

         Annualized Operative Cash Flow
         (b)(1) + (2) + (3) + (4) + (5) + (6) + (7) + (8) +
         (9)-(10)x4                                                   $_________

         Total Leverage Ratio
         (a) to (b)                                                   _____ to 1

Required

Closing Date through June 30, 2000                          6.50 to 1.00
July 1, 2000 and thereafter                                 5.50 to 1.00

9.4      Senior Debt to Annualized Cash Flow

(a)      Senior Debt

         1)      (See 9.3 (a)(1)+(2)+(3)+(4)+
                 (5) +(6) +(7)                              $_________

         2)      Subordinated Indebtedness                  $_________

         Senior Debt
         (a)(1)-(2)                                                   $_________

(b)      Annualized Operating Cash Flow (See 9.3(b)
         above)                                                       $_________

         Senior Debt to Annualized Cash Flow
         (a) to (b)                                                   _____ to 1

Required

Closing Date through December 31, 1996
January 1, 1997 through December 30, 1997                   4.50 to 1.00
January 1, 1998 through December 31, 1998
January 1, 1999 through December 31, 1999                   4.00 to 1.00
January 1, 2000 and thereafter
                                                            3.50 to 1.00

                                                            3.00 to 1.00
                                                            2.50 to 1.00

9.5      Pro Forma Debt Service Ratio

(a)      Annualized Operating Cash Flow (see 9.3(b)
         above)                                             $_________

(b)      Pro Forma Debt Service

         1)      interest expense on Total Debt for the
                 succeeding 12 months (excluding
                 amortization of debt issuance costs)
                                                            $_________

         2)      cash dividends or cash payments on
                 Preferred Stock for the succeeding 12
                 months
                                                            $_________

         3)      amortized costs and expenses in
                 connection with interest rate caps or
                 swaps
                                                            $_________

         4)      fees paid not already included in
                 interest expense
                                                            $_________

         5)      principal payments on Indebtedness
                 and mandatory redemptions on
                 Preferred Stock for the succeeding 12
                 months
                                                            $_________

         Pro Forma Debt Service
         (1)+(2)+(3)+(4)+(5)                                          $_________

Annualized Cash Flow to Pro Forma Debt Service
Coverage Ratio
(a) to (b)                                                  _____ to 1

Required

         1.50 to 1

9.6      Interest Coverage

(a)      Operating Cash Flow                                $_________

         1)      [See
                 9.3(b)(1)+(2)+(3)+(4)+(5)+(6)+(7)
                 +(8)+(9)+(10)]

         TOTAL

(b)      Interest Expense For the Most Recently
         Completed Three Month Period

         1)      interest expense on Total Debt
                                                            $_________

         2)      cash dividends or cash payments on
                 Preferred Stock                            $_________

         3)      amortization costs and expenses in
                 connection with interest rate caps and
                 swaps                                      $_________

         4)      fees paid not already included in
                 interest expense                           $_________

         5)      principal payments on indebtedness
                 and mandatory redemptions of
                 Preferred Stock                            $_________

         Interest Coverage
         (a) to (b)(l)+(2)+(3)+(4)+(5)                      _____ to 1


                                                                      $_________

Required

         Closing Date through December 31, 1997             1.50 to 1.00

         January 1, 1998 and thereafter                     2.00 to 1.00

9.7      Capital Expenditures                                         $_________

Permitted

1996                                                        $500,000,000
1997                                                        $700,000,000
1998                                                        $600,000,000
1999                                                        $650,000,000
thereafter

[plus in fiscal year 1996 only, the amounts actually received by the Companies from the issuance by Page Net of $400,000,000 Senior Subordinated
Notes in July of 1995.
                                                            $_________

[plus beginning in 1997 the lesser of 15% of the amount permitted to be expended (which for fiscal year 1997 only, shall include any unused amounts actually received by the Companies from the issuance by PageNet of $400,000,000 Senior
Subordinated Notes on July of 1995)
                                                            $_________


         2. The undersigned chief financial officer or corporate controller certifies to you as follows:

         (a) I am, and at all times mentioned herein have been, the duly elected chief financial officer or corporate controller.

         (b) I have reviewed the provisions of the Credit Agreement and the other Loan Documents, and a review of the activities of PageNet and the Companies during the period from __________________, 19 _____ to _______________, 19 _____ (the
                 "Reporting Period") has been made under my supervision with a view toward determining whether, during the Reporting Period, each of PageNet and the Companies has kept, observed, performed and fulfilled all its obligations under the Credit Agreement and such Loan Documents.

         (c) The representations and warranties made in the Loan Documents are true and correct in all material respects as of the date hereof as though made at and as of the date hereof, except for such representations and warranties which relate to a particular date, and no Default or Event of Default has occurred or is continuing or is imminent. [Or, if this statement cannot be made, a statement describing why this statement cannot be made.]

         This Compliance Certificate is executed and delivered on the _____________ day of ________________________, 19___.

                                      By:
                                          ---------------------------------

                                          ----------------, ---------------
                                           (Print Name)     (Print Title)